Exhibit 10.1

EXECUTION VERSION

CREDIT AND GUARANTY AGREEMENT

DATED AS OF DECEMBER 31, 2012

AMONG

PERNIX THERAPEUTICS HOLDINGS, INC.,

MIDCAP FUNDING V, LLC,

as Administrative Agent, as a Lender and

as Co-Bookrunner and Sole Lead Arranger,

BUSINESS DEVELOPMENT CORPORATION OF AMERICA,

as Co-Bookrunner

AND

THE ADDITIONAL LENDERS

FROM TIME TO TIME PARTY HERETO

-i-

-ii-

-iii-

-iv-

ANNEXES, EXHIBITS AND SCHEDULES

ANNEXES

Annex A	—	Commitment Annex
Annex B	—	Closing Checklist

EXHIBITS

Exhibit A	—	Assignment Agreement
Exhibit B	—	Excess Cash Flow Certificate
Exhibit C	—	Compliance Certificate
Exhibit D	—	Borrowing Availability Certificate
Exhibit E	—	Notice of Borrowing
Exhibit F	—	Payment Notification

SCHEDULES

Schedule 1.1 Schedule 3.1	— —	Products Existence, Organizational Identification Numbers, Foreign Qualification, Prior Names
Schedule 3.4	—	Capitalization
Schedule 3.6	—	Litigation
Schedule 3.15	—	Brokers
Schedule 3.17	—	Material Contracts
Schedule 3.18	—	Environmental Compliance
Schedule 3.19	—	Intellectual Property
Schedule 3.20 Schedule 3.24	— —	Owned Real Estate Compliance of Products
Schedule 5.1	—	Debt
Schedule 5.2	—	Liens
Schedule 5.3	—	Contingent Obligations
Schedule 5.8	—	Investments
Schedule 5.9	—	Affiliate Transactions
Schedule 5.13	—	Business Description

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CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT is entered into as of December 31, 2012 among, Pernix Therapeutics Holdings, Inc., a Maryland corporation (“Borrower”), the Guarantors (as hereinafter defined) from time to time party hereto, the Lenders (as hereinafter defined) from time to time party hereto, MidCap Funding V, LLC, as a Lender and as Administrative Agent, Co-Bookrunner and Sole Lead Arranger.

RECITALS:

WHEREAS, Borrower is acquiring (the “Acquisition”) all of the issued and outstanding capital stock of Cypress Pharmaceuticals, Inc., a Mississippi corporation (“Cypress”); and

WHEREAS, the Acquisition is being consummated pursuant to the terms of that certain Securities Purchase Agreement dated as of November 13, 2012, among Borrower, Cypress, all of the stockholders of Cypress and an individual acting as agent for such stockholders (as amended or otherwise modified to the date hereof, the “Purchase Agreement”); and

WHEREAS, Borrower desires that Lenders extend certain term credit and revolving credit facilities to Borrower to provide funds necessary to pay a portion of the consideration due and owing in connection with the consummation of the Acquisition in accordance with the provisions of the Purchase Agreement and to provide working capital financing for Borrower; and

WHEREAS, Borrower desires to secure all of its Obligations under the Financing Documents by granting to Administrative Agent, for the benefit of Administrative Agent and Lenders, a first priority perfected Lien upon substantially all of its assets, including all of the outstanding capital stock or other equity securities of each Subsidiary of Borrower; and

WHEREAS, each Subsidiary of Borrower is willing to guaranty all of the Obligations of Borrower to Lenders under the Financing Documents, and to grant to Administrative Agent, for the benefit of Administrative Agent and Lenders, a first priority perfected Lien upon substantially all of its assets, including all of the outstanding capital stock or other equity securities of its Subsidiaries.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, Guarantors, Lenders and Administrative Agent agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Defined Terms.

The following terms have the following meanings:

“Account Debtor” means “account debtor”, as defined in Article 9 of the UCC.

“Accounts” means “accounts” (as defined in Article 9 of the UCC), including without limitation any and all rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.

“Acquisition” has the meaning provided in the Recitals to this Agreement.

“Acquisition Documents” means the Purchase Agreement, including the exhibits and schedules thereto, and all agreements, documents and instruments executed and delivered pursuant thereto or in connection therewith.

“Acquisition Pro Forma” has the meaning set forth in Section 5.8(b).

“Acquisition Projections” has the meaning set forth in Section 5.8(b).

“Additional Titled Agents” has the meaning set forth in Section 11.15.

“Adjusted EBITDA” has the meaning provided in the Compliance Certificate.

“Administrative Agent” means MidCap in its capacity as administrative agent for the Lenders hereunder, as such capacity is established and subject to the provisions of Article 11, and the successors of MidCap in such capacity.

“Affected Lender” has the meaning set forth in Section 12.6(c).

“Affiliate” means with respect to any Person (i) any Person that directly or indirectly controls such Person, (ii) any Person which is controlled by or is under common control with such controlling Person, and (iii) each of such Person’s (other than, with respect to any Lender, any Lender’s) officers or directors (or Persons functioning in substantially similar roles) and the spouses, parents, descendants and siblings of such officers, directors or other Persons. As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to vote ten percent (10%) or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Payments” has the meaning set forth in Section 10.6.

“Agreement” means this Credit and Guaranty Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

“Applicable Margin” means, with respect to (a) Revolving Loans that, by the terms of this Agreement, bear interest based upon the Base Rate, 6.50% per annum, (b) Term Loans, during any period that, by the terms of this Agreement, bear interest based upon the Base Rate, 6.50% per annum, and (c) Revolving Loans that are LIBOR Loans, Term Loans that are LIBOR Loans and all other Obligations, 7.50% per annum.

“Applicable Multiple” means (i) from the Closing Date through March 30, 2013, 3.75 and (ii) for each date of determination thereafter, the maximum permitted Total Debt to Adjusted EBITDA Ratio, expressed as the quotient of such ratio, for the most recently specified test date set forth in Section 6.3 as of or prior to such date of determination.

“Approved Fund” means any (i) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (i) and that, with respect to each of the preceding clauses (i) and (ii), is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Asset Disposition” means any sale, lease, license, transfer, assignment or other consensual disposition by any Credit Party of any asset, but excluding (i) dispositions of Inventory in the Ordinary Course of Business, (ii) dispositions of Cash Equivalents, (iii) the sale, lease or transfer of property by a Credit Party to any other Credit Party, (iv) the issuance of equity interest by a Credit Party, (v) the abandonment or other disposition of Intellectual Property that is not material and is no longer used or useful in any material respect in the business of any Credit Party or any of its Subsidiaries, (vi) grants in the Ordinary Course of Business by any Credit Party or any of their Subsidiaries after the date hereof of a non-exclusive license of any Intellectual Property, (vii) the leasing, occupancy agreements or sub-leasing of real property or equipment in the Ordinary Course of Business that would not interfere with the required use of such real property or equipment by any Credit Party or any of its Subsidiaries, and (viii) transfers of condemned real property as a result of the exercise of “eminent domain” or other similar policies to the respective governmental authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise).

“Assignment Agreement” means an agreement substantially in the form of Exhibit A hereto.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.

“Base LIBOR Rate” means, for each Interest Period, the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of such Interest Period or, if such day is not a Business Day on the preceding Business Day) in the amount of $1,000,000 are offered to major banks in the London interbank market on or about 11:00 a.m. (Washington DC time) two (2) Business Days prior to the commencement of such Interest Period, for a term comparable to such Interest Period, which determination shall be conclusive in the absence of manifest error.

“Base Rate” means a per annum rate of interest equal to the greater of (i) 2.50% per annum and (ii) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate,” with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate; provided that Agent may, upon prior written notice to Borrower, choose a reasonably comparable index or source to use as the basis for the Base Rate.

“Blocked Person” means any Person: (i) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (ii) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (iii) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (iv) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; or (v) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower” has the meaning set forth in the preamble to this Agreement. If there is more than one Borrower entity, then the term “Borrower” shall mean the singular and the collective reference to any or all entities constituting or comprising Borrower, as the context may require.

“Borrowing Availability” means, as of any date of calculation, (i) the product of (a) Adjusted EBITDA multiplied by (b) the Applicable Multiple as of such date minus (ii) outstanding Total Debt (other than Revolving Loan Outstandings and Letter of Credit Liabilities). For purposes of calculating the Borrowing Availability as of any date of calculation, Adjusted EBITDA shall be calculated for the twelve (12) month period ending on the date for which a Compliance Certificate was most recently delivered to Administrative Agent; provided that for any date of calculation prior to March 30, 2013, Adjusted EBITDA (without giving effect to the consummation of any Permitted Acquisitions) shall be deemed to be $12,589,000.

“Borrowing Availability Certificate” means a certificate, duly executed by a Responsible Officer, appropriately completed and substantially in the form of Exhibit D hereto.

“Business Day” means any day except a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which commercial banks in Washington DC are authorized by law to close and, in the case of a Business Day which relates to a LIBOR Loan, a day on which dealings are carried on in the London interbank eurodollar market.

“Capital Expenditures” has the meaning provided in the Compliance Certificate; provided, that, solely for purposes of Section 6.1, no expenditures to acquire assets pursuant to a Permitted Acquisition shall constitute Capital Expenditures.

“Capital Lease” of any Person means any lease of any property by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents” means any Investment in (i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof with a maturity date of no more than one (1) year from the date of acquisition, (ii) commercial paper with a duration of not more than nine (9) months rated at least A-1 by Standard & Poor’s Ratings Service and P-1 by Moody’s Investors Service, Inc., which is issued by a Person (other than any Credit Party or an Affiliate of any Credit Party) organized under the laws of any State of the United States or of the District of Columbia, (iii) time deposits, certificates of deposit and banker’s acceptances with a duration of not more than six (6) months issued by any office located in the United States of any bank or trust company which is organized under the laws of the United States or any State thereof, or is licensed to conduct a banking business in the United States, and has capital, surplus and undivided profits of at least $500,000,000 and which issues (or the parent of which issues) certificates of deposit or commercial paper with a rating described in clause (ii) above, (iv) repurchase agreements and reverse repurchase agreements with a duration of not more than 30 days with respect to securities described in clause (i) above entered into with an office of a bank or trust company meeting the criteria specified in clause (iii) above, or (v) any money market or mutual fund which invests only in the foregoing types of investments, has portfolio assets in excess of $5,000,000,000, complies with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940 and is rated AAA by Standard & Poor’s Ratings Service and Aaa by Moody’s Investors Service, Inc.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq.

“Closing Checklist” means Annex B to this Agreement.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property, now existing or hereafter acquired, mortgaged or pledged to, or purported to be subjected to a Lien in favor of, Administrative Agent, for the benefit of Administrative Agent and Lenders, pursuant to the Security Documents.

“Commitment Annex” means Annex A to this Agreement.

“Commitment Expiry Date” means December 31, 2017.

“Compliance Certificate” means a certificate, duly executed by a Responsible Officer, appropriately completed and substantially in the form of Exhibit C hereto.

“Consolidated Subsidiary” means at any date any Subsidiary or other Person the accounts of which would be consolidated with those of Borrower (or any other Person, as the context may require hereunder) in its consolidated financial statements if such statements were prepared as of such date.

“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person: (i) with respect to any debt, lease, dividend or other obligation of another Person if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such liability will be protected, in whole or in part, against loss with respect thereto; (ii) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (iii) under any Swap Contract, to the extent not yet due and payable; (iv) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (v) for any obligations of another Person pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determinable amount, the maximum amount so guaranteed or otherwise supported.

“Controlled Group” means all members of a group of corporations and all members of a group of trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Contributing Guarantors” has the meaning set forth in Section 10.6.

“Credit Exposure” means any period of time during which the Revolving Loan Commitment is outstanding or any Loan, Reimbursement Obligation or other Obligation remains unpaid or any Letter of Credit or Support Agreement remains outstanding; provided, that no Credit Exposure shall be deemed to exist solely due to the existence of contingent indemnification liability, absent the assertion of a claim with respect thereto.

“Credit Party” means any of Borrower and any Subsidiary of Borrower, whether now existing or hereafter acquired or formed; and “Credit Parties” means all such Persons, collectively.

“Cypress” has the meaning provided in the Recitals to this Agreement.

“DEA” means the Drug Enforcement Administration of the United States of America and any successor agency thereof.

“Debt” of a Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid on a timely basis in the Ordinary Course of Business, (iv) all Capital Leases of such Person, (v) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (vi) all equity securities of such Person subject to repurchase or redemption otherwise than at the sole option of such Person, (vii) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (viii) cash “earnouts” and similar payment obligations of such Person, (ix) all net obligations and liabilities under Swap Contracts to the extent due and payable and (x) all Debt of others Guaranteed by such Person. Without duplication of any of the foregoing, Debt of Borrower shall include any and all Loans and Letter of Credit Liabilities.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means the rate of interest determined pursuant to Section 8.4.

“Defaulted Lender” means, (i) so long as such failure shall remain in existence and uncured, any Lender which shall have failed to make any Loan or other credit accommodation, disbursement or reimbursement required pursuant to the terms of any Financing Documents or (ii) any Lender that has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding under the Bankruptcy Code or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Deposit Account” means a “deposit account” (as defined in Article 9 of the UCC), investment account or other account in which funds are held or invested for credit to or for the benefit of Borrower.

“DESI” has the meaning set forth in Section 3.24(b).

“Domestic Subsidiary” means a Subsidiary organized, incorporated or otherwise formed under the laws of the United States or any State thereof.

“Drug Application” means a new drug application, an abbreviated drug application, or a product license application for any Product, as appropriate, as those terms are defined in the FDCA.

“EBITDA” has the meaning provided in the Compliance Certificate.

“Earnout/Escrow Payments” means the payments described in Section 1.4(c) of the Purchase Agreement.

“Effective Yield” has the meaning set forth in Section 2.11(d).

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund, and (iv) any Person (other than a natural person) that is acquiring such Lender or all or substantially all of such Lender’s loan portfolio, and (v) any other Person (other than a natural person) approved by Administrative Agent; provided that notwithstanding the foregoing, (x) “Eligible Assignee” shall not include Borrower or any of Borrower’s Affiliates or Subsidiaries and (y) no proposed assignee intending to assume all or any portion of the Revolving Loan Commitment shall be an Eligible Assignee unless such proposed assignee either already holds a portion of the Revolving Loan Commitment, or has been approved as an Eligible Assignee by Administrative Agent.

“Eligible Swap Counterparty” means Administrative Agent, any Affiliate of Administrative Agent, any Lender and/or any Affiliate of any Lender that (i) from time to time enters into a Swap Contract with Borrower or any Subsidiary and (ii) in the case of a Lender or an Affiliate of a Lender other than Administrative Agent, is expressly identified by Administrative Agent, in its sole discretion, as an Eligible Swap Counterparty. Without limitation of Administrative Agent’s discretion to identify a Lender or Affiliate of a Lender as an Eligible Swap Counterparty, no Lender or Affiliate of any Lender shall be designated an Eligible Swap Counterparty unless such Person maintains reporting systems acceptable to Administrative Agent with respect to Swap Contract exposure.

“Environmental Laws” means any and all Laws relating to the environment or the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Materials or wastes into the environment, including ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Materials or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Pension Plan), which Borrower maintains, sponsors or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the Code or Title IV of ERISA, to which Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Event of Default” has the meaning set forth in Section 8.1.

“Excess Cash Flow” has the meaning provided in the Excess Cash Flow Certificate.

“Excess Cash Flow Certificate” means a certificate, duly executed by a Responsible Officer, appropriately completed and substantially in the form of Exhibit B hereto.

“Extraordinary Receipts” means any cash received by or paid to or for the account of any Credit Party not in the Ordinary Course of Business (and not consisting of proceeds described in any of clauses (ii), (iii) and/or (iv) of Section 2.1(c)), including without limitation amounts received in respect of foreign, United States, State or local tax refunds to the extent not included in the calculation of EBITDA, pension plan reversions, purchase price and other monetary adjustments made pursuant to any Acquisition Document or in connection with any Permitted Acquisition and/or indemnification payments made pursuant to any Acquisition Document or in connection with any Permitted Acquisition (other than such indemnification payments to the extent that the amounts so received are applied by a Credit Party for the purpose of replacing, repairing or restoring any assets or properties of a Credit Party, or satisfying the condition giving rise to the claim for indemnification or otherwise covering any out-of-pocket expenses incurred by any Credit Party in obtaining such payments); provided that Extraordinary Receipts shall exclude any single or related series of amounts received in an aggregate amount less than $250,000. For the purpose of clarity, any cash received by or paid to or for the account of any Credit Party in connection with a Permitted Acquisition, other than purchase price and other monetary adjustments and indemnification payments received in connection with Permitted Acquisitions, will be deemed in the Ordinary Course of Business.

“Fair Share” has the meaning set forth in Section 10.6.

“Fair Share Contribution Amount” has the meaning set forth in Section 10.6.

“FDA” means the Food and Drug Administration of the United States of America or any successor entity thereto.

“FDCA” means the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq. and all regulations promulgated thereunder.

“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (ii) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means that certain Fee Letter dated as of the Closing Date between Borrower and Administrative Agent.

“Financing Documents” means this Agreement, the Notes, the Security Documents, the Fee Letter, any Swap Contract entered into between any Credit Party and any Eligible Swap Counterparty, any agreement subordinating any Debt of any Credit Party to all or any portion of the Obligations and all other documents, instruments and agreements contemplated herein or thereby and heretofore executed, executed concurrently herewith or executed at any time and from time to time hereafter, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Fiscal Year” means a fiscal year of Borrower, ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” has the meaning provided in the Compliance Certificate.

“Foreign Lender” has the meaning set forth in Section 2.8(c).

“Funding Guarantor” has the meaning set forth in Section 10.6.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination.

“Good Manufacturing Practices” means current good manufacturing practices, as set forth in 21 C.F.R. Parts 210 and 211.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, branch of government, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.

“GSL” means G & S Enterprises, Incorporated d/b/a Great Southern Laboratories, a Texas corporation.

“GSL Acquisition” means the acquisition by Pernix Manufacturing LLC of substantially all of the assets of GSL, as set forth in the GSL Acquisition Agreement.

“GSL Acquisition Agreement” means that certain Asset Purchase Agreement dated June 29, 2012, by and among Pernix Therapeutics Holdings, Inc., Pernix Manufacturing LLC (formerly known as Pernix Acquisition LLC), GSL and LLCS, LLC and the shareholders of GSL listed therein.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 10.1.

“Guarantor” means each of the present and future direct or indirect Subsidiaries of Borrower.

“Guaranty” means the guaranty made by each Guarantor in favor of Administrative Agent and the Lenders pursuant to Article 10.

“Hazardous Materials” means (i) any “hazardous substance” as defined in CERCLA, (ii) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, (iii) asbestos, (iv) polychlorinated biphenyls, (v) petroleum, its derivatives, by-products and other hydrocarbons, and (vi) any other pollutant, toxic, radioactive, caustic or otherwise hazardous substance regulated under Environmental Laws.

“Hazardous Materials Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

“HHS” means the United States Department of Health and Human Services and any successor agency thereof.

“Increase Request” has the meaning set forth in Section 2.11(a).

“Indemnified Liabilities” has the meaning set forth in Section 9.2.

“Indemnitees” has the meaning set forth in Section 9.2.

“Intellectual Property” means, with respect to any Person, all patents, trademarks, trade names, trade styles, trade dress, service marks, logos and other business identifiers, copyrights, technology, know-how and processes, computer hardware and software and all applications and licenses therefor, used in or necessary for the conduct of business by such Person.

“Interest Period” means any period commencing on the first day of a calendar month and ending on the last day of such calendar month.

“Inventory” means “inventory” (as defined in Article 9 of the UCC).

“Investment” means any investment in any Person, whether by means of acquiring (whether for cash, property, services, securities or otherwise) or holding securities, capital contributions, loans, time deposits, advances, Guarantees or otherwise. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto.

“Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, agreements and governmental restrictions, whether now or hereafter in effect.

“LC Issuer” means a bank or trust company acceptable to Administrative Agent, as issuer of one or more Letters of Credit outstanding at any time.

“Lender” means each of (i) each Person party hereto in its capacity as a lender, (ii) each Eligible Assignee that becomes a party hereto pursuant to Section 12.6, (iii) Administrative Agent, to the extent of any Revolving Loans made by Administrative Agent which have not been settled among the Lenders pursuant to Section 11.13, and (iv) the respective successors of all of the foregoing, and “Lenders” means all of the foregoing. In addition to the foregoing, for the purpose of identifying the Persons entitled to share in the Collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement and the Security Documents, the term “Lender” shall include Eligible Swap Counterparties.

“Letter of Credit” means a standby letter of credit issued for the account of Borrower by an LC Issuer which expires by its terms within one year after the date of issuance and in any event at least thirty (30) days prior to the Commitment Expiry Date. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiry date for one or more successive one (1) year periods provided that the LC Issuer that issued such Letter of Credit has the right to terminate such Letter of Credit on each such annual expiration date and no renewal term may extend the term of the Letter of Credit to a date that is later than the thirtieth (30th) day prior to the Commitment Expiry Date.

“Letter of Credit Liabilities” means, at any time of calculation, the sum of (i) the amount then available for drawing under all outstanding Letters of Credit (without regard to whether any conditions to drawing thereunder can then be met), to the extent subject to a Support Agreement plus (ii) the aggregate unpaid amount of all reimbursement obligations in respect of previous drawings made under such Letters of Credit, to the extent subject to a Support Agreement.

“LIBOR Loans” means any Loans which accrue interest by reference to the LIBOR Rate, in accordance with the terms of this Agreement.

“LIBOR Rate” means, for each LIBOR Loan, a per annum rate of interest equal to the greater of (i) 1.50% and (ii) the rate determined by Administrative Agent (rounded upwards, if necessary, to the next 1/100th%) by dividing (a) the Base LIBOR Rate for the Interest Period, by (b) the sum of one minus the daily average during such Interest Period of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto) for “Eurocurrency Liabilities” (as defined therein). If there is any change in such reserve requirement on any date, then the effective LIBOR Rate shall be modified by Administrative Agent accordingly on the same date.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement and the other Financing Documents, Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Liquidity” means, as of any date of calculation, the sum of (a) the Credit Parties’ cash (free of Liens or encumbrances except in favor of Administrative Agent) on deposit in Deposit Accounts plus (b) Borrowing Availability minus Revolving Loan Outstandings.

“Litigation” means any action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.

“Loan Account” has the meaning set forth in Section 2.6(b).

“Loans” means the Term Loan and the Revolving Loans, or any combination of the foregoing, as the context may require.

“Major Casualty Proceeds” means (i) the aggregate insurance proceeds received in connection with one or more related events under any Property Insurance Policy or (ii) any award or other compensation with respect to any eminent domain, condemnation of property or similar proceedings (or any transfer or disposition of property in lieu of condemnation), if the amount of such aggregate insurance proceeds or award or other compensation exceeds $500,000, in each case, less the reasonable out-of-pocket costs and expenses of collecting such proceeds or awards or other compensation.

“Margin Stock” has the meaning assigned thereto in Regulation U of the Federal Reserve Board.

“Market Withdrawal” means a Person’s removal or correction of a distributed product which involves a minor violation that would not be subject to legal action by the FDA or which involves no violation, e.g., normal stock rotation practices, routine equipment adjustments and repairs, etc., as that term is defined in 21 C.F.R. 7.3(j).

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (i) the business, results of operations, properties or financial condition of the Credit Parties, taken as a whole, (ii) the rights and remedies of Administrative Agent or Lenders under any Financing Document, or the ability of any Credit Party to perform any of its obligations under any Financing Document to which it is a party, (iii) the legality, validity or enforceability of any Financing Document, or (iv) the existence, perfection or priority of any security interest granted in any Financing Document or the value of any material Collateral.

“Material Contracts” has the meaning set forth in Section 3.17.

“Maximum Lawful Rate” has the meaning set forth in Section 2.7(b).

“MidCap” means MidCap Funding V, LLC, a Delaware limited liability company, and its successors and any Affiliate that is an assignee of MidCap Funding V, LLC.

“Milestone Payments” means the payments described in Section 1.4(d) of the Purchase Agreement.

“Multiemployer Pension Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower or any member of the Controlled Group may have any liability.

“Net Cash Proceeds” means, with respect to any transaction or event, an amount equal to the cash proceeds received by any Credit Party from or in respect of such transaction or event (including proceeds of any non-cash proceeds of such transaction), less (i) any out-of-pocket expenses owing or paid to a Person that are reasonably incurred by such Credit Party in connection therewith and (ii) in the case of an Asset Disposition, the amount of any Debt secured by a Lien on the related asset and discharged from the proceeds of such Asset Disposition and (iii) any taxes paid or reasonably estimated by the applicable Credit Party to be payable by such Person in respect of such Asset Disposition (provided, that if the actual amount of taxes paid is less than the estimated amount, the difference shall immediately constitute Net Cash Proceeds).

“Non-Funding Revolving Lender” means a Revolving Lender that has delivered a notice to Administrative Agent stating that such Revolving Lender shall cease making Revolving Loans due to the non-satisfaction of one or more conditions set forth in Article 7, and specifying any such non-satisfied conditions; provided that any Revolving Lender delivering any such notice shall be a Non-Funding Revolving Lender solely over the period commencing on the Business Day following receipt by Administrative Agent of such notice, and terminating on such date that such Revolving Lender has either revoked the effectiveness of such notice or acknowledged to Administrative Agent the satisfaction of the condition specified in such notice.

“Notes” means the Term Notes and the Revolving Loan Notes, or any combination of the foregoing, as the context may require.

“Notice of Borrowing” means a notice of a Responsible Officer, appropriately completed and substantially in the form of Exhibit E hereto.

“Notice of LC Credit Event” means a notice from a Responsible Officer to Administrative Agent with respect to any issuance, increase or extension of a Letter of Credit specifying: (i) the date of issuance or increase of a Letter of Credit; (ii) the expiry date of such Letter of Credit; (iii) the proposed terms of such Letter of Credit, including the face amount; and (iv) the transactions that are to be supported or financed with such Letter of Credit or increase thereof.

“Obligations” means all obligations, liabilities and indebtedness (monetary (including post-petition interest, whether or not allowed) or otherwise) of each Credit Party under this Agreement or any other Financing Document, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due. The Obligations shall include, without limitation, all obligations, liabilities and indebtedness arising from or in connection with all Support Agreements and all Swap Contracts entered into with any Eligible Swap Counterparty.

“Obligee Guarantor” has the meaning set forth in Section 10.8.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“OID” has the meaning set forth in Section 2.11(d).

“Operative Documents” means the Financing Documents and the Acquisition Documents.

“Ordinary Course of Business” means, in respect of any transaction involving any Credit Party, the ordinary course of such Credit Party’s business, as conducted by such Credit Party in accordance with past practice.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement).

“Participant” has the meaning set forth in Section 12.6(b).

“Participating Lender” and “Participating Lenders” have the respective meanings set forth in Section 2.11(b).

“Payment Account” means the account specified on the signature pages hereof into which all payments by or on behalf of Borrower to Administrative Agent under the Financing Documents shall be made, or such other account as Administrative Agent shall from time to time specify by notice to Borrower.

“Payment Notification” means a written notification substantially in the form of Exhibit F hereto.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means any ERISA Plan that is subject to Section 412 of the Code or Title IV of ERISA.

“Permits” means licenses, certificates, accreditations, product clearances or approvals, provider numbers or provider authorizations, marketing authorizations, other authorizations, registrations, permits, consents and approvals required in connection with the conduct of Borrower’s or any Subsidiary’s business or to comply with any applicable Laws, including drug listings and drug establishment registrations under 21 U.S.C. Section 510, registrations issued by DEA under 21 U.S.C. Section 823 (if applicable to any Product), and those issued by state governments for the conduct of Borrower’s or any Subsidiary’s business.

“Permitted Acquisition” has the meaning set forth in Section 5.8(b).

“Permitted Contest” means a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; provided that compliance with the obligation that is the subject of such contest is effectively stayed during such challenge.

“Permitted Holder” means Cooper Collins.

“Permitted Liens” means Liens permitted pursuant to Section 5.2.

“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Product” means any product manufactured, sold, developed, tested or marketed by any Credit Party, including those products set forth on Schedule 1.1 (as updated from time to time in accordance with Section 3.24(b)(i)), provided that, if Borrower shall fail to comply with its obligations under Section 3.24(b)(i) to give notice to Administrative Agent and update Schedule 1.1 prior to manufacturing, selling, developing, testing or marketing any new Product, any such improperly undisclosed Product shall be deemed to be included in this definition.

“Property Insurance Policy” means any insurance policy maintained by any Credit Party covering losses with respect to tangible real or personal property or improvements or losses from business interruption.

“Pro Rata Share” means (i) with respect to a Lender’s right to receive payments of principal and interest with respect to the Term Loan, the Term Loan Commitment Percentage of such Lender, (ii) with respect to a Lender’s obligation to make Revolving Loans, such Lender’s right to receive the unused line fee described in Section 2.3(b), and such Lender’s obligation to share in Letter of Credit Liabilities and to receive the related Letter of Credit fee described in Section 2.5(b), the Revolving Loan Commitment Percentage of such Lender, (iii)

with respect to a Lender’s right to receive payments of principal and interest with respect to Revolving Loans, such Lender’s Revolving Loan Exposure with respect thereto, and (iv) for all other purposes (including without limitation the indemnification obligations arising under Section 11.6) with respect to any Lender, the percentage obtained by dividing (x) the sum of the Revolving Loan Commitment Amount of such Lender (or, in the event the Revolving Loan Commitment shall have been terminated, such Lender’s then existing Revolving Loan Outstandings), plus such Lender’s then outstanding principal amount of the Term Loan by (y) the sum of the Revolving Loan Commitment (or, in the event the Revolving Loan Commitment shall have been terminated, the then existing Revolving Loan Outstandings) of all Lenders, plus the then outstanding principal amount of the Term Loan of all Lenders.

“Purchase Agreement” has the meaning provided in the Recitals to this Agreement.

“Recall” means a Person’s removal or correction of a marketed product that the FDA considers to be in violation of the laws it administers and against which the FDA would initiate legal action, e.g., seizure, as that term is defined in 21 C.F.R. 7.3(g).

“Reimbursement Obligations” means, at any date, the obligations of Borrower then outstanding to reimburse Administrative Agent for payments made by Administrative Agent under a Support Agreement.

“Remediation” has the same meaning as “Remedy” or “Remedial Action” as defined under CERCLA Section 101; 42 U.S.C. § 9601(24).

“Replacement Lender” has the meaning set forth in Section 12.6(c).

“Required Lenders” means, subject to the provisions of Section 11.13(d), at any time Lenders holding (i) more than fifty percent (50%) of the sum of the Revolving Loan Commitment and the outstanding principal balance of the Term Loan (taken as a whole) or (ii) if the Revolving Loan Commitment has been terminated, more than fifty percent (50%) of the sum of (x) the then aggregate outstanding principal balance of the Loans plus (y) the then aggregate amount of Letter of Credit Liabilities; provided that, at any time when there are two (2) unaffiliated Lenders, Required Lenders must include both such Lenders; provided, further, that, at any time when there are three (3) unaffiliated Lenders, the required percentages referenced above shall be increased to sixty-six and two-thirds percent (66-2/3%). For purposes of determining the number of unaffiliated Lenders under this definition, a Lender and any other Lenders that are Affiliates or Approved Funds of such Lender shall be counted as a single Lender.

“Required Permit” means a Permit (a) issued or required under Laws applicable to the business of any Credit Party or necessary in the manufacturing, importing, exporting, possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under Laws applicable to the business of any Credit Party or any Drug Application (including without limitation, at any point in time, all licenses, approvals and permits issued by the FDA or any other applicable Governmental Authority necessary for the testing, manufacture, marketing or sale of any Product by any Credit Party as such activities are being conducted by such Credit Party with respect to such Product at such time), and (b) issued by any Person from which any Credit Party has, as of the Closing Date, received an accreditation.

“Required Revolving Lenders” means, subject to the provisions of Section 11.13(d), at any time Revolving Lenders holding (i) more than fifty percent (50%) of the Revolving Loan Commitment or (ii) if the Revolving Loan Commitment has been terminated, more than fifty percent (50%) of the sum of (x) the then aggregate outstanding principal balance of the Revolving Loans plus (y) the then aggregate amount of Letter of Credit Liabilities; provided that, at any time when there are two (2) unaffiliated Revolving Lenders, Required Revolving Lenders must include both such Revolving Lenders; provided, further, that, at any time when there are three (3) unaffiliated Revolving Lenders, the required percentages referenced above shall be increased to sixty-six and two-thirds percent (66-2/3%). For purposes of determining the number of unaffiliated Revolving Lenders under this definition, a Revolving Lender and any other Revolving Lenders that are Affiliates or Approved Funds of such Lender shall be counted as a single Revolving Lender.

“Responsible Officer” means either of the Chief Executive Officer or the Chief Financial Officer of Borrower.

“Restricted Distribution” means as to any Person (i) any dividend or other distribution (whether in cash, securities or other property) on any equity interest in such Person (except those payable solely in its equity interests of the same class) or (ii) any payment on account of (a) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any equity interests in such Person or any claim respecting the purchase or sale of any equity interest in such Person or (b) any option, warrant or other right to acquire any equity interests in such Person.

“Revolving Lender” means each Lender having a Revolving Loan Commitment Amount in excess of zero (or, in the event the Revolving Loan Commitment shall have been terminated at any time, each Lender at such time having Revolving Loan Outstandings in excess of zero).

“Revolving Loan Borrowing” means a borrowing of a Revolving Loan.

“Revolving Loan Commitment” means the sum of each Lender’s Revolving Loan Commitment Amount.

“Revolving Loan Commitment Amount” means, as to any Lender, the dollar amount set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving Loan Commitment Amount” (if such Lender’s name is not so set forth thereon, then the dollar amount on the Commitment Annex for the Revolving Loan Commitment Amount for such Lender shall be deemed to be zero), as such amount may be adjusted from time to time by any “Amounts Assigned” (with respect to such Lender’s portion of Revolving Loans outstanding and its commitment to make Revolving Loans) pursuant to the terms of any and all effective Assignment Agreements to which such Lender is a party.

“Revolving Loan Commitment Percentage” means, as to any Lender, (i) on the Closing Date, the percentage set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving Loan Commitment Percentage” (if such Lender’s name is not so set forth thereon, then, on the Closing Date, such percentage for such Lender shall be deemed to be zero) and (ii) on any date following the Closing Date, the percentage equal to the Revolving Loan Commitment Amount of such Lender on such date divided by the aggregate Revolving Loan Commitment Amounts of all Lenders on such date.

“Revolving Loan Exposure” means, with respect to any Lender on any date of determination, the percentage equal to the amount of such Lender’s Revolving Loan Outstandings on such date divided by the aggregate Revolving Loan Outstandings of all Lenders on such date.

“Revolving Loan Limit” means, at any time, the lesser of (i) the Revolving Loan Commitment and (ii) the Borrowing Availability.

“Revolving Loan Note” has the meaning set forth in Section 2.4.

“Revolving Loan Outstandings” means at any time of calculation the sum of the then existing aggregate outstanding principal amount of Revolving Loans and the then existing Letter of Credit Liabilities.

“Revolving Loans” has the meaning set forth in Section 2.2(a).

“Safety Notices” has the meaning set forth in Section 3.24(a).

“Security Documents” means any agreement, document or instrument executed concurrently herewith or at any time hereafter pursuant to which one or more Credit Parties or any other Person either (i) Guarantees payment or performance of all or any portion of the Obligations and/or (ii) provides, as security for all or any portion of the Obligations, a Lien on any of its assets in favor of Administrative Agent for its own benefit and the benefit of the Lenders, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Settlement Date” has the meaning set forth in Section 11.13(a).

“Solvent” means, with respect to any Person, that such Person (i) owns and will own assets the fair saleable value of which are (a) greater than the total amount of its liabilities (including Contingent Obligations) and (b) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (ii) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (iii) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

“Somaxon” means Somaxon Pharmaceuticals, Inc., a Delaware corporation.

“Somaxon Acquisition” means the merger of Pernix Acquisition Corp. I with and into Somaxon, as set forth in the Somaxon Acquisition Agreement.

“Somaxon Acquisition Agreement” means that certain Agreement and Plan of Merger dated as of December 10, 2012, by and among Borrower, Pernix Acquisition Corp. I and Somaxon Pharmaceuticals, Inc.

“Stated Rate” has the meaning set forth in Section 2.7(b).

“Stock Recovery” means a Person’s removal or correction of a product that has not been marketed or that has not left the direct control of the firm, i.e., the product is located on the premises owned by, or under the control of, the firm and no portion of the lot has been released for sale or use, as that term is defined in 21 C.F.R. 7.3(k).

“Subsidiary” means, with respect to any Person, (i) any corporation of which an aggregate of more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such capital stock whether by proxy, agreement, operation of law or otherwise, and (ii) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Credit Party.

“Support Agreement” has the meaning set forth in Section 2.5(a).

“Swap Contract” means any “swap agreement”, as defined in Section 101 of the Bankruptcy Code, that is intended to provide protection against fluctuations in interest or currency exchange rates.

“Target” has the meaning set forth in Section 5.8(b).

“Taxes” has the meaning set forth in Section 2.8.

“Term Loan” has the meaning set forth in Section 2.1.

“Term Loan Commitment Percentage” means, as to any Lender, (i) on the Closing Date, the percentage set forth opposite such Lender’s name on the Commitment Annex under the column “Term Loan Commitment Percentage” (if such Lender’s name is not so set forth thereon, then, on the Closing Date, such percentage for such Lender shall be deemed to be zero) and (ii) on any date following the Closing Date, the percentage equal to the principal amount of the Term Loan held by such Lender on such date divided by the aggregate principal amount of the Term Loan on such date.

“Term Loan Increase” has the meaning set forth in Section 2.11(a).

“Term Loan Increase Date” has the meaning set forth in Section 2.11(c).

“Term Loans” means the Term Loan and any term loan made pursuant to Section 2.11, collectively.

“Term Note” has the meaning set forth in Section 2.4.

“Termination Date” means the earlier to occur of (i) the Commitment Expiry Date and (ii) the date on which Administrative Agent or Required Lenders elect to terminate the Revolving Loan Commitment pursuant to Section 8.2.

“Total Debt” has the meaning provided in the Compliance Certificate.

“Total Debt to Adjusted EBITDA Ratio” has the meaning provided in the Compliance Certificate.

“UCC” means the Uniform Commercial Code of the State of Maryland or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“United States” means the United States of America.

“Weighted Average Life to Maturity” means, when applied to any Debt at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Debt.

“Wholly-Owned Domestic Subsidiary” means, with respect to any Person, any Wholly-Owned Subsidiary that also is a Domestic Subsidiary.

“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person of which all of the equity securities (other than, in the case of a corporation, directors’ qualifying shares, to the extent legally required) are directly or indirectly owned or controlled by such Person or one or more Wholly-Owned Subsidiaries of such Person.

Section 1.2 Accounting Terms and Determinations.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including without limitation determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of Borrower and its Consolidated Subsidiaries delivered to Administrative Agent and each of the Lenders. If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Financing Document, and either Borrower or the Required Lenders shall so request, Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Administrative Agent and the Lenders financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value”, as defined therein

Section 1.3 Other Definitional Provisions.

References in this Agreement to “Articles”, “Sections”, “Annexes”, “Exhibits” or “Schedules” shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”. Except as otherwise specified herein, references to any Person include the successors and assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. References to any agreement, instrument or document shall include all schedules, exhibits, annexes and other attachments thereto. Reference to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States.

Section 1.4 Settlement and Funding Mechanics.

Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds.

Section 1.5 Time is of the Essence.

Time is of the essence in each party’s performance under this Agreement and all other Financing Documents.

Section 1.6 Financial Covenant Calculations.

All amounts used for purposes of financial calculations required to be made herein shall be without duplication.

ARTICLE 2

LOANS AND LETTERS OF CREDIT

Section 2.1 Term Loan.

(a) Term Loan Amount. On the terms and subject to the conditions set forth herein, the Lenders hereby agree to make the following Loan to Borrower on the Closing Date:

(i) a term loan in an original principal amount equal to $42,000,000 (the “Term Loan”).

Each Lender’s obligation to fund the Term Loan shall be limited to such Lender’s Term Loan Commitment Percentage of the Term Loan, and no Lender shall have any obligation to fund any portion of the Term Loan required to be funded by any other Lender, but not so funded. Borrower shall not have any right to reborrow any portion of the Term Loan which is repaid or prepaid from time to time.

(b) Scheduled Repayments. There shall become due and payable, and Borrower shall repay the Term Loan through, scheduled payments on each date set forth below, each equal to the applicable installment amount set forth below (or, if less, the outstanding amount of the applicable Loan):

Term Loan

Date	Installment Amount
March 31, 2013	$525,000
June 30, 2013	$525,000
September 30, 2013	$525,000
December 31, 2013	$525,000
March 31, 2014	$787,500
June 30, 2014	$787,500
September 30, 2014	$787,500
December 31, 2014	$787,500
March 31, 2015	$1,050,000
June 30, 2015	$1,050,000
September 30, 2015	$1,050,000

Date	Installment Amount
December 31, 2015	$1,050,000
March 31, 2016	$1,312,500
June 30, 2016	$1,312,500
September 30, 2016	$1,312,500
December 31, 2016	$1,312,500
March 31, 2017	$1,575,000
June 30, 2017	$1,575,000
September 30, 2017	$1,575,000
December 31, 2017	All remaining principal

Notwithstanding the payment schedule set forth above, the outstanding principal amount of the Term Loan shall become immediately due and payable in full on the Termination Date.

(c) Mandatory Prepayments. There shall become due and payable and Borrower shall prepay the Term Loan (and the Revolving Loans to the extent required by Section 2.1(e)(i)) in the following amounts and at the following times:

(i) on the earlier of the fifth Business Day following delivery of the audited financial statements of Borrower pursuant to Section 4.1(b) and the one-hundredth (100th) day following the last day of each Fiscal Year, beginning with the Fiscal Year ending December 31, 2013, an amount equal to seventy-five percent (75%) of Excess Cash Flow for such Fiscal Year; provided that with respect to any Fiscal Year in which the Total Debt to Adjusted EBITDA Ratio is less than or equal to 2.5 to 1.0 as of December 31 of such Fiscal Year, the foregoing percentage shall be reduced to fifty percent (50%); provided further that no amount shall be due and payable with respect to any Fiscal Year in which the Total Debt to Adjusted EBITDA Ratio is less than or equal to 1.25 to 1.0 as of December 31 of such Fiscal Year.

(ii) within two (2) Business Days after the date on which any Credit Party (or Administrative Agent as loss payee or assignee) receives any Major Casualty Proceeds, an amount equal to one hundred percent (100%) of such Major Casualty Proceeds; provided, that, so long as no Default or Event of Default has occurred and is continuing, the recipient (other than Administrative Agent) of any Major Casualty Proceeds may reinvest such Major Casualty Proceeds within one hundred eighty (180) days in replacement assets comparable to the assets giving rise to such Major Casualty Proceeds (provided that if the Credit Party enters into a binding agreement to reinvest such Major Casualty Proceeds within such 180-day period, but the consummation of the transactions under such agreement has not occurred within such 180-day period, and such agreement has not been terminated, then the 180-day period will be extended an additional one hundred and eighty (180) days to permit such consummation); provided, that the aggregate amount which may be reinvested by Borrower and its Subsidiaries pursuant to the preceding proviso may not exceed $500,000 in any Fiscal Year; provided, further, that if the applicable Credit Party does not intend to fully reinvest such Major Casualty Proceeds, or if the time period set forth in this sentence expires without such Credit Party having reinvested such Major Casualty Proceeds, Borrower shall prepay the Loans in an amount equal to such Major Casualty Proceeds (to the extent not reinvested or intended to be reinvested within such time period);

(iii) within two (2) Business Days after receipt by any Credit Party of the cash proceeds from the issuance and sale of any Debt or equity securities (other than (A) proceeds of Debt securities expressly permitted pursuant to Section 5.1, (B) proceeds of the issuance of equity securities by Borrower received on or before the Closing Date, (C) proceeds from the issuance of equity securities to members of the management, directors or members of the board of any Credit Party, (D) proceeds of the issuance of equity securities by a Subsidiary to Borrower or any Wholly-Owned Subsidiary, (E) proceeds of the issuance of equity securities concurrently used to finance the Milestone Payments and (F) subject to the prior written approval of Administrative Agent, which may be granted or withheld in its discretion, proceeds of the issuance of equity securities issued by Borrower not to exceed $15,000,000 in the aggregate during the term of this Agreement so long as at the time of such issuance, (1) Borrower is in compliance on a pro forma basis with the financial covenants set forth in Article 6 for the four quarter period ending on the last day of the month for which financial statements were most recently delivered to Administrative Agent pursuant to Section 4.1(a) prior to the date of such issuance (after giving effect to such issuance as if made on the first day of such period) and (2) no Default or Event of Default then exists or would result from such issuance), an amount equal to one hundred percent (100%) of the Net Cash Proceeds of such issuance and sale; and

(iv) within two (2) Business Days after receipt by any Credit Party of the proceeds of any Asset Disposition, an amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Asset Disposition; provided, that no prepayment shall be required pursuant to this Section 2.1(c)(iv) unless and until the aggregate Net Cash Proceeds received during any Fiscal Year from Asset Dispositions exceeds $250,000 (in which case all Net Cash Proceeds in excess of such amount shall be used to make prepayments pursuant to this Section 2.1(c)(iv)), and provided, that, so long as no Default or Event of Default has occurred and is continuing, the recipient of such Net Cash Proceeds may reinvest such Net Cash Proceeds within one hundred eighty (180) days, in replacement fixed assets of a kind then used or usable in the business of such Credit Party (provided that if the Credit Party enters into a binding agreement to reinvest such Net Cash Proceeds within such 180-day period, but the consummation of the transactions under such agreement has not occurred within such 180-day period, and such agreement has not been terminated, then the 180-day period will be extended an additional one hundred and eighty 180 days to permit such consummation). If the applicable Credit Party does not intend to so reinvest such Net Cash Proceeds, or if the time period set forth in the immediately preceding sentence expires without such Credit Party having reinvested such Net Cash Proceeds, Borrower shall prepay the Loans in an amount equal to such Net Cash Proceeds; and

(v) within two (2) Business Days after receipt by any Credit Party of any Extraordinary Receipts, an amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Extraordinary Receipts.

(d) Optional Prepayments. Borrower may from time to time, on at least two (2) Business Days’ prior delivery to Administrative Agent of an appropriately completed Payment Notification, prepay the Term Loan in whole or in part; provided that any such partial prepayment shall be in an amount equal to $500,000 or a higher integral multiple of $100,000 (other than in the case of a prepayment in full of the Term Loan).

(e) All Prepayments.

(i) Any required prepayment in respect of either Major Casualty Proceeds or Net Cash Proceeds of any Asset Disposition shall be applied first against outstanding Revolving Loans, to the extent that the event giving rise to such proceeds also gave rise to a mandatory prepayment of Revolving Loans pursuant to either of Section 2.2(c)(ii), with the remaining amount of such proceeds being applied to the Term Loan as provided herein. All prepayments of the Term Loan shall be applied pro rata to the remaining installments thereof. Following the payment in full of the Term Loan, any remaining amounts required by Section 2.1(c) to be used to prepay the Term Loan shall instead be applied as a repayment of the outstanding Revolving Loans pro rata among all Lenders having a Revolving Loan Commitment Percentage.

(ii) Borrower shall deliver to Administrative Agent an appropriately completed Payment Notification at least two (2) Business Days prior to each mandatory prepayment pursuant to Section 2.1(c) and each voluntary prepayment pursuant to Section 2.1(d) and Administrative Agent shall promptly notify each Lender of such notice.

Section 2.2 Revolving Loans.

(a) Revolving Loans and Borrowings.

(i) On the terms and subject to the conditions set forth herein, each Lender severally agrees to make Loans to Borrower from time to time as set forth herein equal to such Lender’s Revolving Loan Commitment Percentage of revolving loans (“Revolving Loans”) requested by Borrower hereunder, provided that after giving effect thereto, the Revolving Loan Outstandings shall not exceed the Revolving Loan Limit. Within the foregoing limits, Borrower may borrow under this Section 2.2(a)(i), may prepay or repay Revolving Loans from time to time and may reborrow Revolving Loans pursuant to this Section 2.2(a)(i).

(ii) Administrative Agent, the Lenders and the Credit Parties acknowledge that as of the Closing Date, there are no Revolving Loan Commitments in effect and hence no ability for Borrower to request Revolving Loans under this Section 2.2 or Letters of Credit under Section 2.5. It is anticipated that after the Closing Date, Revolving Loan Commitments will be pursued as part of the post-closing syndication effort. As a result, the parties have agreed to include this Section 2.2, Section 2.5 and all other provisions of this Agreement that relate to the Revolving Loan Commitments and Letter of Credit subfacility notwithstanding the fact that Borrower will not be able to access any Loans or Letters of Credit hereunder until a Revolving Loan Commitment is obtained. The parties agree that all such provisions that relate to the Revolving Loan Commitments and the Letter of Credit subfacility will become effective when a Lender commits to a Revolving Loan Commitment and the Commitment Annex is amended accordingly. Any amendment of the Commitment Annex to add Revolving Loan Commitments of up to $5,000,000 in the aggregate will be effective if executed by Administrative Agent and the Credit Parties and will not require the approval of the Lenders.

(b) Advancing Revolving Loans.

(i) Borrower shall deliver to Agent a Notice of Borrowing with respect to each proposed Revolving Loan Borrowing, such Notice of Borrowing to be delivered no later than 1:00 P.M. (Washington DC time) two (2) Business Days prior to the date of such proposed borrowing. Once given, a Notice of Borrowing shall be irrevocable and Borrower shall be bound thereby.

(ii) Borrower hereby authorizes Lenders and Administrative Agent to make Revolving Loans based on telephonic notices made by any Person which Administrative Agent, in good faith, believes to be acting on behalf of Borrower. Borrower agrees to deliver to Administrative Agent a Notice of Borrowing in respect of each Revolving Loan requested by telephone no later than one Business Day following such request. If the Notice of Borrowing differs in any respect from the action taken by Administrative Agent and Lenders, the records of Administrative Agent and the Lenders shall govern absent manifest error. Borrower further hereby authorizes Lenders and Administrative Agent to make Revolving Loans based on electronic notices made by any Person which Administrative Agent, in good faith, believes to be acting on behalf of Borrower, but only after Administrative Agent shall have established procedures acceptable to Administrative Agent for accepting electronic Notices of Borrowing, as indicated by Administrative Agent’s written confirmation thereof.

(iii) Borrower hereby authorizes Administrative Agent to make Revolving Loans on behalf of Revolving Lenders, at any time in its sole discretion and regardless of the existence of any Default or Event of Default, (x) as provided in Section 2.5(c), with respect to obligations arising under Support Agreements, and (y) to pay interest, fees, expenses and other charges of any Credit Party (excluding charges in respect of principal payments in respect of the Loans) from time to time arising under this Agreement or any other Financing Document; provided that (1) Administrative Agent shall have no obligation at any time to make any Revolving Loan pursuant to the provisions of the preceding sub-clause (y) and (2) Administrative Agent shall have no right to make Revolving Loans (A) as provided in Section 2.5(c) for the account of any

Revolving Lender that was a Non-Funding Revolving Lender at the time Agent executed a Support Agreement for which reimbursement obligations have arisen pursuant to Section 2.5(c) and (B) for the account of any then existing Non-Funding Revolving Lender to pay interest, fees, expenses and other charges of any Credit Party (other than reimbursement obligations that have arisen pursuant to Section 2.5(c) in respect of Support Agreements executed at the time any such Non-Funding Revolving Lender was not then a Non-Funding Revolving Lender).

(c) Mandatory Revolving Loan Repayments and Prepayments.

(i) The Revolving Loan Commitment shall terminate upon the Termination Date, and there shall become due, and Borrower shall pay on the Termination Date, the entire outstanding principal amount of each Revolving Loan, together with accrued and unpaid interest thereon to but excluding the Termination Date.

(ii) If at any time the Revolving Loan Outstandings exceed the Revolving Loan Limit, then, on the next succeeding Business Day, Borrower shall repay the Revolving Loans or cash collateralize Letter of Credit Liabilities in the manner specified in Section 2.5(e) or cancel outstanding Letters of Credit, or any combination of the foregoing, in an aggregate amount equal to such excess.

Section 2.3 Interest, Interest Calculations and Certain Fees.

(a) Interest. From and following the Closing Date, except as provided in Section 2.3(d)(iii) below, the Loans and the other Obligations shall bear interest at the sum of the LIBOR Rate plus the Applicable Margin.

(b) Unused Line Fee. From and following the Closing Date, at any time after a Revolving Loan Commitment has taken effect, Borrower shall pay Administrative Agent, for the benefit of all Lenders committed to make Revolving Loans, in accordance with their respective Pro Rata Shares, a fee in an amount equal to (1) (a) the Revolving Loan Commitment less (b) the average daily balance of the sum of the Revolving Loan Outstandings during the preceding month, multiplied by (2) one-half of one percent (0.50%) per annum; provided that, notwithstanding the foregoing, no Defaulted Lender shall be entitled to receive its Pro Rata Share of the fee payable in accordance with this Section 2.3(b) and the fee payable by Borrower pursuant to this subsection shall be reduced by an amount equal to such Defaulted Lender’s Pro Rata Share thereof. Such fee is to be paid monthly in arrears on the first day of each month.

(c) Computation of Interest and Related Fees. All interest and fees under each Financing Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The date of funding of a Loan shall be included in the calculation of interest. The date of payment of a Loan shall be excluded from the calculation of interest. If a Loan is repaid on the same day that it is made, one (1) day’s interest shall be charged. Interest on all Loans is payable in arrears on the first day of each month and on the maturity of such Loans, whether by acceleration or otherwise.

(d) LIBOR

(i) Borrower may prepay all or part of any LIBOR Loan at any time without penalty or premium.

(ii) The LIBOR Rate shall be adjusted by Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable Law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate; provided that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in applicable Law”, regardless of the date enacted, adopted or issued. In any such event, the affected Lender shall give Borrower and Administrative Agent notice of such a determination and adjustment and Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrower may, by notice to such affected Lender (y) require such Lender to furnish to Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Loans with respect to which such adjustment is made.

(iii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Administrative Agent and Borrower and Administrative Agent promptly shall transmit the notice to each other Lender and (A) in the case of any outstanding Loans of such Lender bearing interest based upon the LIBOR Rate, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such Loans, and interest upon such Lender’s Loans thereafter shall accrue interest at Base Rate plus the Applicable Margin, and (B) such Loans shall continue to accrue interest at Base Rate plus the Applicable Margin until such Lender determines that it would no longer be unlawful or impractical to maintain such Loans at the LIBOR Rate.

(iv) Anything to the contrary contained herein notwithstanding, neither Administrative Agent nor any Lender is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the LIBOR Rate.

Section 2.4 Notes.

The portion of the Term Loan made by each Lender shall be evidenced by a promissory note executed by Borrower (a “Term Note”), and the portion of the Revolving Loans made by each Lender shall be evidenced by a promissory note executed by Borrower (a “Revolving Loan Note”) in an original principal amount equal to such Lender’s Pro Rata Share of the Term Loan and the Revolving Loan Commitment, respectively.

Section 2.5 Letters of Credit and Letter of Credit Fees.

(a) Letter of Credit. On the terms and subject to the conditions set forth herein, Administrative Agent will, prior to the Termination Date, issue letters of credit or guarantees (each, a “Support Agreement”) to induce an LC Issuer to issue or increase the amount of, or extend the expiry date of, a Letter of Credit so long as:

(i) Administrative Agent shall have received a Notice of LC Credit Event at least two (2) Business Days before the relevant date of issuance, increase or extension; and

(ii) After giving effect to such issuance, increase or extension, (x) the aggregate Letter of Credit Liabilities under all Letters of Credit do not exceed $1,000,000 and (y) the Revolving Loan Outstandings do not exceed the Revolving Loan Limit.

(b) Letter of Credit Fee. Borrower shall pay to Administrative Agent, for the benefit of the Revolving Lenders, a letter of credit fee with respect to the Letter of Credit Liabilities for each Letter of Credit, computed for each day from the date of issuance of such Letter of Credit to the date that is the last day a drawing is available under such Letter of Credit, at a rate per annum equal to the Applicable Margin then applicable to Revolving Loans that are LIBOR Loans. Such fee shall be payable in arrears on the first Business Day of each calendar month prior to the Termination Date and on such date. In addition, Borrower agrees to pay promptly to the LC Issuer any fronting or other fees that it may charge in connection with any Letter of Credit.

(c) Reimbursement Obligations of Borrower. If Administrative Agent shall make a payment to an LC Issuer pursuant to a Support Agreement, (i) Borrower shall promptly reimburse Administrative Agent for the amount of such payment and (ii) Borrower shall be deemed to have immediately requested that Revolving Lenders make a Revolving Loan, which shall be a LIBOR Loan, in a principal amount equal to the amount of such payment. Administrative Agent shall promptly notify Revolving Lenders of any such deemed request and each Revolving Lender (other than any such Revolving Lender that was a Non-Funding Revolving Lender at the time the applicable Support Agreement was executed) hereby agrees to make available to Administrative Agent not later than noon (Washington DC time) on the Business Day following such notification from Administrative Agent such Revolving Lender’s Pro Rata Share of such Revolving Loan. Each Revolving Lender (other than any applicable Non-Funding Revolving Lender specified above) hereby absolutely and unconditionally agrees to fund such Revolving Lender’s Pro Rata Share of the Loan described in the immediately preceding sentence, unaffected by any circumstance whatsoever, including (without limitation) (i) the occurrence and continuance of a Default or Event of Default, (ii) the fact that, whether before or after giving effect to the making of any such Revolving Loan, the Revolving Loan Outstandings exceed or will exceed the Revolving Loan Limit and/or (iii) the non-satisfaction of any conditions set forth in Section 7.2. Administrative Agent hereby agrees to apply the gross proceeds of each Revolving Loan deemed made pursuant to this Section 2.5(c) in satisfaction of Borrower’s reimbursement obligations arising pursuant to this Section 2.5(c). Borrower shall pay interest, on demand, on all amounts so paid by Administrative Agent for each day until Borrower reimburses Administrative Agent therefor at a rate per annum equal to the interest rate applicable to Revolving Loans for such day, whether such interest rate is the normal rate or the Default Rate.

(d) Reimbursement and Other Payments by Borrower. The obligations of Borrower to reimburse Administrative Agent pursuant to Section 2.5(c) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following:

(i) any lack of validity or enforceability of, or any amendment or waiver of or any consent to departure from, any Letter of Credit or any related document;

(ii) the existence of any claim, set-off, defense or other right which Borrower may have at any time against the beneficiary of any Letter of Credit, the LC Issuer (including any claim for improper payment), Administrative Agent, any Lender or any other Person, whether in connection with any Financing Document or any unrelated transaction, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(iii) any draft or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(iv) any affiliation between the LC Issuer and Administrative Agent; or

(v) to the extent permitted under applicable law, any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(e) Deposit Obligations of Borrower. In the event any Letters of Credit are outstanding at the time that Borrower prepays or is required to repay the Obligations or the Revolving Loan Commitment is terminated, Borrower shall (i) deposit with Administrative Agent for the benefit of all Revolving Lenders cash in an amount equal to one hundred and five percent (105%) of the aggregate outstanding Letter of Credit Liability to be available to Administrative Agent to reimburse payments of drafts drawn under such Letters of Credit and pay any fees and expenses related thereto and (ii) prepay the fee payable under Section 2.5(b) with respect to such Letters of Credit for the full remaining terms of such Letters of Credit. Upon termination of any such Letter of Credit, the unearned portion of such prepaid fee attributable to such Letter of Credit shall be refunded to Borrower, together with the deposit described in the preceding clause (i) to the extent not previously applied by Administrative Agent in the manner described herein.

(f) Participations in Support Agreements.

(i) Concurrently with the issuance of each Letter of Credit, Administrative Agent shall be deemed to have sold and transferred to each Revolving Lender (other than any Non-Funding Revolving Lenders at the time of such issuance), and each such Revolving Lender shall be deemed irrevocably and immediately to have purchased and received from Administrative Agent, without recourse or warranty, an undivided interest and participation in, to the extent of such Lender’s Pro Rata Share of the Revolving Loan Commitment, Administrative Agent’s Support Agreement liabilities and obligations in respect of such Letters of Credit and Borrower’s Reimbursement Obligations with respect thereto. Any purchase obligation arising pursuant to the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstances whatsoever.

(ii) If Administrative Agent makes any payment or disbursement under any Support Agreement and (x) Borrower has not reimbursed Administrative Agent in full for such payment or disbursement in accordance with Section 2.5(c), or (y) any reimbursement received by Administrative Agent from Borrower is or must be returned or rescinded upon or during any bankruptcy or reorganization of any Credit Party or otherwise, each Revolving Lender (other than any Revolving Lender that was a Non-Funding Revolving Lender at the time of the issuance of such Support Agreement) shall be irrevocably and unconditionally obligated to pay to Administrative Agent its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the Obligations of Borrower under Section 2.5(c)). To the extent any such Revolving Lender shall not have made such amount available to Administrative Agent by noon (Washington DC time) on the Business Day on which such Lender receives notice from Administrative Agent of such payment or disbursement, such Lender agrees to pay interest on such amount to Administrative Agent forthwith on demand accruing daily at the Federal Funds Rate, for the first three (3) days following such Lender’s receipt of such notice, and thereafter at the Base Rate plus the Base Rate Margin in respect of Revolving Loans. Any Revolving Lender’s failure to make available to Administrative Agent its Pro Rata Share of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available to Administrative Agent such other Revolving Lender’s Pro Rata Share of such payment, but no Revolving Lender shall be responsible for the failure of any other Lender to make available to Administrative Agent such other Lender’s Pro Rata Share of any such payment or disbursement.

Section 2.6 General Provisions Regarding Payment; Loan Account.

(a) All payments to be made by Borrower under any Financing Document, including payments of principal and interest made hereunder and pursuant to any other Financing Document, and all fees, expenses, indemnities and reimbursements, shall be made without set-off or counterclaim, in lawful money of the United States and in immediately available funds. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension (it being understood and agreed that, solely for purposes of calculating financial covenants and computations contained herein and determining compliance therewith, if payment is made, in full, on any such extended due date, such payment shall be deemed to have been paid on the original due date without giving effect to any extension thereto). Borrower shall make all payments in immediately available funds to the Payment Account before noon (Washington DC time) on the date when due, and any payment made after noon (Washington DC time) on any Business Day shall be deemed made on the next succeeding Business Day. Any prepayment or repayment of Revolving Loans and any optional or mandatory prepayment of the Term Loan shall be accompanied by timely delivery to Administrative Agent of an appropriately completed Payment Notification, as provided in Section 2.1(d). In the absence of receipt by Administrative Agent of an appropriately completed Payment Notification on or prior to such prepayment, Administrative Agent shall be entitled, notwithstanding any contrary application provisions contained herein, to apply optional prepayments received from Borrower in such manner as Administrative Agent shall determine in its sole and absolute discretion.

(b) Administrative Agent shall maintain a loan account (the “Loan Account”) on its books to record Loans and other extensions of credit made by the Lenders hereunder or under any other Financing Document, and all payments thereon made by Borrower. All entries in the Loan Account shall be made in accordance with Administrative Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Administrative Agent’s most recent printout or other written statement, shall be conclusive and binding evidence of the amounts due and owing to Administrative Agent and each Lender by Borrower absent clear and convincing evidence to the contrary; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s duty to pay all amounts owing hereunder or under any other Financing Document. Unless Borrower notifies Administrative Agent of any objection to any such printout or statement (specifically describing the basis for such objection) within thirty (30) days after the date of receipt thereof, it shall be deemed final, binding and conclusive upon Borrower in all respects as to all matters reflected therein.

Section 2.7 Maximum Interest.

(a) In no event shall the interest charged with respect to the Notes (if any) or any other obligations of Borrower under any Financing Document exceed the maximum amount permitted under the laws of the State of Maryland or of any other applicable jurisdiction.

(b) Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable hereunder or under any Note or other Financing Document (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable Law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrower shall, to the extent permitted by Law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply.

(c) In no event shall the total interest received by any Lender exceed the amount which it could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, any Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrower. In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

Section 2.8 Taxes.

(a) All payments of principal and interest on the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, property or franchise taxes and other taxes, fees, duties, levies, assessments, withholdings or other charges of any nature whatsoever (including interest and penalties thereon) imposed by any taxing authority, excluding taxes imposed on or measured by Administrative Agent’s or any Lender’s net income by the jurisdiction under which Administrative Agent or such Lender is organized or conducts business (other than solely as the result of entering into any of the Financing Documents or taking any action thereunder) (all non-excluded items being called “Taxes”). If any withholding or deduction from any payment to be made by Borrower hereunder is required in respect of any Taxes pursuant to any applicable Law, then Borrower will (i) pay directly to the relevant authority the full amount required to be so withheld or deducted, (ii) promptly forward to Administrative Agent an official receipt or other documentation satisfactory to Administrative Agent evidencing such payment to such authority, and (iii) pay to Administrative Agent for the account of Administrative Agent and Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by Administrative Agent and each Lender will equal the full amount Administrative Agent and such Lender would have received had no such withholding or deduction been required. If any Taxes are directly asserted against Administrative Agent or any Lender with respect to any payment received by Administrative Agent or such Lender hereunder, Administrative Agent or such Lender may pay such Taxes and Borrower will promptly pay such additional amounts (including any penalty, interest or expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which Administrative Agent or such Lender first made demand therefor.

(b) If Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Administrative Agent, for the account of Administrative Agent and the respective Lenders, the required receipts or other required documentary evidence, Borrower shall indemnify Administrative Agent and Lenders for any incremental Taxes, interest or penalties that may become payable by Administrative Agent or any Lender as a result of any such failure.

(c) Each Lender that is organized under the laws of a jurisdiction other than the United States and is a party hereto on the Closing Date or purports to become an assignee of an interest pursuant to Section 12.6(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) (each such Lender a “Foreign Lender”) shall execute and deliver to each of Borrower and Administrative Agent one or more (as Borrower or Administrative Agent may reasonably request) United States Internal Revenue Service Forms W 8ECI, W 8BEN, W-8IMY (as applicable) and other applicable forms, certificates or documents prescribed by the United States Internal Revenue Service or reasonably requested by Administrative Agent certifying as to such Lender’s entitlement to a complete exemption from withholding or deduction of Taxes. Borrower shall not be required to pay additional amounts to any Lender pursuant to this Section 2.8 with respect to United States withholding and income Taxes to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Lender to comply with this paragraph other than as a result of a change in Law.

Section 2.9 Capital Adequacy.

If any Lender shall reasonably determine that the adoption or taking effect of, or any change in, any applicable Law regarding capital adequacy, in each instance, after the Closing Date, or any change after the Closing Date in the interpretation, administration or application thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or the compliance by any Lender or any Person controlling such Lender with any request, guideline or directive regarding capital adequacy (whether or not having the force of Law) of any such Governmental Authority, central bank or comparable agency adopted or otherwise taking effect after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder or under any Support Agreement or Lender Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such adoption, taking effect, change, interpretation, administration, application or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) then from time to time, upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Administrative Agent), Borrower shall promptly pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is no more than two hundred seventy (270) days prior to the date on which such Lender first made demand therefor; provided that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in applicable Law”, regardless of the date enacted, adopted or issued.

Section 2.10 Mitigation Obligations.

If any Lender requests compensation under either Section 2.3(d)(ii) or Section 2.9, or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8, then, upon the written request of Borrower, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder (subject to the provisions of Section 12.6) to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or materially reduce amounts payable pursuant to any such Section, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (as determined in its sole discretion). Without limitation of the provisions of Section 9.1, Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.11 Uncommitted Term Loan Increase.

(a) The Borrower may, after the Closing Date, deliver to Administrative Agent a request (an “Increase Request”) borrow an additional term loan (such additional borrowing being a “Term Loan Increase”), provided that (i) the aggregate amount of the Term Loan Increase shall not exceed $15,000,000; (ii) no Term Loan Increase shall be funded later than June 30, 2014; (iii) no Term Loan Increase shall be funded earlier than thirty (30) days after the delivery of the Increase Request to Administrative Agent; (iv) the Term Loan Increase shall be used solely to finance a Permitted Acquisition and related closing costs or for other corporate purposes approved by Administrative Agent; (v) prior to consummating the Term Loan Increase, Borrower shall have delivered to Administrative Agent a pro forma Compliance Certificate demonstrating that, upon giving effect to the Term Loan Increase, on a pro forma basis, Borrower would be in compliance with the financial covenants set forth in Article 6 as of the most recent fiscal quarter for which Borrower has delivered financial statements pursuant to Section 4.1; provided that Borrower shall also demonstrate and certify to Administrative Agent and the Lenders that it has achieved Adjusted EBITDA of at least $22,000,000 for the most recently ended twelve (12) month period; (vi) the final maturity of the term loan made pursuant to a Term Loan Increase shall not be earlier than the Commitment Expiry Date and the Weighted Average Life to Maturity of the term loan made pursuant to the Term Loan Increase shall not be shorter than the remaining Weighted Average Life to Maturity of the existing Term Loan immediately prior to the Term Loan Increase Date; and (vii) both before and after giving effect to the Term Loan Increase, no Default or Event of Default shall have occurred and be continuing.

(b) Administrative Agent shall promptly notify each Lender of the proposed Term Loan Increase and of the proposed terms and conditions therefor agreed between Borrower and Administrative Agent. Each such Lender may, in its sole discretion, commit to participate in the Term Loan Increase by forwarding its commitment thereto to Administrative Agent in form and substance satisfactory to Administrative Agent. In consultation with Borrower, Administrative Agent shall allocate the commitments to be made as part of the Term Loan Increase to the Lenders from which it has received commitments. If Administrative Agent does not receive sufficient commitments from existing Lenders to effectuate the Term Loan Increase, it may allocate unsubscribed amounts to any other Person (other than any Credit Party or any

Affiliate thereof) from which it has received commitments reasonably acceptable to Administrative Agent and Borrower (each new Person and existing Lender electing to participate in a Term Loan Increase referred to herein as a “Participating Lender” and collectively, as the “Participating Lenders”). Nothing in this Agreement shall be construed to obligate any Lender to participate in the Term Loan Increase (each Lender’s decision to be made in its own discretion).

(c) The Term Loan Increase shall become effective on a date agreed by Borrower and Administrative Agent (a “Term Loan Increase Date”), subject to the satisfaction of the conditions precedent set forth in Section 7.2.

(d) The Term Loan Increase shall be evidenced by an amendment or supplement to this Agreement executed by the Borrower (and consented to by all other Credit Parties), Administrative Agent and the Participating Lenders. Unless otherwise agreed by the Credit Parties, the Participating Lenders, Required Lenders and Administrative Agent, the term loan made to consummate the Term Loan Increase shall be subject to the pricing, interest rate, fee and amortization provisions of this Agreement then applicable to the Term Loan. Notwithstanding the foregoing, if the effective yield (the “Effective Yield”) with respect to the Term Loan Increase (taking into account Applicable Margins, interest rate floors, original issue discount (“OID”) and upfront fees but disregarding any arrangement fees, agency or underwriting fees (with OID and upfront fees being equated to interest based on an assumed four year life to maturity)) exceeds the Effective Yield then in effect for the existing Term Loan by more than one-half of one percent (0.50%), then the Applicable Margin and interest rate floor, as applicable, with respect to the existing Term Loan shall be increased to such level as necessary to cause the Effective Yield of the existing Term Loan to be exceeded by the Effective Yield with respect to the Term Loan Increase (with OID and upfront fees being equated to interest based on an assumed four year lfe to maturity and added to the Applicable Margin, if applicable) by no more than one-half of one percent (0.50%). Upon closing of the Term Loan Increase, new Participating Lenders shall be deemed to be Term Loan Lenders and the term loan made pursuant to the Term Loan Increase shall for all purposes be deemed to be a Term Loan hereunder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

To induce Administrative Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, each Credit Party hereby represents and warrants to Administrative Agent and each Lender that:

Section 3.1 Existence and Power.

Each Credit Party is an entity as specified on Schedule 3.1, is duly organized, validly existing and in good standing under the laws of the jurisdiction specified on Schedule 3.1, has the same legal name as it appears in such Credit Party’s Organizational Documents and an organizational identification number (if any), in each case as specified on Schedule 3.1, and has all Permits required in order to conduct its business as now conducted, except where the failure to have such Permits could not reasonably be expected to have a

Material Adverse Effect. Each Credit Party is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions as of the Closing Date are specified on Schedule 3.1, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.1, no Credit Party has had, over the five (5) year period preceding the Closing Date, any name other than its current name or was incorporated or organized under the laws of any jurisdiction other than its current jurisdiction of incorporation or organization.

Section 3.2 Organization and Governmental Authorization; No Contravention.

The execution, delivery and performance by each Credit Party of the Operative Documents to which it is a party are within its powers, have been duly authorized by all necessary action pursuant to its Organizational Documents, require no further action by or in respect of, or filing with, any Governmental Authority (other than the filing of UCC-1 financing statements) and do not violate, conflict with or cause a breach or a default under (i) any Law or any of the Organizational Documents of any Credit Party or (ii) any agreement or instrument binding upon it, except for such violations, conflicts, breaches or defaults as could not, with respect to this clause (ii), reasonably be expected to have a Material Adverse Effect.

Section 3.3 Binding Effect.

Each of the Operative Documents to which any Credit Party is a party constitutes a valid and binding agreement or instrument of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

Section 3.4 Capitalization.

The authorized Capital Stock of each of Borrower’s Subsidiaries as of the Closing Date is as set forth on Schedule 3.4. All issued and outstanding Capital Stock of each of such Subsidiaries is duly authorized and validly issued, fully paid, non-assessable, free and clear of all Liens other than those in favor of Administrative Agent for the benefit of Administrative Agent and Lenders, and such Capital Stock was issued in material compliance with all applicable Laws. The identity of the holders of the Capital Stock of each of Borrower’s Subsidiaries and the percentage of such holders’ fully diluted ownership of the Capital Stock of each of such Subsidiaries as of the Closing Date is set forth on Schedule 3.4. No shares of the Capital Stock of any Subsidiary of Borrower, other than those described above, are issued and outstanding as of the Closing Date. Except as set forth on Schedule 3.4, as of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Subsidiary of Borrower of any Capital Stock of any such entity.

Section 3.5 Financial Information.

(a) The consolidated and consolidating balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2011 and the related consolidated and consolidating statements of operations, stockholders’ equity and cash flows for the fiscal year then ended, reported on by Cherry, Bekaert & Holland, L.L.P., copies of which have been delivered to Administrative Agent, fairly present, in conformity with GAAP, the consolidated and consolidating financial position of Borrower and its Consolidated Subsidiaries as of such date and their consolidated and consolidating results of operations, changes in stockholders’ equity (or comparable calculation) and cash flows for such period.

(b) The unaudited consolidated and consolidating balance sheet of Borrower and its Consolidated Subsidiaries as of September 30, 2012 and the related unaudited consolidated and consolidating statements of operations and cash flows for the nine (9) months then ended, copies of which have been delivered to Administrative Agent, fairly present, in conformity with GAAP applied on a basis consistent with the financial statements referred to in Section 3.5(a), the consolidated and consolidating financial position of Borrower and its Consolidated Subsidiaries as of such date and their consolidated and consolidating results of operations and cash flows for the nine (9) months then ended (subject to normal year-end adjustments and the absence of footnote disclosures).

(c) The pro forma balance sheet of Borrower and its Consolidated Subsidiaries as of September 30, 2012, copies of which have been delivered to Administrative Agent, fairly presents, in conformity with GAAP applied on a basis consistent with the financial statements referred to in Section 3.5(a), the consolidated and consolidating financial position of Borrower and its Consolidated Subsidiaries as of such date, adjusted to give effect (as if such events had occurred on such date) to (i) the transactions contemplated by the Operative Documents, (ii) the making of the initial Loans and the issuance of any initial Letters of Credit, (iii) the application of the proceeds therefrom as contemplated by the Operative Documents and (iv) the payment of all legal, accounting and other fees related thereto to the extent known at the time of the preparation of such balance sheet. As of the date of such balance sheet and the date hereof, no Credit Party had or has any material liabilities, contingent or otherwise, including liabilities for taxes, long-term leases or forward or long-term commitments, which are not properly reflected on such balance sheet.

(d) The information contained in the most recently delivered Borrowing Availability Certificate is complete and correct.

(e) Since June 30, 2012, there has been no material adverse change in the business, operations, properties or condition (financial or otherwise) of Borrower and its Consolidated Subsidiaries, taken as a whole.

Section 3.6 Litigation.

Except as set forth on Schedule 3.6, as of the Closing Date there is no Litigation pending against, or to such Credit Party’s knowledge threatened against or affecting, any Credit Party. There is no Litigation pending in which an adverse decision could reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of any of the Operative Documents.

Section 3.7 Ownership of Property.

Each Credit Party is the lawful owner of, has good and defensible title to and is in lawful possession of, or has valid leasehold interests in, all properties and other assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Person, except as may have been disposed of in the Ordinary Course of Business or otherwise in compliance with the terms hereof.

Section 3.8 No Default.

No Default or Event of Default has occurred and is continuing. No Credit Party is in breach or default under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect.

Section 3.9 Labor Matters.

As of the Closing Date, there are no strikes or other labor disputes pending or, to such Credit Party’s knowledge, threatened against any Credit Party. Hours worked and payments made to the employees of the Credit Parties have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters. All payments due from the Credit Parties, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be. The consummation of the transactions contemplated by the Financing Documents and the other Operative Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.

Section 3.10 Regulated Entities.

No Credit Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.

Section 3.11 Margin Regulations.

None of the proceeds from the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

Section 3.12 Compliance With Laws; Anti-Terrorism Laws

(a) Each Credit Party is in compliance with the requirements of all applicable Laws, except for such Laws the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

(b) None of the Credit Parties and, to the knowledge of the Credit Parties, none of their Affiliates (i) is in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, (iii) is a Blocked Person, or is controlled by a Blocked Person, (iv) is acting or will act for or on behalf of a Blocked Person, (v) is associated with, or will become associated with, a Blocked Person or (vi) is providing, or will provide, material, financial or technical support or other services to or in support of acts of terrorism of a Blocked Person. No Credit Party nor, to the knowledge of any Credit Party, any of its Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

Section 3.13 Taxes.

All Federal, state and local tax returns, reports and statements required to be filed by or on behalf of each Credit Party have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed and, except to the extent subject to a Permitted Contest, all Taxes (including real property Taxes) and other charges shown to be due and payable in respect thereof have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof. Except to the extent subject to a Permitted Contest, all state and local sales and use Taxes required to be paid by each Credit Party have been paid. All Federal and state returns have been filed by each Credit Party for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and, except to the extent subject to a Permitted Contest, the amounts shown thereon to be due and payable have been paid in full or adequate provisions therefor have been made.

Section 3.14 Compliance with ERISA.

(a) Each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy, the applicable requirements of ERISA and the Code in all material respects. Each ERISA Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, and the United States Internal Revenue Service has issued a favorable determination letter with respect to each such ERISA Plan which may be relied on currently. No Credit Party has incurred liability for any material excise tax under Sections 4971 through 5000 of the Code.

(b) During the thirty-six (36) month period prior to the Closing Date or the making of any Loan or the issuance of any Letter of Credit, (i) no steps have been taken to terminate any Pension Plan and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by any Credit Party of any material liability, fine or penalty. No Credit Party has incurred liability to the PBGC (other than for current premiums) with respect to any employee

Pension Plan. All contributions (if any) have been made on a timely basis to any Multiemployer Pension Plan that are required to be made by any Credit Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable Law; no Credit Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and no Credit Party nor any member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

Section 3.15 Brokers.

Except as set forth on Schedule 3.15, and except for fees payable to Administrative Agent and/or Lenders, no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Operative Documents, and no Credit Party has or will have any obligation to any Person in respect of any finder’s or brokerage fees in connection herewith or therewith.

Section 3.16 Related Transactions.

The Acquisition has been consummated in all material respects pursuant to the provisions of the Acquisition Documents, true and complete copies of which have been delivered to Administrative Agent, and in compliance with all applicable Law.

Section 3.17 Material Contracts.

Except for the Operative Documents and the other agreements set forth on Schedule 3.17 (collectively with the Operative Documents, the “Material Contracts”), as of the Closing Date there are no (i) employment agreements covering the management of any Credit Party, (ii) collective bargaining agreements or other labor agreements covering any employees of any Credit Party, (iii) agreements for managerial, consulting or similar services to which any Credit Party is a party or by which it is bound, (iv) agreements regarding any Credit Party, its assets or operations or any investment therein to which any of its equityholders is a party or by which it is bound, (v) real estate leases, Intellectual Property licenses or other lease or license agreements to which any Credit Party is a party, either as lessor or lessee, or as licensor or licensee (other than licenses arising from the purchase of “off the shelf” products), or (vi) customer or supply agreements to which any Credit Party is a party, in each case with respect to the preceding clauses (i), (iii), (iv), (v) and (vi) requiring payment of more than $500,000 in any year or (vii) any other agreements or instruments to which any Credit Party is a party, and the breach, nonperformance or cancellation of which, or the failure of which to renew, could reasonably be expected to have a Material Adverse Effect. Schedule 3.17 sets forth, with respect to each real estate lease agreement to which any Credit Party is a party as of the Closing Date, the address of the subject property and the annual rental (or, where applicable, a general description of the method of computing the annual rental). The consummation of the transactions contemplated by the Financing Documents and the other Operative Documents will not give rise to a right of termination in favor of any party to any Material Contract (other than any Credit Party).

Section 3.18 Compliance with Environmental Requirements; No Hazardous Materials.

(a) Except in each case as set forth on Schedule 3.18, (i) no Hazardous Materials are located on any properties now or previously owned, leased or operated by any Credit Party or have been released into the environment, or deposited, discharged, placed or disposed of at, on, under or near any of such properties in a manner that would require the taking of any action under any Environmental Law and have given rise to, or could reasonably be expected to give rise to, Remediation costs and expenses on the part of the Credit Parties in excess of $250,000. No portion of any such property is being used, or has been used at any previous time, for the disposal, storage, treatment, processing or other handling of Hazardous Materials in violation of any Environmental Law nor is any such property affected by any Hazardous Materials Contamination; and (ii) to the knowledge of Borrower, all oral or written notifications of a release of Hazardous Materials required to be filed by or on behalf of any Credit Party under any applicable Environmental Law have been filed or are in the process of being timely filed by or on behalf of the applicable Credit Party.

(b) Except in each case as set forth on Schedule 3.18, notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to Borrower’s knowledge, threatened by any Governmental Authority or other Person with respect to any (i) alleged violation by any Credit Party of any Environmental Law, (ii) alleged failure by any Credit Party to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials or (iv) release of Hazardous Materials.

(c) Except in each case as set forth on Schedule 3.18, no property now owned or leased by any Credit Party and, to the knowledge of Borrower, no such property previously owned or leased by any Credit Party, to which any Credit Party has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to Borrower’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of Federal, state or local enforcement actions or, to the knowledge of Borrower, other investigations which may lead to claims against any Credit Party for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, but not limited to, claims under CERCLA.

(d) Except in each case as set forth on Schedule 3.18, there are no underground storage tanks located on any property owned or leased by any Credit Party that are not properly registered or permitted under applicable Environmental Laws or that are leaking or releasing Hazardous Materials.

(e) Except in each case as set forth on Schedule 3.18, there are no Liens under or pursuant to any applicable Environmental Laws on any real property or other assets owned or leased by any Credit Party, and no actions by any Governmental Authority have been taken or, to the knowledge of Borrower, are in process which could subject any of such properties or assets to such Liens.

For purposes of this Section 3.18, each Credit Party shall be deemed to include any business or business entity (including a corporation) which is, in whole or in part, a predecessor of such Credit Party.

Section 3.19 Intellectual Property.

Each Credit Party owns, is licensed to use or otherwise has the right to use, all Intellectual Property that is material to the financial condition, business or results of operations of such Credit Party. All such Intellectual Property existing as of the Closing Date and registered with any United States or foreign Governmental Authority is set forth on Schedule 3.19. All Intellectual Property of each Credit Party is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances. To each Credit Party’s knowledge, each Credit Party conducts its business without infringement or claim of infringement of any Intellectual Property rights of others and there is no infringement or claim of infringement by others of any Intellectual Property rights of any Credit Party, which infringement or claim of infringement could reasonably be expected to have a Material Adverse Effect.

Section 3.20 Real Property Interests.

Except for leasehold interests disclosed on Schedule 3.17, and except for the ownership or other interests set forth on Schedule 3.20, no Credit Party has, as of the Closing Date, any ownership, leasehold or other interest in real property. Schedule 3.20 sets forth, with respect to each parcel of real estate owned by any Credit Party as of the Closing Date, the address and legal description of such parcel.

Section 3.21 Solvency.

Borrower and each additional Credit Party is Solvent.

Section 3.22 Full Disclosure.

None of the information (financial or otherwise) furnished by or on behalf of any Credit Party to Administrative Agent or any Lender in connection with the consummation of the transactions contemplated by the Operative Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made. All financial projections delivered to Administrative Agent and the Lenders have been prepared on the basis of the assumptions stated therein. Such projections represent Borrower’s reasonable estimate of Borrower’s future financial performance and such assumptions are believed by Borrower to be fair and reasonable in light of current business conditions; provided that Borrower can give no assurance that such projections will be attained.

Section 3.23 Representations and Warranties Incorporated from Other Operative Documents.

As of the Closing Date, each of the representations and warranties made in the Operative Documents by each of the parties thereto (other than Cypress and its Subsidiaries with respect to the Acquisition Documents) is true and correct in all material respects, and such representations and warranties are hereby incorporated herein by reference with the same effect as though set forth in their entirety herein, as qualified therein, except to the extent that such representation or warranty relates to a specific earlier date, in which case such representation and warranty shall be true as of such earlier date. Borrower has no reason to believe any of the representations and warranties made in the Acquisition Documents by Cypress and its Subsidiaries are not true and correct in all material respects.

Section 3.24 Compliance of Products.

(a) The Credit Parties:

(i) have obtained all Required Permits, or have contracted with third parties holding Required Permits, necessary for compliance with all Laws and all such Required Permits are in full force and effect, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect;

(ii) have not received any communication from any Governmental Authority regarding, and there are no facts or circumstances that are likely to give rise to (A) any material adverse change in any Required Permit, or any failure to materially comply with any Laws or any term or requirement of any Required Permit or (B) any revocation, withdrawal, suspension, cancellation, material limitation, termination or material modification of any Required Permit;

(iii) have not used the services of any Person debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. Section 335a;

(iv) warrant and represent that none of their officers, directors, employees, shareholders, agents, Affiliates or, to Borrower’s knowledge after reasonable and diligent inquiry and investigation, any consultant involved in any Product application, has been convicted of any crime or engaged in any conduct for which debarment is authorized by 21 U.S.C. Section 335a;

(v) warrant and represent that none of their officers, directors, employees, shareholders, agents, Affiliates or, to Borrower’s knowledge after reasonable and diligent inquiry and investigation, any consultant has made an untrue statement of material fact or fraudulent statement to the FDA or failed to disclose a material fact required to be disclosed to the FDA, committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Regulation 46191 (September 10, 1991);

(vi) warrant and represent that all applications, notifications, submissions, information, claims, reports and statistics and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Required Permit from the FDA or other Governmental Authority relating to the Credit Parties, their business operations and Products, when submitted to the FDA or other Governmental Authority were true, complete and correct in all material respects as of the date of submission or any necessary or required updates, changes, corrections or modifications to such applications, submissions, information and data have been submitted to the FDA or other Governmental Authority. The Required Permits issued by the FDA and other Governmental Authorities for the Credit Parties’ products are valid and supported by proper research, design, testing, analysis and disclosure;

(vii) warrant and represent that all preclinical and clinical trials in respect of the activities of the Credit Parties being conducted by or on behalf of the Credit Parties that have been submitted to any Governmental Authority, including the FDA and its counterparts worldwide, in connection with any Required Permit, are being or have been conducted in compliance in all material respects with the required experimental protocols, procedures and controls pursuant to applicable Laws;

(viii) have not received any written notice that any Governmental Authority, including without limitation the FDA, the DEA, the Office of the Inspector General of HHS or the United States Department of Justice has commenced or threatened to initiate any action against a Credit Party, any action to enjoin a Credit Party, its officers, directors, employees, shareholders or its agents and Affiliates, from conducting its business at any facility owned or used by it or for any material civil penalty, injunction, seizure or criminal action that could reasonably be expected to have a Material Adverse Effect;

(ix) except as set forth on Schedule 3.24, the Credit Parties have not received from the FDA or the DEA, at any time since January 1, 2008, a Warning Letter, Form FDA-483, “Untitled Letter,” other correspondence or notice setting forth allegedly objectionable observations or alleged violations of laws and regulations enforced by the FDA or the DEA, or any comparable correspondence from any state or local authority responsible for regulating drug products and establishments, or any comparable correspondence from any foreign counterpart of the FDA or DEA, or any comparable correspondence from any foreign counterpart of any state or local authority with regard to any Product or the manufacture, processing, packing, or holding thereof; and

(x) except as set forth on Schedule 3.24, (A) the Credit Parties have not engaged in any Recalls, field notifications, Market Withdrawals, warnings, “dear doctor” letters, investigator notices, safety alerts, “serious adverse event” reports or other notice of action relating to an alleged lack of safety or regulatory compliance of the Products issued by the Credit Parties, any clinical investigator, and/or other third party (“Safety Notices”), (B) have no knowledge of any material product complaints with respect to the Products which, if true, could reasonably be expected to have a Material Adverse Effect, and (C) have no knowledge of any facts that would be reasonably likely to result in (1) a material Safety Notice with respect to the Products, (2) a material change in the labeling of any of the Products, or (3) a termination or suspension of developing and testing of any of the Products.

(b) With respect to Products:

(i) All Products are listed on Schedule 1.1 and Borrower has delivered to Administrative Agent on or prior to the Closing Date copies of all Required Permits relating to such Products issued or outstanding as of the Closing Date; provided, however, that, if after the Closing Date, the Credit Parties wish to manufacture, sell, develop, test or market any new Product, Borrower shall give prior written notice to Administrative Agent of such intention (which shall include a brief description of such Product, plus copies of all Required Permits relating to such new Product and/or the Credit Parties’ manufacture, sale, development, testing or marketing thereof issued or outstanding as of the date of such notice) along with a copy of an amended and restated Schedule 1.1; and further, provided, that, if the Credit Parties shall at any time obtain any new or additional Required Permits from the FDA, DEA, or parallel state or local authorities, or foreign counterparts of the FDA, DEA, or parallel state or local authorities, with respect to any Product which has previously been disclosed to Administrative Agent, Borrower shall promptly give written notice to Administrative Agent of such new or additional Required Permits, along with a copy thereof);

(ii) Each Product is not adulterated or misbranded within the meaning of the FDCA, except where a failure of a Product so to comply could not reasonably be expected to have a Material Adverse Effect;

(iii) Each Product is not an article prohibited from introduction into interstate commerce under the provisions of Sections 404, 505 or 512 of the FDCA, except where such introduction of a prohibited Product could not reasonably be expected to have a Material Adverse Effect;

(iv) Each Product that is sold pursuant to the Credit Parties’ belief that it is not a “new drug”, as that term is defined in 21 U.S.C. Section 321(p), is generally recognized by qualified experts as safe and effective for its intended uses as those terms have been interpreted by FDA and the United States Supreme Court, and has been used for a material extent and for a material time for such uses, except where a failure of a Product to meet such conditions could not reasonably be expected to have a Material Adverse Effect;

(v) Each Product for which a Drug Efficacy Study Implementation (“DESI”) notice has been published in the Federal Register and each Product that is identical to, related to, or similar to such a drug conforms with the requirements set forth in such DESI notice, except where a failure to conform could not reasonably be expected to have a Material Adverse Effect;

(vi) Each Product has been and shall be manufactured, imported, possessed, owned, warehoused, marketed, promoted, sold, labeled, furnished, distributed and marketed in accordance with all applicable Permits and Laws, except where a failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vii) Each Product has been and shall be manufactured in accordance with Good Manufacturing Practices, except where a failure to do so could not reasonably be expected to have a Material Adverse Effect;

(viii) Without limiting the generality of Section 3.24(a)(i) and (ii) above, with respect to any Product being tested or manufactured by the Credit Parties, the Credit Parties have received, and such Product shall be the subject of, all Required Permits needed in connection with the testing or manufacture of such Product as such testing is currently being conducted by or on behalf of the Credit Parties, and, to the Credit Parties’ knowledge, the Credit Parties have not received any notice from any applicable Government Authority, specifically including the FDA, that such Government Authority is conducting an investigation or review of (A) the Credit Parties’ manufacturing facilities and processes for such Product which have disclosed any material deficiencies or violations of Laws or the Required Permits related to the manufacture of such Product, or (B) any such Required Permit or that any such Required Permit has been revoked or withdrawn, nor has any such Governmental Authority issued any order or recommendation stating that the development, testing or manufacturing of such Product by the Credit Parties should cease;

(ix) Without limiting the generality of Section 3.24(a)(i) and (ii) above, with respect to any Product marketed or sold by the Credit Parties, the Credit Parties shall have received, and such Product shall be the subject of, all Required Permits needed in connection with the marketing and sales of such Product as currently being marketed or sold by the Credit Parties, and, to the Credit Parties’ knowledge, the Credit Parties have not received any notice from any applicable Governmental Authority, specifically including the FDA, that such Governmental Authority is conducting an investigation or review of any such Required Permit or approval or that any such Required Permit has been revoked or withdrawn, nor has any such Governmental Authority issued any order or recommendation stating that such marketing or sales of such Product cease or that such Product be withdrawn from the marketplace; and

(x) The Credit Parties have not (since the Closing Date) experienced any significant failures in the manufacturing of any Product such that the amount of such Product successfully manufactured by the Credit Parties in accordance with all specifications thereof and the Required Payments related thereto in any month shall decrease significantly with respect to the quantities of such Product produced in the prior month.

ARTICLE 4

AFFIRMATIVE COVENANTS

Each Credit Party agrees that, so long as any Credit Exposure exists:

Section 4.1 Financial Statements and Other Reports.

Each Credit Party will maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with GAAP and to provide the information required to be delivered to Administrative Agent and the Lenders hereunder, and will deliver to Administrative Agent, and, in the case of the deliveries required by paragraphs (a) through (f), (m), (n) and (p), each Lender:

(a) as soon as practicable and in any event within forty-five (45) days after the end of each month (including the last month of Borrower’s Fiscal Year), a consolidated and consolidating balance sheet of Borrower and its Consolidated Subsidiaries as at the end of such month and the related consolidated and consolidating statements of operations and cash flows for such month, and for the portion of the Fiscal Year ended at the end of such month setting forth in each case in comparative form the figures for the corresponding periods of the previous Fiscal Year and the figures for such month and for such portion of the Fiscal Year ended at the end of such month set forth in the annual operating and Capital Expenditure budgets and cash flow forecast delivered pursuant to Section 4.1(m), all in reasonable detail and certified by a Responsible Officer as fairly presenting in all material respects the financial condition and results of operations of Borrower and its Consolidated Subsidiaries and as having been prepared in accordance with GAAP applied on a basis consistent with the audited financial statements of Borrower, subject to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosures;

(b) as soon as available and in any event within ninety (90) days after the end of each Fiscal Year, a consolidated and consolidating balance sheet of Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated and consolidating statements of operations, stockholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year and the figures for such Fiscal Year set forth in the annual operating and Capital Expenditure budgets and cash flow forecast delivered pursuant to Section 4.1(m), certified (solely with respect to such consolidated statements) without qualification (including with respect to the scope of audit) or exception by independent public accountants of nationally recognized standing and acceptable to Administrative Agent (it being understood that Cherry, Bekaert & Holland L.L.P. is acceptable to Administrative Agent as of the Closing Date);

(c) together with each delivery of financial statements pursuant to Sections 4.1(a) (for the last month of each fiscal quarter only) and 4.1(b), (i) a Compliance Certificate and (ii) a management report (1) describing the operations and financial condition of Borrower and its Consolidated Subsidiaries for the fiscal period covered by such financial statements and the portion of the current Fiscal Year then elapsed (or for the Fiscal Year then ended in the case of year-end financials) and (2) discussing the reasons for any significant variations as between the fiscal period covered and the portion of the Fiscal Year then elapsed, and as between such periods and the same periods during the immediately preceding Fiscal Year, such information to be presented in reasonable detail and to be certified by a Responsible Officer to the effect that such information fairly presents in all material respects the results of operations and financial condition of Borrower and its Consolidated Subsidiaries as at the dates and for the periods indicated;

(d) together with each delivery of financial statements pursuant to Section 4.1(b) above, (i) a written statement by the independent public accountants giving the report thereon stating that their audit examination has included a review of the terms of this Agreement as it relates to accounting matters and (ii) an Excess Cash Flow Certificate.

(e) promptly upon receipt thereof, copies of all reports submitted to any Credit Party by independent public accountants in connection with each annual, interim or special audit of the financial statements of any Credit Party made by such accountants, including the comment letter submitted by such accountants to management in connection with their annual audit;

(f) promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by any Credit Party to its security holders in their capacities as such, (ii) all regular and periodic reports and all registration statements and prospectuses filed by any Credit Party with any securities exchange or with the Securities and Exchange Commission or any successor, (iii) all press releases and other statements made available generally by any Credit Party concerning material developments in the business of any Credit Party and (iv) all Swap Contracts entered into by any Credit Party (to the extent not previously delivered to Administrative Agent by the Eligible Swap Counterparty party thereto);

(g) promptly upon such information becoming available, a summary of all purchase price and other monetary adjustments that are made pursuant to any of the Acquisition Documents;

(h) promptly upon any officer of any Credit Party obtaining knowledge (i) of the existence of any Event of Default or Default, or becoming aware that the holder of any Debt of any Credit Party in excess of $250,000 has given any notice or taken any other action with respect to a claimed default thereunder, (ii) of any change in Borrower’s certified accountant or any resignation, or decision not to stand for re-election, by any member of Borrower’s board of directors, (iii) that any Person has given any notice to any Credit Party or taken any other action with respect to a claimed default under any Material Contract or (iv) of the institution of any Litigation seeking equitable relief to which a Credit Party is a party or involving an alleged liability of any Credit Party equal to or greater than $250,000 or any adverse determination in any Litigation involving equitable relief or a potential liability of any Credit Party equal to or greater than $250,000, a certificate of a Responsible Officer specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default (including any Event of Default or Default), event or condition, and what action the applicable Credit Party has taken, is taking or proposes to take with respect thereto;

(i) promptly upon any Responsible Officer of any Credit Party obtaining knowledge of (i) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, (ii) the failure of any member of the Controlled Group to make a required contribution on a timely basis to any ERISA Plan or to any Multiemployer Pension Plan, (iii) the taking of any action with respect to a Pension Plan which could result in the requirement that Borrower or any Subsidiary furnish a bond or other security to the PBGC or such Pension Plan, (iv) the occurrence of a reportable event under Section 4043 of ERISA (for which a reporting requirement is not waived) with respect to any Pension Plan, (v) the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), (vi) any material increase in the contingent liability of Borrower or any Subsidiary with respect to any post-retirement welfare plan benefit or (vii) the receipt by any Credit Party of any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent, a certificate of a Responsible Officer specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person, and what action the applicable Credit Party has taken, is taking or proposed to take with respect thereto;

(j) promptly upon any Responsible Officer of any Credit Party obtaining knowledge of any complaint, order, citation, notice or other written communication from any Person delivered to any Credit Party with respect to, or if any officer of any Credit Party becomes aware of (i) the existence or alleged existence of a violation of any applicable Environmental Law, (ii) any release of any Hazardous Materials into the environment, (iii) the commencement of any cleanup of any Hazardous Materials, (iv) any pending legislative or threatened proceeding for the termination, suspension or non-renewal of any Permit required under any applicable Environmental Law that is reasonably likely to have a Material Adverse Effect, or (v) any property of any Credit Party that is or will be subject to a Lien imposed pursuant to any Environmental Law, a certificate of a Responsible Officer specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person, and what action the applicable Credit Party has taken, is taking or proposes to take with respect thereto;

(k) promptly after the conclusion of each fiscal quarter, a certificate of a Responsible Officer describing in such detail as Administrative Agent shall reasonably require (i) all Intellectual Property that any Credit Party has registered or applied to register with any Governmental Authority or (ii) any interest in real property (including leasehold interests in real property) acquired by any Credit Party;

(l) promptly upon receipt or filing thereof, copies of any reports or notices related to any material taxes and any other material reports or notices received by any Credit Party from, or filed by any Credit Party with, any Governmental Authority;

(m) prior to the conclusion of each Fiscal Year, Borrower’s annual operating plans, operating and Capital Expenditure budgets, and financial forecasts, including cash flow projections covering proposed fundings, repayments, additional advances, investments and other cash receipts and disbursements, each for the following three (3) Fiscal Years which shall be presented on a monthly basis for the next Fiscal Year and annually for the two (2) subsequent Fiscal Years, all of which shall be in a format reasonably consistent with projections, budgets and forecasts theretofore provided to the Lenders, and promptly following the preparation thereof, updates to any of the foregoing from time to time prepared by management of Borrower;

(n) together with each delivery of financial statements pursuant to Section 4.1(a), and from time to time upon the request of Administrative Agent, a Borrowing Availability Certificate as of the last day of the month most recently ended, together with such reconciliation reports as may be reasonably requested by Administrative Agent with respect to the components of such Borrowing Availability Certificate;

(o) within two (2) Business Days after any request therefor, such information in such detail concerning the amount, composition and manner of calculation of the Borrowing Availability as Administrative Agent or any Lender may reasonably request;

(p) from time to time, if Administrative Agent or any Lender determines that obtaining appraisals is necessary in order for Administrative Agent or such Lender to comply with applicable Laws, appraisal reports in form and substance and from appraisers satisfactory to Administrative Agent stating the then current fair market values of all or any portion of the real estate owned by Borrower or any Subsidiaries. In addition to the foregoing, from time to time, but in the absence of a Default or Event of Default not more than once during each calendar year, Administrative Agent may require Borrower to obtain and deliver to Administrative Agent appraisal reports in form and substance and from appraisers satisfactory to Administrative Agent stating the then current market values of all or any portion of the real estate and personal property owned by Borrower or any Subsidiaries; and

(q) with reasonable promptness, such other information and data with respect to any Credit Party as from time to time may be reasonably requested by Administrative Agent or any Lender.

Section 4.2 Payment and Performance of Obligations.

Each Credit Party (i) will pay and discharge, and cause each Subsidiary to pay and discharge, at or before maturity, all of their respective obligations and liabilities, including tax liabilities, except for such obligations and/or liabilities (x) that may be the subject of a Permitted Contest and (y) the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect, (ii) will maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities and (iii) will not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect.

Section 4.3 Maintenance of Existence.

Each Credit Party will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect, their respective existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, except in connection with a transaction permitted under Section 5.7.

Section 4.4 Maintenance of Property; Insurance.

(a) Each Credit Party will keep, and will cause each Subsidiary to keep, all property necessary or used in its business in good working order and condition, ordinary wear and tear excepted.

(b) Upon completion of any Permitted Contest, each Credit Party shall, and will cause each Subsidiary to, timely pay the amount due, if any, and deliver to Administrative Agent proof of the completion of the contest and payment of the amount due, if any, following which Administrative Agent shall return the security, if any, deposited with Administrative Agent pursuant to the definition of Permitted Contest.

(c) Each Credit Party will maintain (i) casualty insurance on all real and personal property on an all risks basis (including the perils of flood, windstorm and quake to the extent located in a designated flood zone, designated catastrophe area or quake zone, as applicable), covering the repair and replacement cost of all such property and coverage for business interruption and rent loss and professional liability and public liability insurance (including products/completed operations liability coverage), (ii) general and professional liability insurance, and (iii) such other insurance coverage in such amounts and with respect to such risks as Administrative Agent may reasonably request from time to time; provided, however, that, in no event shall such insurance be in amounts or with coverage less than, or with carriers with qualifications inferior to, any of the insurance or carriers in existence as of the Closing Date (or required to be in existence after the Closing Date under a Financing Document). All such insurance shall be provided by insurers having an A.M. Best policyholders rating reasonably acceptable to Administrative Agent.

(d) On or prior to the Closing Date, and at all times thereafter, each Credit Party will cause Administrative Agent to be named, for the benefit of itself and the other Lenders, as an additional insured, assignee and loss payee (which shall include, as applicable, identification as mortgagee), as applicable, on each insurance policy required to be maintained pursuant to this Section 4.4 pursuant to endorsements in form and content acceptable to Administrative Agent. Borrower will deliver to Administrative Agent and the Lenders (i) on or prior to the Closing Date, a certificate from Borrower’s insurance broker dated such date showing the amount of coverage as of such date, and that such policies will include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all loss payees and additional insureds and all rights of subrogation against all loss payees and additional insureds, and that if all or any part of such policy is canceled, terminated or expires, the insurer will forthwith give notice thereof to each additional insured, assignee and loss payee and that no cancellation, reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by each additional insured, assignee and loss payee of written notice thereof, (ii) upon the request of any Lender through Administrative Agent from time to time full information as to the insurance carried, (iii) within five (5) days of receipt of notice from any insurer, a copy of any notice of cancellation, nonrenewal or material change in coverage from that existing on the date of this Agreement, and (iv) forthwith, notice of any cancellation or nonrenewal of coverage by any Credit Party.

(e) In the event Borrower fails to provide Administrative Agent with evidence of the insurance coverage required by this Agreement, Administrative Agent may purchase insurance at Borrower’s expense to protect Administrative Agent’s interests in the Collateral. This insurance may, but need not, protect Borrower’s interests. The coverage purchased by Administrative Agent may not pay any claim made by Borrower or any claim that is made against Borrower in connection with the Collateral. Borrower may later cancel any insurance purchased by Administrative Agent, but only after providing Administrative Agent with evidence that Borrower has obtained insurance as required by this Agreement. If Administrative Agent purchases insurance for the Collateral, to the fullest extent provided by law Borrower will be responsible for the costs of that insurance, including interest and other charges imposed by Administrative Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance Borrower is able to obtain on its own.

Section 4.5 Compliance with Laws.

Each Credit Party will comply, and cause each Subsidiary to comply, with the requirements of all applicable Laws, except to the extent that failure to so comply could not reasonably be expected to have a Material Adverse Effect or result in any Lien upon a material portion of the assets of any such Person in favor of any Governmental Authority.

Section 4.6 Inspection of Property, Books and Records.

Each Credit Party will keep, and will cause each Subsidiary to keep, proper books of record and account in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, at the sole cost of Borrower or any applicable Subsidiary, representatives of Administrative Agent and of any Lender (but at such Lender’s expense unless such visit or inspection is made concurrently with Administrative Agent) to visit and inspect any of their respective properties, to examine and make abstracts or copies from any of their respective books and records, to conduct a collateral audit and analysis of their respective Inventory and Accounts and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants as often as may reasonably be desired so long as such visits and inspections do not materially interfere with the operations of the Credit Parties. In the absence of an Event of Default, visits and inspections shall be conducted on no more than two (2) occasions during any twelve (12) month period at Borrower’s expense and Administrative Agent or any Lender exercising any rights pursuant to this Section 4.6 shall give the applicable Credit Party or any applicable Subsidiary commercially reasonable prior written notice of such exercise. No notice shall be required during the existence and continuance of any Event of Default and all such visits and inspections during the continuance of an Event of Default will be done at Borrower’s expense. Borrower acknowledges that Administrative Agent’s initial site visit to Borrower’s premises, which is expected to occur contemporaneous with the Closing Date, will not count toward any limit set forth above.

Section 4.7 Use of Proceeds.

Borrower will use the proceeds of the Term Loan solely for payment of amounts due under the Acquisition Documents, transaction fees incurred in connection with the Operative Documents and the refinancing on the Closing Date of Debt. The proceeds of Revolving Loans shall be used by Borrower solely for the purposes set forth in the preceding sentence and for working capital needs of Borrower and its Subsidiaries.

Section 4.8 Lenders’ Meetings.

Within fifteen (15) days after the delivery to Administrative Agent and Lenders of financial statements pursuant to Sections 4.1(a) and 4.1(b), Borrower will, in each case to the extent requested by either Administrative Agent or Required Lenders, conduct a meeting of Administrative Agent and Lenders to discuss the most recently reported financial results and the financial condition of Borrower and its Subsidiaries (which meeting may be conducted telephonically if agreed to by Borrower and Administrative Agent), at which shall be present a Responsible Officer and such other officers of the Credit Parties as may be reasonably requested to attend by Administrative Agent or Required Lenders, such request or requests to be made within a reasonable time prior to the scheduled date of such meeting; provided that, if the financial statements required pursuant to Sections 4.1(a) or 4.1(b) are not provided, Administrative Agent or Required Lenders may request a lenders’ meeting pursuant to this Section 4.8 at any time after the date on which such statements were to be provided. Such meetings shall be held at a time and place convenient to Lenders and to Borrower and, in the discretion of Lenders, may be held telephonically.

Section 4.9 Hazardous Materials; Remediation.

(a) If any release or disposal of Hazardous Materials shall occur or shall have occurred on any real property or any other assets of any Credit Party, such Credit Party will cause, or direct the applicable Credit Party to cause, the prompt containment and removal of such Hazardous Materials and the Remediation of such real property or other assets as is necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, each Credit Party shall comply with each Environmental Law requiring the performance at any real property by any Credit Party of activities in response to the release or threatened release of a Hazardous Material.

(b) Each Credit Party will provide Administrative Agent within thirty (30) days after written demand therefor with a bond, letter of credit or similar financial assurance evidencing to the reasonable satisfaction of Administrative Agent that sufficient funds are available to pay the cost of removing, treating and disposing of any Hazardous Materials or Hazardous Materials Contamination and discharging any assessment which may be established on any property as a result thereof, such demand to be made, if at all, upon Administrative Agent’s reasonable business determination that the failure to remove, treat or dispose of any Hazardous Materials or Hazardous Materials Contamination, or the failure to discharge any such assessment could reasonably be expected to have a Material Adverse Effect.

Section 4.10 Further Assurances.

(a) Each Credit Party will, and will cause each Subsidiary, at its own cost and expense, to promptly and duly take, execute, acknowledge and deliver all such further acts, documents and assurances as may from time to time be necessary or as Administrative Agent or Required Lenders may from time to time reasonably request in order to carry out the intent and purposes of the Financing Documents and the transactions contemplated thereby, including all such actions to establish, create, preserve, protect and perfect a first priority Lien (subject only to Permitted Liens) in favor of Administrative Agent for itself and for the benefit of the Lenders on the Collateral (including Collateral acquired after the date hereof), including on any and all assets of each Credit Party, whether now owned or hereafter acquired.

(b) Without limiting the generality of the foregoing, in the event any Credit Party or any of its Subsidiaries shall acquire or form any new Subsidiary after the date hereof, such Credit Party or the respective Subsidiary will cause such new Subsidiary, upon such acquisition and concurrently with such formation, (i) to become a Borrower or Guarantor (to be determined by Administrative Agent in its sole discretion) by executing and delivering to Administrative Agent a joinder agreement or such other document as Administrative Agent shall deem appropriate for such purpose, and to take such other action (including, without limitation, authorizing the filing of such UCC financing statements and delivering certificates in respect of the Capital Stock of such Subsidiary, subject to the provisions of Section 4.10(c) below) as shall be necessary or appropriate to establish, create, preserve, protect and perfect a first priority Lien (subject only to Permitted Liens) in favor of Administrative Agent for the benefit of Administrative Agent and the Lenders on all assets, both real and personal, in which such new Subsidiary has or may thereafter acquire any interest, as contemplated by the Security Documents, (ii) to execute such other Security Documents, in form and substance reasonably acceptable to Administrative Agent, as may be required or requested by Administrative Agent in connection with the actions contemplated hereby and (iii) to deliver such proof of corporate (or comparable) action, incumbency of officers, opinions of counsel and other documents as Administrative Agent shall have required or requested. Until such time that any Subsidiary shall have fully complied with the provisions of this paragraph, and without limitation of any rights and remedies available to Administrative Agent and Lenders as a result thereof, the operating results of such Subsidiary shall be disregarded in the calculation of EBITDA for any measurement period.

(c) Each Credit Party will take, and will cause each of its Subsidiaries to take, such action from time to time as shall be necessary to ensure that each of its Subsidiaries is a Wholly-Owned Subsidiary and that Administrative Agent shall have, for the benefit of Administrative Agent and Lenders, a first priority Lien on all Capital Stock of each Subsidiary. In the event that any additional Capital Stock shall be issued by any Subsidiary, the applicable Credit Party shall, or shall cause its Subsidiaries to, concurrently with such issuance, deliver to Administrative Agent to the extent required by the applicable Financing Documents the certificates evidencing such Capital Stock, accompanied by undated powers executed in blank and to take such other action as Administrative Agent shall request to perfect the security interest created therein pursuant to such Financing Documents.

(d) Concurrently with the acquisition by any Credit Party or any of its Subsidiaries following the Closing Date of any real estate, such Credit Party will, within thirty (30) days following written request by Administrative Agent, deliver or cause to be delivered to Administrative Agent, with respect to such real estate, (i) a mortgage or deed of trust, as applicable, in form and substance reasonably satisfactory to Administrative Agent, executed by the title holder thereof, (ii) a lender’s title insurance policy issued by a title insurer reasonably satisfactory to Administrative Agent in form and substance and in amounts reasonably satisfactory to Administrative Agent insuring Administrative Agent’s first priority Lien on such real estate, free and clear of all defects and encumbrances except Permitted Liens, (iii) a current ALTA survey, certified to Administrative Agent by a licensed surveyor, in form and substance reasonably satisfactory to Administrative Agent, (iv) a certificate, in form and substance reasonably acceptable to Administrative Agent, to Administrative Agent from a national certification agency acceptable to Administrative Agent, indicating whether such real estate is located in a special flood hazard area and (v) in the case of real estate that consists of a leasehold estate, such estoppel letters, consents and waivers from the landlords and non-disturbance agreements from any holders of mortgages or deeds of trust on such real estate as may be reasonably requested by Administrative Agent, all of which shall be in form and substance reasonably satisfactory to Administrative Agent.

Section 4.11 Covenants Regarding Products and Required Permits.

(a) Without limiting the generality of Section 4.5, in connection with the development, testing, manufacture, marketing or sale of each and any Product by any Credit Party, such Credit Party shall comply in all material respects with all Required Permits at all times issued by any Government Authority, specifically including the FDA, with respect to such development, testing, manufacture, marketing or sales of such Product by such Credit Party.

(b) Without limiting the generality of Section 4.11(a) above, Borrower shall immediately and in any case within three (3) Business Days give written notice to Administrative Agent upon Borrower’s becoming aware that any of the representations and warranties set forth in Section 3.24 with respect to any Product have become incorrect in any material respect (provided that, for the avoidance of doubt, the giving of such notice shall not cure or result in the automatic waiver of any Default or Event of Default that may have resulted from such breach of such representation or warranty).

Section 4.12 Post Closing Covenant. Borrower shall: (a) cause, within sixty (60) days after the Closing Date, Cypress and its Subsidiary to close their Deposit Accounts at Trustmark Bank and open new Deposit Accounts at Regions Bank or such other bank that is satisfactory to Administrative Agent and shall cause a deposit account control agreement with respect to such new Deposit Accounts, in form and substance satisfactory to Administrative Agent, to be executed by Regions Bank (or such other bank) and Cypress and/or its Subsidiary and delivered to Administrative Agent; (b) cause, within fifteen (15) Business Days after the Closing Date (or such longer period as may be agreed to by Administrative Agent in its sole discretion), (i) the landlord of the real property being leased by a Subsidiary of Borrower at 10003 Woodloch Forest Drive, The Woodlands 77380, to execute and deliver a landlord agreement in a form satisfactory to Administrative Agent and (ii) DDB/Obergfel, LLC to execute and deliver a warehouse waiver with respect to the warehouses located at 1560-A Baker Avenue, Ontario,

California 91761 and 4580 Mendenhall Road, Memphis, Tennessee 38141, in a form satisfactory to Administrative Agent; and (c) deliver to Administrative Agent, within fifteen (15) Business Days after the Closing Date (or such longer period as may be agreed to by Administrative Agent in its sole discretion), updated insurance certificates that comply with the requirements set forth in Section 4.4(c) and (d). Notwithstanding anything to the contrary in this Agreement, the items required to be delivered or otherwise satisfied pursuant to this Section 4.12 are not required to be delivered or otherwise satisfied until the respective deadlines set forth in this Section 4.12.

ARTICLE 5

NEGATIVE COVENANTS

Each Credit Party agrees that, so long as any Credit Exposure exists:

Section 5.1 Debt.

No Credit Party shall, nor shall it permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for:

(a) Debt and Letter of Credit Liabilities under the Financing Documents;

(b) Debt outstanding on the date of this Agreement and set forth on Schedule 5.1;

(c) Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring any fixed asset (including through Capital Leases), in an aggregate principal amount at any time outstanding not greater than $1,500,000;

(d) Debt, if any, arising under Swap Contracts;

(e) intercompany Debt arising from loans made by (i) Borrower to its Wholly-Owned Domestic Subsidiaries to fund working capital requirements of such Subsidiaries in the Ordinary Course of Business and (ii) any Wholly-Owned Subsidiary of Borrower to Borrower; provided, however, that upon the request of Administrative Agent at any time, any such Debt shall be evidenced by promissory notes having terms reasonably satisfactory to Administrative Agent, the sole originally executed counterparts of which shall be pledged and delivered to Administrative Agent, for the benefit of Administrative Agent and Lenders, as security for the Obligations;

(f) Debt of a Person or Debt attaching to assets of a Person that, in either case, becomes a Subsidiary or Debt attaching to assets that are acquired by Borrower or any of its Subsidiaries, in each case after the Closing Date as the result of a Permitted Acquisition, provided, that (i) such Debt existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (ii) such Debt is not guaranteed in any respect by Borrower or any of its Subsidiaries;

(g) Debt in respect of bid, performance and surety bonds, including guarantees or obligations of the Credit Parties with respect to letters of credit supporting such bid, performance and surety bonds or other forms of credit enhancement supporting performance obligations under services contracts, workers’ compensation claims, self-insurance obligations, unemployment insurance, health, disability and other employee benefits or property, casualty or liability insurance, in each case incurred in the Ordinary Course of Business, not to exceed (when combined with amounts outstanding under Section 5.3(e)) $500,000 in the aggregate at any time outstanding;

(h) unsecured Debt arising from agreements to provide for indemnification, adjustment of purchase price, earn-outs or other similar obligations, in each case, incurred in connection with a Permitted Acquisition or Asset Disposition permitted hereunder and subject to the limits set forth in Section 5.8(b)(xi);

(i) unsecured Debt arising from agreements to provide for milestone or royalty payments, to the extent such obligations are considered Debt under GAAP, incurred in connection with a Permitted Acquisition and subject to the limits set forth in Section 5.8(b)(xi); and

(j) unsecured Debt not to exceed $250,000 in the aggregate at any time outstanding.

Section 5.2 Liens.

No Credit Party shall, nor shall it permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens created by the Security Documents;

(b) Liens existing on the date of this Agreement and set forth on Schedule 5.2;

(c) any Lien on any asset securing Debt permitted under Section 5.1(c), provided that such Lien attaches only to (i) the assets financed by such Debt, (ii) any accessories, accessions, replacements, repairs, modifications, additions and attachments to such assets and (iii) any proceeds thereof (including insurance proceeds), provided that such Lien attaches concurrently with or within one hundred and twenty (120) days after the acquisition thereof;

(d) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest;

(e) Liens arising in the Ordinary Course of Business (i) in favor of carriers, warehousemen, mechanics and materialmen, and other similar Liens imposed by law and (ii) in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations for sums not overdue or the subject of a Permitted Contest and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves;

(f) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $500,000 in the aggregate arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Permitted Contest;

(g) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of such Credit Party or any Subsidiary; and

(h) Liens securing Debt permitted by Section 5.1(f) so long as any such Lien encumbers only those assets which secured such Debt at the time such assets were acquired by Borrower or a Subsidiary;

(i) precautionary UCC-1 financing statement filings that are filed by lessors with respect to operating leases entered into by the Credit Parties in the ordinary course of business;

(j) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure custom duties which are not past due in connection with the importation of goods by the Credit Parties or their Subsidiaries in the Ordinary Course of Business; and

(l) receipt of deposits and advances from customers in the Ordinary Course of Business which may create an interest in the Inventory to be sold to such customers, but which do not constitute contractual Liens granted by a Credit Party or any Subsidiary.

Section 5.3 Contingent Obligations.

No Credit Party shall, nor shall it permit any Subsidiary to, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for:

(a) Contingent Obligations arising in respect of the Debt and Letter of Credit Liabilities under the Financing Documents;

(b) Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business;

(c) so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Contingent Obligations existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by Borrower or a Subsidiary in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation;

(d) Contingent Obligations outstanding on the date of this Agreement and set forth on Schedule 5.3;

(e) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed (when combined with amounts outstanding under Section 5.1(g)) $500,000 in the aggregate at any time outstanding;

(f) Contingent Obligations arising under indemnity agreements with title insurers to cause such title insurers to issue to Administrative Agent mortgagee title insurance policies;

(g) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 5.7; and

(h) other Contingent Obligations not permitted by clauses (a) through (g) above, not to exceed $250,000 in the aggregate at any time outstanding.

Section 5.4 Restricted Distributions.

No Credit Party shall, nor shall it permit any Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Distribution; provided that the foregoing shall not restrict or prohibit any Subsidiary of Borrower from making dividends or distributions, directly or indirectly, to Borrower or to any other Subsidiary that is a Credit Party and shall not restrict or prohibit:

(a) purchases of shares of (or options to purchase shares of) Capital Stock in Borrower or options therefor from employees of any Credit Party upon their death, termination of their employment or retirement, so long as before and after giving effect to any such purchase for such purpose, (i) no Event of Default shall have occurred and be continuing, (ii) Borrower is in compliance on a pro forma basis with the covenants set forth in Article 6 recomputed for the most recently ended quarter for which information is available and is in compliance with all other terms and conditions of this Agreement, (iii) the Credit Parties have at least $15,000,000 of cash (free of Liens or encumbrances except in favor of Administrative Agent) on deposit in Deposit Accounts and (iv) such purchases or payments after the date hereof do not exceed $200,000 in any Fiscal Year and do not exceed $1,000,000 in the aggregate from and after the Closing Date; and

(b) any Restricted Distribution made pursuant to Section 5.19(b) of the Purchase Agreement, as in effect on the Closing Date.

Section 5.5 Restrictive Agreements.

No Credit Party shall, nor shall it permit any Subsidiary to, directly or indirectly (i) enter into or assume any agreement (other than the Financing Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired or (ii) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (except as provided by the Financing Documents) on the ability of any Subsidiary to: (1) pay or make Restricted Distributions to Borrower or any Subsidiary; (2) pay any Debt owed to Borrower or any Subsidiary; (3) make loans or advances to Borrower or any Subsidiary; or (4) transfer any of its property or assets to Borrower or any Subsidiary.

Section 5.6 Payments and Modifications of Subordinated Debt.

No Credit Party shall, nor shall it permit any Subsidiary to, directly or indirectly (i) declare, pay, make or set aside any amount for payment in respect of any Debt hereinafter incurred that, by its terms, or by separate agreement, is subordinated to the Obligations, except for regularly scheduled payments of interest in respect of such Debt made in full compliance with the subordination provisions applicable thereto, or (ii) amend or otherwise modify the terms of any such Debt described in clause (i) above, if the effect of such amendment or modification is to (A) increase the interest rate or fees on, or change the manner or timing of payment of, such Debt, (B) accelerate or shorten the dates upon which payments of principal or interest are due on, or the principal amount of, such Debt, (C) change in a manner adverse to any Credit Party, Administrative Agent or the Lenders any event of default or add or make more restrictive any covenant with respect to such Debt, (D) change the prepayment provisions of such Debt or any of the defined terms related thereto, (E) change the subordination provisions thereof (or the subordination terms of any guaranty thereof), or (F) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Debt in a manner adverse to any Credit Party, Administrative Agent or the Lenders. Each Credit Party shall, prior to entering into any such amendment or modification, deliver to Administrative Agent reasonably in advance of the execution thereof, any final or execution form copy thereof.

Section 5.7 Consolidations, Mergers and Sales of Assets.

No Credit Party shall, nor shall it permit any Subsidiary to, directly or indirectly (a) consolidate or merge with or into any other Person other than (i) mergers consummated to effect the consummation of a Permitted Acquisition or the Somaxon Acquisition and (ii) in each case with not less than twenty (20) Business Days’ prior written notice to Administrative Agent (or such lesser amount of notice as Administrative Agent, in its sole discretion, may from time to time permit) mergers of any Wholly-Owned Subsidiary with and into Borrower (with Borrower as the surviving entity of such merger) or with and into any other Wholly Owned Subsidiary of Borrower or (b) consummate any Asset Dispositions other than dispositions of assets for cash and fair value (including dispositions of assets that are obsolete or no longer used or useful in the business of Borrower and its Subsidiaries) if all of the following conditions are met: (i) the market value of assets sold or otherwise disposed of in any single transaction or series of related transactions does not exceed $250,000 and the aggregate market value of assets sold or otherwise disposed of in any Fiscal Year of Borrower does not exceed $500,000, (ii) the Net Cash Proceeds of any such disposition are applied as required by Section 2.1(c), (iii) after giving effect to any such disposition and the repayment of Debt with the proceeds thereof, the Credit Parties are in compliance on a pro forma basis with the covenants set forth in Article 6 for the four quarter period ending on the last day of the month for which financial statements were most recently delivered to Administrative Agent pursuant to Section 4.1(a) prior to the consummation of such disposition and repayment of Debt (after giving effect to such disposition and repayment of Debt as if made on the first day of such period), and (iv) no Default or Event of Default then exists or would result from any such disposition.

Section 5.8 Purchase of Assets, Investments, Acquisitions.

(a) No Credit Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

(i) acquire or enter into any agreement to acquire any assets other than in the Ordinary Course of Business, constituting Capital Expenditures to the extent permitted pursuant to Section 6.1 or constituting replacement assets purchased with proceeds of Property Insurance Policies, awards or other compensation with respect to any eminent domain, condemnation or similar proceeding;

(ii) create, acquire or enter into any agreement to create or acquire any Subsidiary other than Wholly-Owned Domestic Subsidiaries acquired or created in connection with the consummation of Permitted Acquisitions and for which the requirements set forth in Section 4.10 have been satisfied;

(iii) engage or enter into any agreement to engage in any joint venture or partnership with any other Person except as permitted under Section 5.8(a)(iv)(H); or

(iv) acquire or own or enter into any agreement to acquire or own any Investment in any Person other than:

(A) Investments existing on the date of this Agreement and set forth on Schedule 5.8;

(B) Cash Equivalents;

(C) Investments in the Capital Stock of any Wholly-Owned Domestic Subsidiaries existing as of the Closing Date or otherwise formed or organized in compliance with the terms of this Agreement so long as (y) such Credit Party has pledged to Administrative Agent all of the outstanding Capital Stock of any such Subsidiary and (z) any such Subsidiary has joined this Agreement and the other Financing Documents as a Borrower or Guarantor (as determined by Administrative Agent) and has granted to Administrative Agent, for its benefit and the benefit of Lenders, a Lien on all or substantially all of its assets to the extent required by the provisions of Section 4.10 and such Credit Party has otherwise complied with the provisions of Section 4.10;

(D) bank deposits established in accordance with Section 5.16;

(E) Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Account Debtors;

(F) Investments in the form of Swap Contracts permitted under Section 5.3(c);

(G) loans to officers and employees in an aggregate principal amount not to exceed $500,000 at any time outstanding;

(H) Investments in any joint venture provided that the sum of all amounts payable in connection with such investment (including all transaction costs, all Debt, liabilities and Contingent Obligations incurred or assumed and the maximum amount of any earn-out or comparable payment obligation in connection therewith shall not exceed $500,000 and shall otherwise be in compliance on a pro-forma basis with the financial covenants set forth in Article 6;

(I) purchases by any Credit Party of the rights to test, develop, manufacture, sell or market any new pharmaceutical or drug (and/or any Intellectual Property related thereto) that will, upon such purchase, become a Product of such Credit Party; provided that nothing in the foregoing shall be interpreted or construed to contradict or limit any of the Credit Parties’ obligations under Section 3.24, particularly including the obligation to give prior written notice to Administrative Agent of the Credit Parties’ intentions to begin testing, developing, manufacturing, selling or marketing any new Product;

(J) the Somaxon Acquisition so long as the following conditions are satisfied: (1) Administrative Agent shall have received a Quality of Earnings Report with respect to Somaxon issued by a Person satisfactory to Administrative Agent and the analysis and results of which are satisfactory to Administrative Agent; (2) Administrative Agent shall have received audited and interim financial statements with respect to Somaxon, as requested by Administrative Agent, (3) all consideration paid by the Credit Parties and their Subsidiaries with respect to the Somaxon Acquisition is in the form of Borrower’s common stock; (4) the Somaxon Acquisition is consummated substantially in accordance with the terms of the Somaxon Acquisition Agreement; (5) no Default or Event of Default exists at the time of the closing of the Somaxon Acquisition or will result therefrom; and (6) Borrower shall comply with Section 4.10 with respect to Somaxon promptly after closing the Somaxon Acquisition; and

(K) other Investments not exceeding $250,000 in the aggregate;

(b) Notwithstanding the foregoing, Borrower may acquire, or may cause a Wholly-Owned Domestic Subsidiary to acquire, all or substantially all of the assets, or all (but not less than all) of the Capital Stock, of any Person (the “Target”) (in each case, a “Permitted Acquisition”) with the prior written approval of Required Lenders or subject to the satisfaction of each of the following conditions:

(i) unless Administrative Agent agrees otherwise, Administrative Agent shall have received not less than 20 Business Days’ prior notice of such proposed Permitted Acquisition, which notice shall include a due diligence package including the following materials, each in form and substance reasonably satisfactory to Administrative Agent:

(A) copies of the Target’s two most recent annual income statements and balance sheets, together with the audit opinions thereon, if any, of the Target’s independent accountants, together with available interim financial statements, (B) if available, any asset or business appraisals, (C) a general description of the business to be acquired, (D) a general description of the competitive position of the business to be acquired within its industry, (E) a summary of pending and known threatened litigation adversely affecting the business or assets to be acquired, (F) a description of the method of financing such acquisition, including sources and uses, (G) a listing of locations of all personal and real property to be acquired, (H) a description of any change in management of Borrower and its Subsidiaries, after giving effect to such acquisition, (I) copies of all material agreements to be assumed or acquired, (J) if the Target owns or leases, or if the assets to be acquired includes, any real property or if otherwise requested by Administrative Agent, environmental reports and related information, if any, regarding any such property owned, leased or otherwise used (other than leased property used solely as office space), (K) draft copies of all proposed acquisition agreements and all related transaction documents for such acquisition, together with all schedules thereto (followed by updated drafts as the same are generated and fully executed copies thereof within five (5) Business Days after the closing of such acquisition), (L) a Quality of Earnings Report with respect to the Target issued by a Person satisfactory to Administrative Agent and the analysis and results of which are satisfactory to Administrative Agent, and (M) any other material or reports reasonably requested by Administrative Agent.

(ii) unless Administrative Agent agrees otherwise, concurrently with delivery of the notice and due diligence materials referred to in clause (i) above, Borrower shall have delivered to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent:

(A) a pro forma consolidated and consolidating balance sheet, income statement and cash flow statement of Borrower and its Subsidiaries (the “Acquisition Pro Forma”), based on most recently available financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of Borrower and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition, the funding of all Loans and the incurrence or assumption of all other Debt and repayment of Debt in connection therewith, and such Acquisition Pro Forma shall reflect that (x) on a pro forma basis, Borrower and its Subsidiaries would have had a Total Debt to Adjusted EBITDA Ratio not in excess of the otherwise applicable maximum Total Debt to EBITDA Ratio required under Section 6.3 less 0.25 for the four quarter period reflected in the Compliance Certificate most recently delivered to Administrative Agent pursuant to Section 4.1(c) prior to the consummation of such Permitted Acquisition (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period) and (y) on a pro forma basis, no Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition, the funding of all Loans and the incurrence or assumption of all other Debt and repayment of Debt in connection therewith;

(B) updated versions of the operating plans, budgets and forecasts most recently delivered to Administrative Agent pursuant to Section 4.1(m) covering the three (3) year period commencing on the date of such Permitted Acquisition and otherwise prepared in accordance with the requirements of Section 4.1(m) (the “Acquisition Projections”) and based upon historical financial data of a recent date reasonably satisfactory to Administrative Agent, taking into account such Permitted Acquisition, the funding of all Loans and the incurrence or assumption of all other Debt and repayment of Debt in connection therewith; and

(C) a certificate of a Responsible Officer of Borrower to the effect that(w) Borrower and each Subsidiary will be Solvent upon the consummation of the Permitted Acquisition, (x) the Acquisition Pro Forma fairly presents in all material respects the financial condition of Borrower and its Subsidiaries (on a consolidated basis) as of the date thereof and the periods covered thereby, in each case after giving effect to the Permitted Acquisition and related transactions, (y) the Acquisition Projections represent Borrower’s best estimate of Borrower’s consolidated future financial performance as of the date thereof and after giving effect to the Permitted Acquisition, the assumptions contained therein are believed by Borrower to be fair and reasonable in light of current business conditions and the Acquisition Projections demonstrate Borrower’s projected compliance with the financial covenants set forth in Article 6 for the one-year period immediately following the consummation of such Permitted Acquisition; provided that Borrower can give no assurance that the results reflected in the Acquisition Projections will be attained; and (z) Borrower and its Subsidiaries have completed their due diligence investigation with respect to the Target and such Permitted Acquisition, which investigation was conducted in a manner similar to that which would have been conducted by a prudent purchaser of a comparable business and the results of which investigation, to the extent requested, were delivered to Administrative Agent;

(iii) such Permitted Acquisition shall only involve assets located in the United States (and, in connection with the acquisition of the Capital Stock of a Target, such Target shall be formed, incorporated or otherwise organized under the laws of a state within the United States) and comprising a business, or those assets of a business, of the type engaged in by the Credit Parties as of the Closing Date and businesses reasonably related thereto, and which business would not subject Administrative Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Financing Documents other than approvals applicable to the exercise of such rights and remedies with respect to Borrower prior to such Permitted Acquisition;

(iv) such Permitted Acquisition shall be consensual, shall have been approved by the Target’s board of directors (or comparable governing board) and shall be consummated in accordance with the terms of the agreements and documents related thereto, and in compliance with all applicable Laws;

(v) no assets or liabilities (including Investments, Debt and Contingent Obligations) shall be acquired, incurred, assumed or otherwise be reflected on a consolidated balance sheet of Borrower and its Subsidiaries after giving effect to such

Permitted Acquisition, except (A) Loans made hereunder and (B) those assets and liabilities which may be acquired, incurred or assumed in accordance with the provisions of this Agreement (including, without limitation, the provisions of Section 5.1, 5.3 and 5.8(a));

(vi) the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens (other than Permitted Liens);

(vii) at or prior to the closing of any Permitted Acquisition, Administrative Agent will be granted a first priority, perfected Lien (subject to Permitted Liens) in all assets acquired pursuant thereto or, as contemplated by Section 4.10, in the assets and Capital Stock of the Target, and Borrower, its Subsidiaries and the Target shall have executed such documents and taken such actions as may be required by Administrative Agent in connection therewith (including the delivery of (A) certified copies of the resolutions of the board of directors (or comparable governing board) of Borrower, its Subsidiaries and the Target authorizing such Permitted Acquisition and the granting of Liens described herein, (B) legal opinions, in form and substance reasonably acceptable to Administrative Agent, with respect to the transactions described herein and (C) evidence of insurance of the business to be acquired consistent with the requirements of Section 4.4;

(viii) a certificate of a Responsible Officer of Borrower to the effect that upon the consummation of the Permitted Acquisition, the Target will not be deemed to have had an operating loss for the trailing twelve (12) month period preceding the date of the Permitted Acquisition, on a pro forma basis, as determined based upon the Target’s financial statements for its most recently completed fiscal year and its most recent interim financial period completed within sixty (60) days prior to the date of consummation of such Permitted Acquisition; provided that if the Target would have shown an operating loss for such period but for the effect of the pro forma adjustments, such acquisition shall be subject to the approval of the Administrative Agent;

(ix) on or prior to the date of such Permitted Acquisition, Administrative Agent shall have received, in form and substance reasonably satisfactory to Administrative Agent, (A) copies of the acquisition agreement and related agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by Administrative Agent and (B) amendments to the Schedules, to the extent necessary to make the representations and warranties in this Agreement true and correct after giving effect to the consummation of such Permitted Acquisition;

(x) at the time of such Permitted Acquisition and after giving effect thereto, no Default or Event of Default has occurred and is continuing; and

(xi) the sum of all amounts payable in connection with any Permitted Acquisition (including all transaction costs, all Debt, liabilities and Contingent Obligations incurred or assumed and the maximum amount of any earn-out, royalty or milestone payment or comparable payment obligation in connection therewith, whether or not reflected on a consolidated balance sheet of Borrower and Target) shall not exceed $20,000,000, and shall not exceed $40,000,000 with respect to all Permitted Acquisitions consummated during the term hereof;

Section 5.9 Transactions with Affiliates.

Except (i) as otherwise disclosed on Schedule 5.9, (ii) for Restricted Distributions permitted by Section 5.4, (iii) for the payment of fees and expenses in connection with the consummation of the Transaction, and (iv) for transactions that are disclosed to Administrative Agent in advance of being entered into and which contain terms that are no less favorable to such Credit Party or any Subsidiary, as the case may be, than those which might be obtained from a third party not an Affiliate of any Credit Party, no Credit Party shall, nor shall it permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Credit Party.

Section 5.10 Modification of Organizational Documents.

No Credit Party shall, nor shall it permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Organizational Documents of such Person, except for such amendments or other modifications required by Law or which are not adverse to the interests of Administrative Agent or any Lender, in their capacities as such, and which, in each instance, are fully disclosed to Administrative Agent.

Section 5.11 Modification of Certain Agreements.

No Credit Party shall, nor shall it permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Acquisition Document or any Material Contract which in any case:

(a) is contrary to the terms of this Agreement or any other Financing Document;

(b) could reasonably be expected to be adverse to the rights, interests or privileges of Administrative Agent or the Lenders or their ability to enforce the same;

(c) results in the imposition or expansion in any material respect of any restriction or burden on Borrower or any Subsidiary; or

(d) reduces in any material respect any rights or benefits of Borrower or any of its Subsidiaries (it being understood and agreed that any such determination shall be in the discretion of Administrative Agent).

Each Credit Party shall, prior to entering into any amendment or other modification of any of the foregoing documents, deliver to Administrative Agent reasonably in advance of the execution thereof, any final or execution form copy of amendments or other modifications to such documents, and, if approval of Required Lenders is required by the terms of this Section 5.11 prior to the taking of any such action, the Credit Parties agree not to take, nor permit any of their Subsidiaries to take, any such action with respect to any such documents without obtaining such approval from Required Lenders.

Section 5.12 Fiscal Year.

No Credit Party shall, nor shall it permit any Subsidiary to, change its Fiscal Year.

Section 5.13 Conduct of Business.

No Credit Party shall, nor shall it permit any Subsidiary to, directly or indirectly, engage in any line of business other than those businesses engaged in on the Closing Date and described on Schedule 5.13 and businesses reasonably related thereto.

Section 5.14 Lease Payments.

No Credit Party shall, nor shall it permit any Subsidiary to, directly or indirectly, incur or assume (whether pursuant to a Guarantee or otherwise) any liability for rental payments under a lease with a lease term of one year or more if, after giving effect thereto, the aggregate amount of minimum lease payments that Borrower and its Consolidated Subsidiaries have so incurred or assumed will exceed, on a consolidated basis, $1,200,000 for any calendar year under all such leases (excluding Capital Leases).

Section 5.15 Limitation on Sale and Leaseback Transactions.

No Credit Party shall, nor shall it permit any Subsidiary to, directly or indirectly, enter into any arrangement with any Person whereby in a substantially contemporaneous transaction Borrower or any of its Subsidiaries sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.

Section 5.16 Bank Accounts.

No Credit Party shall, nor shall it permit any Subsidiary to, directly or indirectly, establish any new Deposit Account without prior written notice to Administrative Agent and unless Administrative Agent, such Credit Party or such Subsidiary and the bank at which the Deposit Account is to be opened enter into a control agreement regarding such Deposit Account pursuant to which such bank acknowledges the security interest of Administrative Agent in such Deposit Account, agrees to comply with instructions originated by Administrative Agent directing disposition of the funds in the Deposit Account without further consent from Borrower, and agrees to subordinate and limit any security interest the bank may have in the Deposit Account on terms satisfactory to Administrative Agent.

Section 5.17 Compliance with Anti-Terrorism Laws.

No Credit Party shall, nor shall it permit any Subsidiary to, directly or indirectly, knowingly enter into any Operative Documents or Material Contracts with any Person listed on the OFAC Lists. Borrower shall immediately notify Administrative Agent if Borrower has knowledge that Borrower, any additional Credit Party or any of their respective Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is or becomes a Blocked Person or (i) is convicted on, (ii) pleads nolo contendere to, (iii) is indicted on or (iv) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Borrower will not, and will not permit any Subsidiary to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law. Administrative Agent hereby notifies each Credit Party that pursuant to the requirements of the USA PATRIOT Act, and Administrative Agent’s policies and procedures, Administrative Agent is required to obtain, verify and record certain information and documentation that identifies each Credit Party, which information includes the name and address of each Credit Party and such other information that will allow Administrative Agent to identify each Credit Party in accordance with the USA PATRIOT Act.

Section 5.18 Earnout/Escrow and Milestone Payments.

Without the prior written consent of the Required Lenders, Borrower shall not make, or permit to be made, all or any portion of the Earnout/Escrow Payments or the Milestone Payments unless Borrower’s chief financial officer delivers to Administrative Agent a certificate, in form, substance and detail satisfactory to Administrative Agent, demonstrating that, after giving effect to any such payment, (a) Borrower is in compliance on a pro forma basis with the financial covenants set forth in Article 6 for the four quarter period ending on the last day of the month for which financial statements were most recently delivered to Administrative Agent pursuant to Section 4.1(a) prior to the date of such payment (after giving effect to such payment as if made on the first day of such period), (b) no Default or Event of Default then exists or would result from any such payment and (c) (i) at any time that there are Revolving Loan Commitments in effect, the Credit Parties have Liquidity of at least the sum of $8,000,000 plus the aggregate amount of the Revolving Loan Commitments then in effect and (ii) at any time that there are no Revolving Loan Commitments in effect, the Credit Parties have at least $8,000,000 of cash (free of Liens or encumbrances except in favor of Administrative Agent) on deposit in Deposit Accounts.

ARTICLE 6

FINANCIAL COVENANTS

Borrower agrees that, so long as any Credit Exposure exists:

Section 6.1 Capital Expenditures.

Borrower will not permit the aggregate amount of Capital Expenditures made in any Fiscal Year by Borrower and its Subsidiaries to exceed $650,000 (the “Maximum Permitted Amount”); provided that with respect to any Fiscal Year in which the aggregate amount of actual Capital Expenditures are less than the Maximum Permitted Amount, an amount equal to 50% of the unused portion of the Maximum Permitted Amount (the “Excess Capex Availability”) shall be added to the Maximum Permitted Amount for the immediately following Fiscal Year, resulting in such Fiscal Year having an increased permitted amount of Capital Expenditures. Capital Expenditures made during any Fiscal Year shall first be applied to the Maximum Permitted Amount (and not to any Excess Capex Availability rolled into such Fiscal Year) and no Excess Capex Availability may be rolled forward more than one Fiscal Year.:

Section 6.2 Fixed Charge Coverage Ratio.

Borrower will not permit the Fixed Charge Coverage Ratio for the twelve (12) month period ending on any date set forth below to be less than the ratio set forth below for such date.

Date	Ratio
March 31, 2013	1.15 to 1.00
June 30, 2013	1.20 to 1.00
September 30, 2013	1.20 to 1.00
December 31, 2013	1.20 to 1.00
March 31, 2014	1.25 to 1.00
June 30, 2014	1.25 to 1.00
September 30, 2014	1.25 to 1.00
December 31, 2014	1.25 to 1.00
March 31, 2015 and the last day of each calendar quarter ending thereafter	1.30 to 1.00

Section 6.3 Total Debt to Adjusted EBITDA Ratio.

Borrower will not permit the Total Debt to EBITDA Ratio for the twelve (12) month period ending on any date set forth below to exceed the ratio set forth below opposite such date:

Date	Amount
March 31, 2013	3.75 to 1.00
June 30, 2013	3.60 to 1.00

Date	Amount
September 30, 2013	3.00 to 1.00
December 31, 2013	2.50 to 1.00
March 31, 2014	2.50 to 1.00
June 30, 2014	2.50 to 1.00
September 30, 2014	2.50 to 1.00
December 31, 2014	2.50 to 1.00
March 31, 2015	2.00 to 1.00
June 30, 2015	2.00 to 1.00
September 30, 2015	1.75 to 1.00
December 31, 2015	1.75 to 1.00
March 31, 2016	1.50 to 1.00
June 30, 2016	1.25 to 1.00
September 30, 2016	1.25 to 1.00
December 31, 2016 and the last day of each calendar quarter ending thereafter	1.00 to 1.00

ARTICLE 7

CONDITIONS

Section 7.1 Conditions to Closing.

The obligation of each Lender to make the initial Loans and of Administrative Agent to issue any Support Agreements on the Closing Date shall be subject to the receipt by Administrative Agent of each agreement, document and instrument set forth on the Closing Checklist, each in form and substance satisfactory to Administrative Agent, and to the satisfaction of the following conditions precedent, each to the satisfaction of Administrative Agent and Lenders in their sole discretion:

(a) Acquisition. All conditions to the consummation of the Acquisition shall have been satisfied, except for the funding of the purchase price, in accordance with applicable Laws and the Purchase Agreement, which shall be in form and substance satisfactory to Administrative Agent (including providing for a maximum purchase price on the Closing Date of

$86,000,000, consisting of a cash payment of no more than $52,000,000 and shares of common stock of Borrower with a market value of $34,000,000, and deferred payments (including funds released from escrow) of $10,000,000 and a milestone payment of up to $5,000,000 (to be paid in common stock of Borrower). No provision of the Purchase Agreement shall have been waived, amended or supplemented in a manner adverse to the Lenders without the consent of the Required Lenders. Administrative Agent shall have received a fully executed copy of each of the Acquisition Documents, which shall be certified by a Responsible Officer of Borrower as being true, correct and complete.

(b) Capital Structure; Minimum Market Capitalization. Receipt by Administrative Agent of confirmation of ownership and capital structure of the Credit Parties and Administrative Agent shall be satisfied with the constituent documents of the Credit Parties. All preferred equity securities of Borrower, if any, shall have a maturity or redemption date at least six months after the Commitment Expiry Date. Borrower’s market capitalization shall be at least $135,000,000.

(c) Cash Proceeds. Receipt by Administrative Agent of a certificate of Borrower’s chief financial officer, in form, substance and detail satisfactory to Administrative Agent certifying that Borrower is holding cash of at least $34,300,000 as of December 28, 2012 for the purpose of funding the cash portion of the purchase price for the Acquisition on the Closing Date.

(d) Fees and Expenses. Receipt by Administrative Agent and each Lender of all fees, expenses and other amounts due and payable under each Financing Document.

(e) No Material Change. Administrative Agent shall be satisfied that, since June 30, 2012, no material adverse change in any aspect of the business, operations, properties, prospects or condition (financial or otherwise) of Borrower and its Subsidiaries or Cypress, or any event or condition which could reasonably be expected to result in such a material adverse change, has occurred.

(f) Maximum Closing Date Leverage. Receipt by Administrative Agent of a certificate of Borrower’s chief financial officer, in form, substance and detail satisfactory to Administrative Agent demonstrating that pro forma Total Debt to Adjusted EBITDA Ratio for the twelve (12) month period for which financial statements are most recently available, prepared to give effect to the initial funding of Loans, issuance of any Letters of Credit on the Closing Date and the consummation of the transactions contemplated by the Operative Documents, is not more than 2.94 to 1.0;

(g) Evidence of Insurance. Receipt by Administrative Agent of ACORD insurance certificates evidencing insurance coverages and amounts satisfactory to Administrative Agent and appropriate endorsements in favor of Administrative Agent with respect thereto.

(h) Liens Searches. Receipt by Administrative Agent of UCC and other Lien searches considered necessary by Administrative Agent and other evidence as requested by Administrative Agent that no Liens exist other than Permitted Liens.

(i) Termination of Existing Credit Agreements. Receipt by Administrative Agent of evidence that the loans and other obligations under the existing credit agreements between Borrower and Regions Bank and between Cypress and Trustmark National Bank have been repaid or will be repaid with the initial Loans made hereunder on the Closing Date and the commitments thereunder have been terminated and all mortgages, financing statements, and Liens associated therewith have been released or terminated or will be released or terminated on the Closing Date.

(j) Third Party Consents. Receipt by Administrative Agent of evidence reasonably satisfactory to Administrative Agent that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities and counterparties to Material Contracts, to the execution, delivery and performance of the Financing Documents and the Acquisition Documents.

(k) No Litigation. There shall exist no pending or threatened Litigation against the Credit Parties or Cypress or any of their respective assets in any court or administrative forum that is reasonably likely to have a Material Adverse Effect on the Credit Parties or Cypress, respectively, or the consummation of the Acquisition or the financing contemplated hereby.

(l) Financial Statements; Projections. Receipt by Administrative Agent of the (i) financial statements described in Section 3.5(a), (b) and (c) and (ii) satisfactory projections through December 31, 2015.

(m) Solvency. Receipt by Administrative Agent of a certificate from the chief financial officer of Borrower attesting that the Credit Parties (including Cypress and its Subsidiaries) are Solvent before and after giving effect to the Acquisition and the initial funding of the Loans (and the application of proceeds thereof).

(n) Minimum EBITDA. Receipt by Administrative Agent of a certificate of Borrower’s chief financial officer, in form, substance and detail satisfactory to Administrative Agent, demonstrating that the EBITDA of Borrower and its Subsidiaries (including Cypress and its Subsidiaries on a pro forma basis and as adjusted in a manner satisfactory to Administrative Agent) for the twelve month period ended September 30, 2012 is equal to or greater than $18,200,000.

(o) Minimum Cash at Closing. Receipt by Administrative Agent of a certificate of Borrower’s chief financial officer, in form, substance and detail satisfactory to Administrative Agent, demonstrating that Borrower and its Subsidiaries have at least $20,000,000 of cash (free of Liens or encumbrances except in favor of Administrative Agent) on deposit in Deposit Accounts on the Closing Date after giving effect to the Acquisition and the initial funding of the Loan (and the application of proceeds thereof).

(p) Legal and Business Due Diligence. Administrative Agent and the Lenders shall be satisfied with the results of their legal due diligence and business due diligence, including a quality of earnings report and management background checks.

(q) Other. Receipt by Administrative Agent and the Lenders of such other documents, instruments, agreements and information as reasonably requested by Administrative Agent or any Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, environmental matters, material contracts, debt agreements, property ownership, contingent liabilities, employment agreements, non-compete agreements and management of the Credit Parties.

Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Financing Document, each Acquisition Document and each other document, agreement and/or instrument required to be approved by Administrative Agent, Required Lenders or Lenders, as applicable, on the Closing Date.

Section 7.2 Conditions to Each Loan and Support Agreement.

The obligation of the Lenders to make a Loan (other than Revolving Loans made pursuant to Section 2.5(c)) or of Administrative Agent to issue any Support Agreement (including on the Closing Date) is subject to the satisfaction of the following additional conditions:

(a) in the case of a Revolving Loan Borrowing, receipt by Administrative Agent of a Notice of Borrowing (or telephonic notice as permitted by Section 2.2(b)(ii)) in accordance with Section 2.2(b) and, in the case of any Support Agreement, receipt by Administrative Agent of a Notice of LC Credit Event in accordance with Section 2.5(a);

(b) the fact that, immediately after such borrowing and after application of the proceeds thereof or after such issuance, the Revolving Loan Outstandings will not exceed the Revolving Loan Limit;

(c) the fact that, after giving effect to such borrowing, Borrower shall be in pro forma compliance with all financial covenants set forth in Article 6 for the four quarter period ending on the last day of the month for which financial statements were most recently delivered to Administrative Agent pursuant to Section 4.1(a) prior to such borrowing (after giving effect to such borrowing as if it occurred on the first day of such period);

(d) the fact that, immediately before and after such borrowing or issuance, no Default or Event of Default shall have occurred and be continuing; and

(e) the fact that the representations and warranties of each Credit Party contained in the Financing Documents shall be true, correct and complete in all material respects (or, in the case of any representation or warranty that is, by its terms qualified by materiality, in all respects) on and as of the date of such borrowing or issuance, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct as of such earlier date.

Each borrowing, each giving of a Notice of LC Credit Event hereunder and each giving of a Notice of Borrowing hereunder shall be deemed to be (y) a representation and warranty by Borrower on the date of such borrowing or notice as to the facts specified in Sections 7.2(b), 7.2(c) and 7.2(d) and (z) a restatement by Borrower that each and every one of the representations made by it in any of the Financing Documents is true and correct in all material respects (or, in the case of any representation or warranty that is, by its terms qualified by materiality, in all respects) on and as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date).

ARTICLE 8

EVENTS OF DEFAULT

Section 8.1 Events of Default.

For purposes of the Financing Documents, the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise, shall constitute an “Event of Default”:

(a) Borrower shall fail to pay when due any principal, interest, premium or fee under any Financing Document or any other amount payable under any Financing Document;

(b)(i) any Credit Party shall fail to observe or perform any covenant contained Section 4.3, Section 4.4, Section 4.6, Section 4.7, Article 5 or Article 6; or (ii) any Credit Party fails to observe or perform any covenant contained in Section 4.1, provided that if such default results from the failure to deliver any item that was publicly filed with the Securities and Exchange Commission within the timeframe specified in Section 4.1, such failure will not constitute an Event of Default unless it is not remedied or waived within ten (10) days after the earlier of (A) receipt by Borrower of notice from Administrative Agent or Required Lenders of such default or (B) actual knowledge of Borrower or any other Credit Party of such default; or (iii) any Credit Party defaults in the performance of any of the terms contained in Section 4.10 and such default is not remedied or waived within ten (10) days after the earlier of (A) receipt by Borrower of notice from Administrative Agent or Required Lenders of such default or (B) actual knowledge of Borrower or any other Credit Party of such default;

(c) any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or in any other Financing Document (other than occurrences described in other provisions of this Section 8.1 for which a different grace or cure period is specified or for which no grace or cure period is specified and thereby constitute immediate Events of Default) and such default is not remedied or waived within thirty (30) days after the earlier of (i) receipt by Borrower of notice from Administrative Agent or Required Lenders of such default or (ii) actual knowledge of Borrower or any other Credit Party of such default;

(d) any representation, warranty, certification or statement made by any Credit Party or any other Person in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document is incorrect in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) when made (or deemed made);

(e) (i) failure of any Credit Party to pay when due or within any applicable grace period any principal, interest or other amount on Debt (other than the Loans) or in respect of any Swap Contract, or the occurrence of any breach, default, condition or event with respect to any Debt (other than the Loans) or in respect of any Swap Contract, if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such Debt, or the counterparty under any such Swap Contract, to cause, Debt or other liabilities having an individual principal amount in excess of $500,000 or having an aggregate principal amount in excess of $500,000 to become or be declared due prior to its stated maturity; or (ii) failure or any Credit Party to pay when due or within any applicable grace period any principal, interest or other amount on Debt (other than the Loans), or the occurrence of any breach, default, condition or event with respect to any Debt (other than the Loans) having an individual principal amount in excess of $500,000 upon the ultimate maturity of such Debt;

(f) any Credit Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(g) an involuntary case or other proceeding shall be commenced against any Credit Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of forty-five (45) days; or an order for relief shall be entered against any Credit Party under the federal bankruptcy laws as now or hereafter in effect;

(h) (i) institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Credit Party or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $250,000, (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA on the assets of a Credit Party, or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Credit Party or any member of the Controlled Group has incurred on the date of such withdrawal) exceeds $250,000;

(i) one or more judgments or orders for the payment of money (not paid or fully covered by insurance maintained in accordance with the requirements of this Agreement and as to which the relevant insurance company has acknowledged coverage) aggregating in excess of $500,000 shall be rendered against any or all Credit Parties and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgments or orders or (ii) there shall be any period of twenty (20) consecutive days during which a stay of enforcement of any such judgments or orders, by reason of a pending appeal, bond or otherwise, shall not be in effect;

(j) (i) Permitted Holder shall cease to, directly or indirectly, own and control at least 25% of the outstanding equity interests of Borrower owned by him on the Closing Date (after giving effect to the consummation of the transactions contemplated by the Operative Documents) or (ii) Borrower shall cease to, directly or indirectly, own and control one hundred percent (100%) of each class of the outstanding equity interests of each Subsidiary that it owned on the Closing Date;

(k) any Lien created by any of the Security Documents shall at any time fail to constitute a valid and perfected Lien on all of the Collateral purported to be secured thereby, subject to no prior or equal Lien except Permitted Liens, or any Credit Party shall so assert;

(l) any Credit Party shall be prohibited or otherwise materially restrained from conducting the business theretofore conducted by it by virtue of any casualty, any labor strike, any determination, ruling, decision, decree or order of any court or regulatory authority of competent jurisdiction or any other event and such casualty, labor strike, determination, ruling, decision, decree, order or other event remains unstayed and in effect for any period of ten (10) days;

(m) any of the Operative Documents shall for any reason fail to constitute the valid and binding agreement of any party thereto, or any such party shall so assert;

(n) the institution of any proceeding by FDA or similar Governmental Authority to order the withdrawal of any Product or Product category from the market or to enjoin any Credit Party or any representative of a Credit Party from manufacturing, marketing, selling or distributing any Product or Product category if such proceeding could reasonably be expected to have a Material Adverse Effect;

(o) the institution of any action or proceeding by DEA, FDA, or any other Governmental Authority to revoke, suspend, reject, withdraw, limit, or restrict any Required Permit held by a Credit Party or any representative of a Credit Party if such action or proceeding could reasonably be expected to have a Material Adverse Effect;

(p) the commencement of any enforcement action against any Credit Party by DEA, FDA, or any other Governmental Authority if such enforcement action could reasonably be expected to have a Material Adverse Effect;

(q) the Recall of any Products from the market, the voluntary withdrawal of any Products from the market, or actions to discontinue the sale of any Products if any such actions could reasonably be expected to have a Material Adverse Effect;

(r) a change in Law, including a change in FDA or DEA policies or procedures, occurs which could reasonably be expected to have a Material Adverse Effect; or

(s) the termination of any agreements with manufacturers that supply any Products or any components of any Products or any material changes to any agreements with manufacturers that supply any Products or any components of any Products that could reasonably be expected to have a Material Adverse Effect.

All cure periods provided for in this Section 8.1 shall run concurrently with any cure period provided for in any applicable Financing Document under which the default occurred.

Section 8.2 Acceleration and Suspension or Termination of Revolving Loan Commitment.

Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may, and shall if requested by Required Lenders, (i) by notice to Borrower suspend or terminate the Revolving Loan Commitment and the obligations of Administrative Agent and the Lenders with respect thereto, in whole or in part (and, if in part, such reduction shall be pro rata among the Lenders having a Revolving Loan Commitment Percentage) and/or (ii) by notice to Borrower declare the Obligations to be, and the Obligations shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower and Borrower will pay the same; provided that in the case of any of the Events of Default specified in Section 8.1(f) or 8.1(g) above, without any notice to Borrower or any other act by Administrative Agent or the Lenders, the Revolving Loan Commitment and the obligations of Administrative Agent and the Lenders with respect thereto shall thereupon terminate and all of the Obligations shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower and Borrower will pay the same.

Section 8.3 Cash Collateral.

If (i) any Event of Default specified in Section 8.1(f) or 8.1(g) shall occur, (ii) the Obligations shall have otherwise been accelerated pursuant to Section 8.2 or (iii) the Revolving Loan Commitment and the obligations of Administrative Agent and the Lenders with respect thereto shall have been terminated pursuant to Section 8.2, then without any request or the taking of any other action by Administrative Agent or the Lenders, Borrower shall immediately comply with the provisions of Section 2.5(e) with respect to the deposit of cash collateral to secure the existing Letter of Credit Liability and future payment of related fees.

Section 8.4 Default Rate of Interest.

At the election of Administrative Agent or Required Lenders (or automatically while any Event of Default under subsection 8.1(f) or 8.1(g) exists), after the occurrence of an Event of Default and for so long as it continues, the Loans and other Obligations shall bear interest at rates that are three percent (3.0%) in excess of the rates otherwise payable under this Agreement, and all such interest shall accrue from the initial date of such Event of Default and be payable on demand by Administrative Agent or the Required Lenders.

Section 8.5 Setoff Rights.

During the continuance of any Event of Default, each Lender is hereby authorized by each Credit Party at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (A) balances held by such Lender or any of such Lender’s Affiliates at any of its offices for the account of any Credit Party or any of its Subsidiaries

(regardless of whether such balances are then due to any Credit Party or its Subsidiaries), and (B) other property at any time held or owing by such Lender to or for the credit or for the account of any Credit Party or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Administrative Agent. Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations. Each Credit Party agrees, to the fullest extent permitted by law, that any Lender or any of such Lender’s Affiliates may exercise its right to set off with respect to the Obligations as provided in this Section 8.5.

Section 8.6 Application of Proceeds.

(a) Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Administrative Agent from or on behalf of Borrower or any Guarantor of all or any part of the Obligations, and, as between Borrower on the one hand and Administrative Agent and Lenders on the other, Administrative Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Administrative Agent may deem advisable notwithstanding any previous application by Administrative Agent.

(b) Following the occurrence and during the continuance of an Event of Default, Administrative Agent shall apply any and all payments received by Administrative Agent in respect of the Obligations, and any and all proceeds of Collateral received by Administrative Agent, in such order as Administrative Agent may from time to time elect. In the absence of any specific election made by Administrative Agent, the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Administrative Agent with respect to this Agreement, the other Financing Documents or the Collateral; second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Financing Documents or the Collateral; third, to accrued and unpaid interest on the Obligations (including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding, fifth to obligations owing to any Eligible Swap Counterparty in respect of any Swap Contracts permitted, but not required, by the terms of this Agreement, and sixth to any other indebtedness or obligations of Borrower owing to Administrative Agent or any Lender under the Financing Documents.

(c) Any balance remaining after giving effect to the applications set forth in this Section 8.6 shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out any of the applications set forth in this Section 8.6, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (ii) each of the Persons entitled to receive a payment or cash collateral in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.

ARTICLE 9

EXPENSES AND INDEMNITY

Section 9.1 Expenses.

Borrower hereby agrees to promptly pay (a) all reasonable costs and expenses of Administrative Agent and the Lenders (including without limitation the fees, costs and expenses, of counsel to, and independent appraisers, consultants and auditors retained by Administrative Agent and the Lenders) in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by the Financing Documents, (b) all reasonable costs and expenses of Administrative Agent in connection with the continued administration of the Financing Documents including (i) any amendments, modifications, consents and waivers to and/or under any and all Financing Documents, (ii) periodic site visits by Administrative Agent’s personnel to Borrower’s chief executive office and other locations, (iii) attendance by Administrative Agent of any Lenders’ meeting pursuant to Section 4.8, and (iv) any periodic public record searches conducted by or at the request of Administrative Agent (including, without limitation, title investigations, UCC searches, fixture filing searches, judgment, pending litigation and tax lien searches and searches of applicable corporate, limited liability, partnership and related records concerning the continued existence, organization and good standing of certain Persons), (c) without limitation of the preceding clause (a), all costs and expenses of Administrative Agent in connection with the creation, perfection and maintenance of Liens pursuant to the Financing Documents, including title investigations, (d) without limitation of the preceding clause (a), all costs and expenses of Administrative Agent in connection with (i) protecting, storing, insuring, handling, maintaining or selling any Collateral; (ii) any litigation, dispute, suit or proceeding relating to any Financing Document; and (iii) any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Financing Documents, and (e) all costs and expenses incurred by the Lenders in connection with any litigation, dispute, suit or proceeding relating to any Financing Document and in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all Financing Documents, provided, that to the extent that the costs and expenses referred to in this clause (e) consist of fees, costs and expenses of counsel, Borrower shall be obligated to pay such fees, costs and expenses for counsel to Administrative Agent and for only one counsel acting for all Lenders (other than Administrative Agent). If Administrative Agent or any Lender uses in-house counsel for any of these purposes, Borrower further agrees that the Obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Administrative Agent or such Lender for the work performed.

Section 9.2 Indemnity.

Each Credit Party, jointly and severally, hereby agrees to indemnify, pay and hold harmless Administrative Agent and Lenders and the officers, directors, employees, trustees, agents, investment advisors, collateral managers, servicers and counsel of Administrative Agent and Lenders (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnitee) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Credit Party, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Administrative Agent or Lenders) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Operative Documents (including (i)(A) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by Borrower, any Subsidiary or any other Person of any Hazardous Materials or any Hazardous Materials Contamination, (B) arising out of or relating to the offsite disposal of any Hazardous Materials generated or present on any such property or (C) arising out of or resulting from the environmental condition of any such property or the applicability of any Environmental Law relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of Borrower or any Subsidiary, and (ii) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Loans (collectively, the “Indemnified Liabilities”), except that Borrower shall have no obligation hereunder to an Indemnitee with respect to any Indemnified Liabilities resulting from the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, each Credit Party shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all such Indemnified Liabilities incurred by the Indemnitees or any of them.

ARTICLE 10

GUARANTY

Section 10.1 The Guaranty.

Each Guarantor hereby guarantees to each Lender and Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof. Each Guarantor hereby further agrees that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), each Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal (collectively, the “Guaranteed Obligations”).

Subject to Section 10.6 and the last sentence of this Section 10.1 below, the Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which Administrative Agent or any Lender may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of any Guaranteed Obligations to be paid when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), the Guarantors will, upon demand pay, or cause to be paid, in cash, to Administrative Agent for the ratable benefit of the Lenders, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Administrative Agent and the Lenders as aforesaid.

Notwithstanding any provision to the contrary contained herein or in any other of the Financing Documents, the Guaranteed Obligations of each Guarantor under this Agreement and the other Financing Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Section 10.2 Obligations Unconditional.

The Guaranteed Obligations of each Guarantor under Section 10.1 are joint and several and absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Financing Documents or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 10.2 that the obligations of each Guarantor hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against Borrower or any other Guarantor for amounts paid under this Article 10 until termination of the Revolving Loan Commitment and payment in full of all Obligations and the expiration, termination or cash collateralization (to the satisfaction of Administrative Agent) of all Letters of Credit. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain joint and several and absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Financing Documents or any other agreement or instrument referred to in the Financing Documents shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Financing Documents or any other agreement or instrument referred to in the Financing Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected;

(e) any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor); or

(f) any other action or inaction shall occur that might constitute a surety defense (other than payment in full of the Obligations).

Section 10.3 Reinstatement.

The Guaranteed Obligations of any Guarantor under this Article 10 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify Administrative Agent and each Lender on demand for all reasonable costs and expenses (including fees and expenses of counsel) incurred by Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 10.4 Waivers.

Each Guarantor hereby waives, to the fullest extent permitted by Law, for the benefit of Administrative Agent and Lender: (a) any right to require Administrative Agent or any Lender, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of Administrative Agent and Lenders in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of Administrative Agent and the Lenders whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed

Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal or any law, rule, regulation, or order of any jurisdiction affecting any term of the Guaranteed Obligations; (d) any defense based upon Administrative Agent’s or any Lender’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that Administrative Agent and the Lenders protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default under any Financing Document, any Swap Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 10.2 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof (other than payment in full of the Obligations). Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation to the extent permitted by Section 10.2.

Section 10.5 Remedies.

Each Guarantor agrees that, to the fullest extent permitted by law, as between such Guarantor, on the one hand, and Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 8.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.2) for purposes of Section 10.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by each Guarantor for purposes of Section 10.1. Each Guarantor acknowledges and agrees that its Guaranteed Obligations hereunder are secured in accordance with the terms of the Security Documents and that Administrative Agent and Lenders may exercise their remedies thereunder in accordance with the terms thereof.

Section 10.6 Contribution by Guarantors.

All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each

Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 10.6, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 10.6), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 10.6. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 10.6 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 10.6 and a right to receive any Fair Share Contribution Amount shall be deemed an asset of the Guarantor entitled to such amount.

Section 10.7 Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article 10 is an absolute and unconditional guaranty of payment and not of collection, is a continuing and irrevocable guarantee, and shall apply to all Obligations whenever arising.

Section 10.8 Subordination of Other Obligations.

Any Debt of Borrower or any Guarantor now or hereafter owing to any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent for its benefit and the benefit of the Lenders and shall forthwith be paid over to Administrative Agent for its benefit and the benefit of the Lenders to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

ARTICLE 11

ADMINISTRATIVE AGENT

Section 11.1 Appointment and Authorization.

Each Lender hereby irrevocably appoints and authorizes Administrative Agent to enter into each of the Financing Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Administrative Agent on its behalf and to exercise such powers under the Financing Documents as are delegated to Administrative Agent by the terms thereof, together with all such powers as are reasonably incidental thereto. Subject to the terms of Section 12.5 and to the terms of the other Financing Documents, Administrative Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Financing Documents on behalf of Lenders. The provisions of this Article 11 are solely for the benefit of Administrative Agent and Lenders and neither Borrower nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Administrative Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other Credit Party. Administrative Agent may perform any of its duties hereunder, or under the Financing Documents, by or through its agents or employees.

Section 11.2 Administrative Agent and Affiliates.

Administrative Agent shall have the same rights and powers under the Financing Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Administrative Agent, and Administrative Agent and its Affiliates may lend money to, invest in and generally engage in any kind of business with each Credit Party or Affiliate of any Credit Party as if it were not Administrative Agent hereunder.

Section 11.3 Action by Administrative Agent.

The duties of Administrative Agent shall be mechanical and administrative in nature. Administrative Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Financing Documents is intended to or shall be construed to impose upon Administrative Agent any obligations in respect of this Agreement or any of the Financing Documents except as expressly set forth herein or therein.

Section 11.4 Consultation with Experts.

Administrative Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.5 Liability of Administrative Agent.

Neither Administrative Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Financing Documents, except that Administrative Agent shall be liable with respect to its specific duties set forth hereunder, but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction. Neither Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with any Financing Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements specified in any Financing Document; (iii) the satisfaction of any condition specified in any Financing Document, except receipt of items required to be delivered to Administrative Agent; (iv) the validity, effectiveness, sufficiency or genuineness of any Financing Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith; (v) the existence or non-existence of any Default or Event of Default; or (vi) the financial condition of any Credit Party. Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Administrative Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

Section 11.6 Indemnification.

Each Lender shall, in accordance with its Pro Rata Share, indemnify Administrative Agent (to the extent not reimbursed by Borrower) upon demand against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from Administrative Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) that Administrative Agent may suffer or incur in connection with the Financing Documents or any action taken or omitted by Administrative Agent hereunder or thereunder. If any indemnity furnished to Administrative Agent for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished. The obligations of Lenders under this Section 11.6 shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 11.7 Right to Request and Act on Instructions.

Administrative Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Financing Documents Administrative Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Financing Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting under this Agreement or any of the other Financing Documents in accordance with the instructions of Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion of the Lenders), Administrative Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or exposes Administrative Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 11.6.

Section 11.8 Credit Decision.

Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Financing Documents.

Section 11.9 Collateral Matters.

Lenders irrevocably authorize Administrative Agent, at its option and in its discretion, to (x) release any Lien granted to or held by Administrative Agent under any Security Document (i) upon termination of the Revolving Loan Commitment and payment in full of all Obligations and the expiration, termination or cash collateralization (to the satisfaction of Administrative Agent) of all Letters of Credit; or (ii) constituting property sold or disposed of as part of or in connection with any disposition that is permitted under any Financing Document or otherwise consented to by Lenders or Required Lenders, as applicable, in accordance with the terms of Section 12.5 (it being understood and agreed that Administrative Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Financing Documents) and (y) release or subordinate any Lien granted to or held by Administrative Agent under any Security Document constituting property described in Section 5.2(c) (it being understood and agreed that Administrative Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the identification of any property described in Section 5.2(c)). Upon request by Administrative Agent at any time, Lenders will confirm Administrative Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 11.9.

Section 11.10 Agency for Perfection.

Administrative Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Administrative Agent’s security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Administrative Agent) obtain possession or control of any such assets, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor, shall deliver such assets to Administrative Agent or in accordance with Administrative Agent’s instructions or transfer control to Administrative Agent in accordance with Administrative Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loans unless instructed to do so by Administrative Agent (or consented to by Administrative Agent, as provided in Section 8.5), it being understood and agreed that such rights and remedies may be exercised only by Administrative Agent.

Section 11.11 Notice of Default.

Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of Lenders, unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Administrative Agent will notify each Lender of its receipt of any such notice. Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders in accordance with the terms hereof. Unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

Section 11.12 Successor Administrative Agent.

(a) Administrative Agent may at any time assign its rights, powers, privileges and duties hereunder to (i) an Affiliate, (ii) another Lender or (iii) any Person to whom Administrative Agent, in its capacity as a Lender, has assigned (or will assign, in conjunction with such assignment of agency rights hereunder) 50% or more of its Loan, in each case without the consent of the Lenders or Borrower. Following any such assignment, Administrative Agent shall give notice to the Lenders and Borrower.

(b) Administrative Agent may at any time give notice of its resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, Required Lenders shall have the right, in consultation with Borrower, to appoint a successor Administrative Agent. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder and notice of such acceptance to the retiring Administrative Agent, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, the retiring Administrative Agent’s resignation shall become immediately effective and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Financing Documents (if such resignation was not already effective and such duties and obligations not already discharged, as provided below in this paragraph). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within ten (10) Business Days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent; provided that if Administrative Agent shall notify Borrower and the Lenders that no Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice from Administrative Agent that no Person has accepted such appointment and, from and following delivery of such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Financing Documents and (ii) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. The provisions of this Agreement shall continue in effect for the benefit of any retiring Administrative Agent and its sub-agents after the effectiveness of its resignation hereunder and under the other Financing Documents in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting or was continuing to act as Administrative Agent.

(c) Upon (i) an assignment permitted by subsection (a) above or (ii) the acceptance of a successor’s appointment as Administrative Agent pursuant to subsection (b) above, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Financing Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Financing Documents, the provisions of this Article and Section 11.12 shall continue in effect for the benefit of such retiring Administrative Agent and its sub-agents in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting or was continuing to act as Administrative Agent.

Section 11.13 Disbursements of Revolving Loans; Payment and Sharing of Payment.

(a) Revolving Loan Advances, Payments and Settlements; Interest and Fee Payments.

(i) Administrative Agent shall have the right, on behalf of Revolving Lenders (other than Non-Funding Revolving Lenders) to disburse funds to Borrower for all Revolving Loans requested or deemed requested by Borrower pursuant to the terms of this Agreement. Administrative Agent shall be conclusively entitled to assume, for purposes of the preceding sentence, that each Revolving Lender, other than any Non-

Funding Revolving Lenders, will fund its Pro Rata Share of all Revolving Loans requested by Borrower. Each Revolving Lender (other than any Non-Funding Revolving Lender) shall reimburse Administrative Agent on demand, in accordance with the provisions of the immediately following paragraph, for all funds disbursed on its behalf by Administrative Agent pursuant to the first sentence of this clause (i), or if Administrative Agent so requests, each Revolving Lender will remit to Administrative Agent its Pro Rata Share of any Revolving Loan before Administrative Agent disburses the same to Borrower. If Administrative Agent elects to require that each Revolving Lender make funds available to Administrative Agent, prior to a disbursement by Administrative Agent to Borrower, Administrative Agent shall advise each Revolving Lender by telephone, facsimile or e-mail of the amount of such Revolving Lender’s Pro Rata Share of the Revolving Loan requested by Borrower no later than noon (Washington DC time) on the date of funding of such Revolving Loan, and each such Revolving Lender shall, subject to the provisions of Article 7, pay Administrative Agent on such date such Revolving Lender’s Pro Rata Share of such requested Revolving Loan, in same day funds, by wire transfer to the Payment Account, or such other account as may be identified by Administrative Agent to Revolving Lenders from time to time. If any Lender fails to pay the amount of its Pro Rata Share within one (1) Business Day after Administrative Agent’s demand, Administrative Agent shall promptly notify Borrower, and Borrower shall immediately repay such amount to Administrative Agent. Any repayment required by Borrower pursuant to this Section 11.13 shall be accompanied by accrued interest thereon from and including the date such amount is made available to Borrower to but excluding the date of payment at the rate of interest then applicable to Revolving Loans. Nothing in this Section 11.13 or elsewhere in this Agreement or the other Financing Documents shall be deemed to require Administrative Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

(ii) On a Business Day of each week as selected from time to time by Administrative Agent, or more frequently (including daily), if Administrative Agent so elects (each such day being a “Settlement Date”), Administrative Agent will advise each Revolving Lender by telephone, facsimile or e-mail of the amount of each such Revolving Lender’s Pro Rata Share of the Revolving Loan balance as of the close of business of the Business Day immediately preceding the Settlement Date. In the event that payments are necessary to adjust the amount of such Revolving Lender’s actual Pro Rata Share of the Revolving Loan balance to such Lender’s required Pro Rata Share of the Revolving Loan balance as of any Settlement Date, the party from which such payment is due shall pay Administrative Agent, without setoff or discount, to the Payment Account not later than noon (Washington DC time) on the Business Day following the Settlement Date the full amount necessary to make such adjustment. Any obligation arising pursuant to the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstance whatsoever. In the event settlement shall not have occurred by the date and time specified in the second preceding sentence, interest shall accrue on the unsettled amount at the rate of interest applicable to Revolving Loans.

(iii) On each Settlement Date, Administrative Agent shall advise each Revolving Lender by telephone, facsimile or e-mail of the amount of such Revolving Lender’s Pro Rata Share of principal, interest and fees paid for the benefit of Revolving Lenders with respect to each applicable Revolving Loan, to the extent of such Revolving Lender’s credit exposure with respect thereto, and shall make payment to such Revolving Lender not later than noon (Washington DC time) on the Business Day following the Settlement Date of such amounts in accordance with wire instructions delivered by such Revolving Lender to Administrative Agent, as the same may be modified from time to time by written notice to Administrative Agent; provided, that, in the case such Revolving Lender is a Defaulted Lender, Administrative Agent shall be entitled to set off the funding short-fall against that Defaulted Lender’s respective share of all payments received from Borrower.

(iv) The provisions of this Section 11.13(a) shall be deemed to be binding upon Administrative Agent and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to Borrower or any other Credit Party.

(b) Term Loan Payments. Payments of principal, interest and fees in respect of the Term Loans will be settled on the date of receipt if received by Administrative Agent on the first Business Day of a month or on the Business Day immediately following the date of receipt if received on any day other than the first Business Day of a month.

(c) Return of Payments.

(i) If Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from Borrower and such related payment is not received by Administrative Agent, then Administrative Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.

(ii) If Administrative Agent determines at any time that any amount received by Administrative Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Document, Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d) Defaulted Lenders. The failure of any Defaulted Lender to make any Revolving Loan or any payment required by it hereunder shall not relieve any other Lender of its obligations to make such Revolving Loan or payment, but neither any other Lender nor Administrative Agent shall be responsible for the failure of any Defaulted Lender to make a Revolving Loan or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Defaulted Lender shall not have any voting or consent rights under or with respect to any Financing Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” or “Required Revolving Lenders” hereunder) for any voting or consent rights under or with respect to any Financing Document.

(e) Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Sections 2.3(d)(ii) or Section 2.9) in excess of its pro rata share of payments entitled pursuant to the other provisions of this Section 11.13, such Lender shall purchase from the other Lenders such participations in extensions of credit made by such other Lenders (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery, without interest. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this clause (e) may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 8.5) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this clause (e) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this clause (e) to share in the benefits of any recovery on such secured claim.

Section 11.14 Right to Perform, Preserve and Protect.

If any Credit Party fails to perform any obligation hereunder or under any other Financing Document, Administrative Agent itself may, but shall not be obligated to, cause such obligation to be performed at Borrower’s expense. Administrative Agent is further authorized by Borrower and the Lenders to make expenditures from time to time which Administrative Agent, in its reasonable business judgment, deems necessary or desirable to (i) preserve or protect the business conducted by Borrower, the Collateral, or any portion thereof and/or (ii) enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations. Borrower hereby agrees to reimburse Administrative Agent on demand for any and all costs, liabilities and obligations incurred by Administrative Agent pursuant to this Section 11.14. Each Lender hereby agrees to indemnify Administrative Agent upon demand for any and all costs, liabilities and obligations incurred by Administrative Agent pursuant to this Section 11.14, subject to the provisions of Section 11.6.

Section 11.15 Additional Titled Agents.

Except for rights and powers, if any, expressly reserved under this Agreement to any bookrunner, arranger or to any titled agent named on the cover page of, or preamble to, this Agreement, other than Administrative Agent (collectively, the “Additional Titled Agents”), and except for obligations, liabilities, duties and responsibilities, if any, expressly assumed under this Agreement by any Additional Titled Agent, no Additional Titled Agent, in such capacity, has any rights, powers, liabilities, duties or responsibilities hereunder or under any of the other Financing Documents. Without limiting the foregoing, no Additional Titled Agent shall have nor be deemed to have a fiduciary relationship with any Lender. At any time that any Lender serving as an Additional Titled Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loans and in the Revolving Loan Commitment, such Lender shall be deemed to have concurrently resigned as such Additional Titled Agent. No successor or replacement Additional Titled Agent shall be designated or elected to serve upon the resignation or deemed resignation by any Person of its role as an Additional Titled Agent.

ARTICLE 12

MISCELLANEOUS

Section 12.1 Survival.

All agreements, representations and warranties made herein and in every other Financing Document shall survive the execution and delivery of this Agreement and the other Financing Documents and the other Operative Documents. The provisions of Sections 2.8 and 2.9 and Articles 9, 10 and 11 shall survive the payment of the Obligations (both with respect to any Lender and all Lenders collectively) shall survive the payment of the Obligations and any termination of this Agreement.

Section 12.2 No Waivers.

No failure or delay by Administrative Agent or any Lender in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Any reference in any Financing Document to the “continuing” nature of any Event of Default shall not be construed as establishing or otherwise indicating that Borrower or any other Credit Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Financing Documents.

Section 12.3 Notices.

(a) All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to such party at its address, facsimile number or e-mail address set forth on the signature pages hereof (or, in the case of any such Lender who becomes a Lender after the date hereof, in an Assignment Agreement or in a notice delivered to Borrower and Administrative Agent by the assignee Lender forthwith upon such assignment) or at such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to Administrative Agent and Borrower; provided that notices, requests or other communications shall be permitted by electronic means only in accordance with the provisions of Section 12.3(b). Each such notice, request or other communication shall be effective (i) if given by facsimile, when such notice is transmitted to the facsimile number specified by this Section and the sender receives a confirmation of transmission from the sending facsimile machine or (ii) if given by mail, prepaid overnight courier or any other means, when received at the applicable address specified by this Section.

(b) Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved from time to time by Administrative Agent, provided that the foregoing shall not apply to notices sent directly to any Lender if such Lender has notified Administrative Agent that it is incapable of receiving notices by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 12.4 Severability.

In case any provision of or obligation under this Agreement or any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 12.5 Amendments and Waivers.

(a) No provision of this Agreement or any other Financing Document (other than Swap Contracts) may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Borrower and the Required Lenders (and, if (x) any amendment, waiver or other modification would either increase or extend a Lender’s Revolving Loan Commitment Amount or increase or extend such Lender’s funding obligations in respect of any Term Loan, by such Lender and (y) the rights or duties of Administrative Agent and/or LC Issuer are affected thereby, by Administrative Agent and/or LC Issuer, as the case may be); provided that (i) any fee letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto and (ii) no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Loan or Reimbursement Obligation or forgive any principal, interest or fees with respect to any Loan or Reimbursement Obligation; (B) postpone or waive the date fixed for any payment (other than a payment pursuant to Section 2.1(c)) of principal of any Loan, or of any Reimbursement Obligation or of interest on any Loan or any Reimbursement Obligation or any fees hereunder or for any termination of any commitment, including the extension of any maturity or termination date; (C) change the definition of the term Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (D) release or subordinate Administrative Agent’s Lien in all or substantially all of the Collateral, authorize Borrower to sell or otherwise dispose of all or substantially all of the Collateral, or release any guarantor from all or any portion of the Obligations of its Guarantee obligations with respect thereto, except as otherwise may be provided in this Agreement or the other Financing Documents (including, without limitation, in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify either of Section 8.6 or this Section 12.5(a) or the definitions of the terms used in such Sections insofar as the definitions affect the substance of such Sections; or (F) consent to the assignment, delegation or other transfer by any Credit Party of any of its rights and obligations under any Financing Document or release Borrower of its payment obligations under any Financing Document, except pursuant to a merger or consolidation permitted pursuant to this Agreement; (it being understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E) and (F)).

(b) Without limitation of the provisions of the preceding clause (a), no amendment, waiver or other modification to this Agreement shall, unless signed by Required Revolving Lenders, (i) make less restrictive the calculation of the Borrowing Availability; (ii) change the definition of the term Required Revolving Lenders or the percentage of Lenders which shall be required for Required Revolving Lenders to take any action hereunder; (iii) waive any existing Event of Default or Default for purposes of satisfying the conditions to funding set forth in Section 7.2; or (iv) amend, waive or otherwise modify this Section 12.5(b) or the definitions of the terms used in this Section 12.5(b) insofar as the definitions affect the substance of this Section 12.5(b).

Section 12.6 Assignments; Participations; Replacement of Lenders.

(a) Assignments.

(i) Any Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender’s Loans and interest in the Revolving Loan Commitment, together with all related obligations of such Lender hereunder. Except as Administrative Agent may otherwise agree, the amount of any such assignment (determined as of the date of the applicable Assignment Agreement or, if a “Trade Date” is specified in such Assignment Agreement, as of such Trade Date) shall be in a minimum aggregate amount equal to $1,000,000 or, if less, the assignor’s entire interests in the Revolving Loan Commitment and outstanding Loans; provided, that, in connection with simultaneous assignments to two or more related Approved Funds, such Approved Funds shall be treated as one assignee for purposes of determining compliance with the minimum assignment size referred to above. Borrower and Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Eligible Assignee until Administrative Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500; provided, only one processing fee shall be payable in connection with simultaneous assignments to two or more related Approved Funds.

(ii) From and after the date on which the conditions described above have been met, (i) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such Eligible Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder (other than those that survive termination pursuant to Section 12.1). Upon the request of the Eligible Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrower shall execute and deliver to Administrative Agent for delivery to the Eligible Assignee (and, as applicable, the assigning Lender) Notes in the aggregate principal amount of the Eligible Assignee’s percentage interest in the Revolving Loan Commitment plus the principal amount of the Eligible Assignee’s Term Loans (and, as applicable, Notes in the principal amount of that portion of the Revolving Loan Commitment retained by the assigning Lender plus the principal amount of the Term Loans retained by the assigning Lender). Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrower any prior Note held by it.

(iii) Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at its offices located in Bethesda, Maryland a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount of the Loans owing to, such Lender pursuant to the terms hereof. The entries in such register shall be conclusive, and Borrower, Administrative Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice to Administrative Agent.

(iv) Notwithstanding the foregoing provisions of this Section 12.6(a) or any other provision of this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(b) Participations.

(i) Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell to one or more Persons participating interests in its Loans, commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (a) such

Lender’s obligations hereunder shall remain unchanged for all purposes, (b) Borrower and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender.

(ii) No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 12.5 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 8.5.

(iii) Borrower further agrees that each Participant shall be entitled to the benefits of Sections 2.3(d)(ii), 2.8 and 2.9 to the same extent as if such Participant were a Lender; provided that (i) no Participant shall be entitled to receive any greater payment under Section 2.3(d)(ii) or 2.9 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless such sale is made with Borrower’s prior written consent and (ii) no Participant that is organized under the laws of a jurisdiction other than the United States shall be entitled to the benefits of Section 2.8 unless such Participant shall have complied with the provisions of Section 2.8(c) (assuming, for such purposes only, that such Participant is a Lender).

(c) Replacement of Lenders.

Within thirty (30) days after: (i) receipt by Administrative Agent of notice and demand from any Lender for payment of additional costs as provided in Sections 2.3(d)(ii) or Section 2.9, which demand shall not have been revoked, (ii) Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8, (iii) any Lender is a Defaulted Lender, and the circumstances causing such status shall not have been cured or waived; or (iv) any failure by any Lender to consent to a requested amendment, waiver or modification to any Financing Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender, or each Lender affected thereby, is required with respect thereto, (each relevant Lender in the foregoing clauses (i) through (iv) being an “Affected Lender”) each of Borrower and Administrative Agent may, at its option, notify such Affected Lender and, in the case of Borrower’s election, Administrative Agent, of such Person’s intention to obtain, at Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Lender, which Replacement Lender shall be an Eligible Assignee and, in the event the Replacement Lender is to replace an Affected Lender described in the preceding clause (iv), such Replacement Lender consents to the requested amendment, waiver or modification making the replaced Lender an Affected Lender. In the event Borrower or Administrative Agent, as applicable, obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender shall sell, at par, and assign all of its Loans and funding commitments hereunder to such Replacement Lender in accordance with the procedures set forth in Section 12.6(a); provided that (i) Borrower shall have reimbursed such Lender for its increased costs and additional payments for which it is entitled to reimbursement under Section 2.8 or 2.9, as applicable, of this Agreement through the date of such sale and assignment and (ii) Borrower shall pay to Administrative Agent the $3,500 processing fee in respect of such assignment. In the event that a replaced Lender does not execute an Assignment Agreement pursuant to Section 12.6(a) within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 12.6(c) and presentation to such replaced Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 12.6(c), such replaced Lender shall be deemed to have consented to the terms of such Assignment Agreement, and any such Assignment Agreement executed by Administrative Agent, the Replacement Lender shall be effective for purposes of this Section 12.6(c) and Section 12.6(a). Upon any such assignment and payment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof, other than with respect to such rights and obligations that survive termination as set forth in Section 11.1.

(d) Credit Party Assignments.

No Credit Party may assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Financing Document without the prior written consent of Administrative Agent and each Lender.

(e) Pro Rata Sharing.

Without limiting the provisions of Section 8.6, and except as otherwise provided herein, if any Lender receives any payment (whether voluntary or involuntary) in respect of an Obligation in excess of its Pro Rata Share of all payments of such Obligations received by all the Lenders, such Lender shall purchase for cash (and the other Lenders’ entitled to a Pro Rata Share of such payment shall sell) participations in such other Lenders’ portion of such Obligations as would be necessary to cause all Lenders to share the amount so received with each such other Lender in accordance with their respective Pro Rata Share of the Obligations.

(f) Certain Pledges.

Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 12.7 Headings.

Headings and captions used in the Financing Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.

Section 12.8 Confidentiality.

Administrative Agent and each Lender shall hold all non-public information regarding the Credit Parties and their respective businesses identified as such by Borrower and obtained by Administrative Agent or any Lender pursuant to the requirements hereof in accordance with such Person’s customary procedures for handling information of such nature, except that disclosure of such information may be made (a) to their respective agents, employees, Subsidiaries, Affiliates, attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management servicers, (b) to prospective transferees or purchasers of any interest in the Loans, Administrative Agent or a Lender, and to prospective contractual counterparties (or the professional advisors thereto) in Swap Contracts permitted hereby, provided, however, that any such Persons are bound by obligations of confidentiality, (c) as required by Law, subpoena, judicial order or similar order and in connection with any litigation, (d) as may be required in connection with the examination, audit or similar investigation of such Person and (e) to a Person that is a trustee, investment advisor, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For the purposes of this Section, “Securitization” shall mean (i) the pledge of the Loans as collateral security for loans to a Lender or (ii) a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans. Confidential information shall include only such information identified as such at the time provided to Administrative Agent and shall not include information that either: (i) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (ii) is disclosed to such Person by a Person other than a Credit Party, provided Administrative Agent does not have actual knowledge that such Person is prohibited from disclosing such information. The obligations of Administrative Agent and Lenders under this Section 12.8 shall supersede and replace the obligations of Administrative Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Administrative Agent or any Lender prior to the date hereof.

Section 12.9 Waiver of Consequential and Other Damages.

To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Financing Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

Section 12.10 GOVERNING LAW; SUBMISSION TO JURISDICTION; SERVICE OF PROCESS.

THIS AGREEMENT (INCLUDING THE GUARANTY CONTAINED IN ARTICLE 10), EACH NOTE AND EACH OTHER FINANCING DOCUMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. BORROWER AND EACH GUARANTOR HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF MONTGOMERY, STATE OF MARYLAND AND IRREVOCABLY AGREE THAT, SUBJECT TO ADMINISTRATIVE AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING THE GUARANTY CONTAINED IN ARTICLE 10) OR THE OTHER FINANCING DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. BORROWER AND EACH GUARANTOR EXPRESSLY SUBMIT AND CONSENT TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVE ANY DEFENSE OF FORUM NON CONVENIENS. BORROWER AND EACH GUARANTOR HEREBY WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREE THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER AND THE GUARANTORS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER OR SUCH GUARANTOR AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED. NOTHING IN THIS SECTION 12.10 SHALL AFFECT THE RIGHT OF ADMINISTRATIVE AGENT OR ANY LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 12.11 WAIVER OF JURY TRIAL.

BORROWER, THE GUARANTORS, ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING THE GUARANTY CONTAINED IN ARTICLE 10) AND THE OTHER FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. BORROWER, THE GUARANTORS, ADMINISTRATIVE AGENT AND THE LENDERS ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWER, THE GUARANTORS, ADMINISTRATIVE AGENT AND THE LENDERS WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY TRIAL WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

Section 12.12 Publication; Advertisement.

(a) Publication. No Credit Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of MidCap or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except (i) as required by Law, subpoena or judicial or similar order, in which case the applicable Credit Party shall give Administrative Agent prior written notice of such publication or other disclosure or (ii) with MidCap’s prior written consent.

(b) Advertisement. Each Lender and each Credit Party hereby authorizes MidCap to publish the name of such Lender and Credit Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which MidCap elects to submit for publication. In addition, each Lender and each Credit Party agrees that MidCap may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date. With respect to any of the foregoing, MidCap shall provide Borrower with an opportunity to review and confer with MidCap regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its submission for publication and, following such review period, MidCap may, from time to time, publish such information in any media form desired by MidCap, until such time that Borrower shall have requested MidCap cease any such further publication.

Section 12.13 Counterparts; Integration.

This Agreement and the other Financing Documents may be signed in any number of counterparts, each of which shall be deemed an original with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed signature page of this Agreement or any other Financing Document by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof or thereof.

Section 12.14 No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

PERNIX THERAPEUTICS HOLDINGS, INC.

By:	/s/ Cooper C. Collins
	Name:	Cooper C. Collins
	Title:	President and Chief Executive Officer

Address:		10003 Woodloch Forest Drive Suite 950 The Woodlands, Texas 77380

Facsimile number: 281-419-4009
E-mail Address: ccollins@pernixtx.com Taxpayer Identification Number: 33-0724736

Borrower’s Account Designation:

Regions Bank ABA No.: 053201814 Account No.: 0121901783 Account Name: Pernix Therapeutics, LLC Operating Account

Credit and Guaranty Agreement

GUARANTORS:

CYPRESS PHARMACEUTICALS, INC.

By:	/s/ Cooper C. Collins
	Name:	Cooper C. Collins
	Title:	President and Chief Executive Officer

Address:		10003 Woodloch Forest Drive Suite 950 The Woodlands, Texas 77380

Facsimile number: 281-419-4009
E-mail Address: ccollins@pernixtx.com Taxpayer Identification Number: 64-0831860

HAWTHORN PHARMACEUTICALS, INC.

By:	/s/ Cooper C. Collins
	Name:	Cooper C. Collins
	Title:	President and Chief Executive Officer

Address:		10003 Woodloch Forest Drive Suite 950 The Woodlands, Texas 77380

Facsimile number: 281-419-4009
E-mail Address: ccollins@pernixtx.com Taxpayer Identification Number: 81-0582769

GTA GP, INC.

By:	/s/ Cooper C. Collins
	Name:	Cooper C. Collins
	Title:	President and Chief Executive Officer

Address:		10003 Woodloch Forest Drive Suite 950 The Woodlands, Texas 77380

Facsimile number: 281-419-4009
E-mail Address: ccollins@pernixtx.com Taxpayer Identification Number: 58-2290217

Credit and Guaranty Agreement

GTA LP, INC.

By:	/s/ Cooper C. Collins
	Name:	Cooper C. Collins
	Title:	President and Chief Executive Officer

Address:		10003 Woodloch Forest Drive Suite 950 The Woodlands, Texas 77380

Facsimile number: 281-419-4009
E-mail Address: ccollins@pernixtx.com Taxpayer Identification Number: 58-2290326

PERNIX THERAPEUTICS, LLC

By:	/s/ Cooper C. Collins
	Name:	Cooper C. Collins
	Title:	President and Chief Executive Officer, Pernix Therapeutics Holdings, Inc., Sole Member and Sole Manager of Pernix Therapeutics, LLC

Address:		10003 Woodloch Forest Drive Suite 950 The Woodlands, Texas 77380

Facsimile number: 281-419-4009
E-mail Address: ccollins@pernixtx.com Taxpayer Identification Number: 27-2051128

Credit and Guaranty Agreement

GAINE, INC.

By:	/s/ Cooper C. Collins
	Name:	Cooper C. Collins
	Title:	President and Chief Executive Officer
Address: 10003 Woodloch Forest Drive Suite 950 The Woodlands, Texas 77380
Facsimile number: 281-419-4009
E-mail Address: ccollins@pernixtx.com Taxpayer Identification Number: 20-5703864

MACOVEN PHARMACEUTICALS, L.L.C.

By:	/s/ Cooper C. Collins
	Name:	Cooper C. Collins
	Title:	President and Chief Executive Officer,
Pernix Therapeutics Holdings, Inc.,
Sole Member and Sole Manager of Pernix Therapeutics, LLC,
Sole Member and Sole Manager of Macoven Pharmaceuticals, L.L.C.
Address: 10003 Woodloch Forest Drive Suite 950 The Woodlands, Texas 77380
Facsimile number: 281-419-4009
E-mail Address: ccollins@pernixtx.com Taxpayer Identification Number: 26-3684549

Credit and Guaranty Agreement

PERNIX MANUFACTURING, LLC

By:	/s/ Cooper C. Collins
	Name:	Cooper C. Collins
	Title:	President and Chief Executive Officer
Address: 10003 Woodloch Forest Drive Suite 950 The Woodlands, Texas 77380
Facsimile number: 281-419-4009
E-mail Address: ccollins@pernixtx.com Taxpayer Identification Number: 45-5561236

RESPICOPEA, INC.

By:	/s/ Cooper C. Collins
	Name:	Cooper C. Collins
	Title:	President
Address: 10003 Woodloch Forest Drive Suite 950 The Woodlands, Texas 77380
Facsimile number: 281-419-4009
E-mail Address: ccollins@pernixtx.com Taxpayer Identification Number: 27-5321303

PERNIX ACQUISITION CORP. I

By:	/s/ Cooper C. Collins
	Name:	Cooper C. Collins
	Title:	President and Chief Executive Officer
Address: 10003 Woodloch Forest Drive Suite 950 The Woodlands, Texas 77380
Facsimile number: 281-419-4009
E-mail Address: ccollins@pernixtx.com Taxpayer Identification Number:

Credit and Guaranty Agreement

MIDCAP FUNDING V, LLC, as Administrative Agent and as a Lender

By:	/s/ Michael Min
Name: Michael Min
Title: Director

Address: 7725 Woodmont Ave., #200 Bethesda, Maryland 20814

Attn: Account Manager for Pernix transaction

Facsimile number: (301) 941-1450 E-mail Address: lviera@midcapfinancial.com

Payment Account Designation:

SunTrust Bank 25 Park Place Atlanta, Georgia 30303 ABA No.: 061000104 Account No.: 1000007623225 Account Name: MidCap Funding V, LLC

Credit and Guaranty Agreement

MIDCAP FUNDING VI, LLC, as a Lender

By:	/s/ Michael Min
Name: Michael Min
Title: Director

Address: 7725 Woodmont Ave., #200 Bethesda, Maryland 20814

Facsimile number: (301) 941-1450 E-mail Address: lviera@midcapfinancial.com

Credit and Guaranty Agreement

Annex A

Commitment Annex

Lender	Revolving Loan Commitment Amount	Revolving Loan Commitment Percentage	Term Loan Commitment Amount	Term Loan Commitment Percentage
MidCap Funding V, LLC			$20,000,000	47.61905%
MidCap Funding VI, LLC			$22,000,000	52.38095%
TOTALS	$0	100%	$42,000,000	100%

Annex A

Annex B

Closing Checklist

Annex B

Exhibit A to Credit and Guaranty Agreement (Assignment Agreement)

This Assignment Agreement (this “Assignment Agreement”) is entered into as of [            , 20    ] by and between the Assignor named on the signature page hereto (“Assignor”) and the Assignee named on the signature page hereto (“Assignee”). Reference is made to the Credit and Guaranty Agreement dated as of December 31, 2012 (as amended or otherwise modified from time to time, the “Credit Agreement”) among Pernix Therapeutics Holdings, Inc. (“Borrower”), the Guarantors from time to time party thereto, the financial institutions from time to time party thereto, as Lenders, and MidCap Funding V, LLC, as Administrative Agent. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Credit Agreement.

Assignor and Assignee hereby agree as follows:

1. Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor the interests set forth on the schedule attached hereto (the “Schedule”), in and to Assignor’s rights and obligations under the Credit Agreement as of the effective date set forth on the Schedule (the “Effective Date”). Such purchase and sale is made without recourse, representation or warranty except as expressly set forth herein. On the Effective Date, Assignee shall pay to Assignor an amount equal to the aggregate amounts assigned pursuant to the Schedule (exclusive of unfunded portions of the Revolving Loan Commitment).

2. Assignor (i) represents that as of the Effective Date, that it is the legal and beneficial owner of the interests assigned hereunder free and clear of any adverse claim, (ii) makes no other representation or warranty and assumes no responsibility with respect to any statement, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Financing Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any other Credit Party or any other Person or the performance or observance by any Credit Party of its Obligations under the Credit Agreement or any other Financing Documents or any other instrument or document furnished pursuant thereto.

3. Assignee (i) confirms that it has received a copy of the Credit Agreement and the other Financing Documents, together with copies of the most recent financial statements delivered pursuant thereto and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (ii) agrees that it will, independently and without reliance upon Administrative Agent, Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Credit Agreement and the other Financing Documents as are delegated to Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; (v) represents that on the date of this

Exhibit A – Page 1

Assignment Agreement it is not presently aware of any facts that would cause it to make a claim under the Credit Agreement; (vi) represents and warrants that Assignee is not a Foreign Lender or, if it is a Foreign Lender, that it has delivered to Administrative Agent the documentation required to be delivered to Administrative Agent by Section 13 below; (vii) represents and warrants that Assignee is (or, upon receipt of any required consents hereto by Administrative Agent) an Eligible Assignee and (viii) represents and warrants that it has experience and expertise in the making or the purchasing of loans such as the Loans, and that it has acquired the interests described herein for its own account and without any present intention of selling all or any portion of such interests.

4. Each of Assignor and Assignee represents and warrants to the other party hereto that it has full power and authority to enter into this Assignment Agreement and to perform its obligations hereunder in accordance with the provisions hereof, that this Assignment Agreement has been duly authorized, executed and delivered by such party and that this Assignment Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.

5. Upon the effectiveness of this Assignment Agreement pursuant to Section 13 below, (i) Administrative Agent shall register Assignee as a Lender, pursuant to the terms of the Credit Agreement, (ii) Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment Agreement, have the rights and obligations of a Lender thereunder, (iii) Assignor shall, to the extent provided in this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and (iv) Administrative Agent shall thereafter make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to Assignee. Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date by Administrative Agent or with respect to the making of this assignment directly between themselves.

6. Each of Assignor and Assignee hereby agrees from time to time, upon request of the other such party hereto, to take such additional actions and to execute and deliver such additional documents and instruments as such other party may reasonably request to effect the transactions contemplated by, and to carry out the intent of, this Assignment Agreement.

7. Neither this Assignment Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Assignment Agreement) against whom enforcement of such change, waiver, discharge or termination is sought.

8. For the purposes hereof and for purposes of the Credit Agreement, the notice address of Assignee shall be as set forth on the Schedule. Any notice or other communication herein required or permitted to be given shall be in writing and delivered in accordance with the notice provisions of the Credit Agreement.

Exhibit A – Page 2

9. In case any provision in or obligation under this Assignment Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

11. This Assignment Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

12. This Assignment Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures hereto were upon the same agreement.

13. This Assignment Agreement shall become effective as of the Effective Date upon the satisfaction of each of the following conditions: (i) the execution of a counterpart hereof by each of Assignor and Assignee, (ii) the execution of a counterpart hereof by Administrative Agent as evidence of its consent hereto, (iii) the receipt by Administrative Agent of the administrative fee referred to in Section 12.6(a) of the Credit Agreement, (iv) in the event Assignee is a Foreign Lender, the receipt by Administrative Agent of United States Internal Revenue Service Forms W-8ECI, W-8BEN or W-8IMY (as applicable), or such other forms, certificates or documents prescribed by the United States Internal Revenue Service, properly completed and executed by Assignee, certifying as to Assignee’s entitlement to exemption from withholding or deduction of Taxes, and (v) the receipt by Administrative Agent of originals or telecopies of the counterparts described above.

Exhibit A – Page 3

The parties hereto have caused this Assignment Agreement to be executed and delivered as of the date first written above.

ASSIGNOR:

By:
Title:
ASSIGNEE:

By:
Title:
Consented to: MidCap Funding V, LLC, as Administrative Agent

By:
Title:

Exhibit A – Page 4

Schedule to Assignment Agreement

Assignor:

Assignee:

Effective Date:

Credit and Guaranty Agreement dated as of December 31, 2012, among Pernix Therapeutics Holdings, Inc., as Borrower, the Guarantors party thereto from time to time, the financial institutions party thereto from time to time, as Lenders, and MidCap Funding V, LLC, as Administrative Agent

Interests Assigned:

Commitment/Loan	Revolving Loan Commitment	Term Loan
Assignor Amounts	$____________	$____________
Amounts Assigned	$____________	$____________
Assignor Amounts (post-assignment)	$____________	$____________
Closing Fee:	$____________	$____________

Assignee Information:
Address for Notices:	Address for Payments:

Bank:
Attention:	ABA #:
Telephone:	Account #:
Facsimile:	Reference:

Exhibit A – Page 5

Exhibit B to Credit and Guaranty Agreement (Excess Cash Flow Certificate)

PERNIX THERAPEUTICS HOLDINGS, INC.

Date:             ,

This certificate is given by             , a Responsible Officer of Pernix Therapeutics Holdings, Inc. (“Borrower”), pursuant to Section 4.1(c) of that certain Credit and Guaranty Agreement dated as of December 31, 2012, among Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and MidCap Funding V, LLC, as Administrative Agent for the Lenders (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The undersigned Responsible Officer hereby certifies to Administrative Agent and Lenders that:

set forth below is a schedule of Excess Cash Flow for the year ended             ,              and the calculation of the required prepayment of $            ; and

the schedule set forth below is based on the audited financial statements which have been delivered to Administrative Agent in accordance with Section 4.1(b) of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned officer has executed and delivered this certificate this              day of             ,             .

By:
Name:
Title:	of Borrower

Exhibit B – Page 1

Excess Cash Flow is defined as follows:

Operating Cash Flow (as calculated on the Compliance Certificate)

Less:

Any provision for (or less any benefit from) income and franchise taxes included in the determination of net income*

Regularly scheduled principal payments (including Capital Leases allocable to principal, but excluding (i) mandatory prepayments required by Section 2.1(c) of the Credit Agreement, (ii) repayments of Revolving Loans and other Debt subject to reborrowing to the extent not accompanied by a concurrent and permanent reduction of the Revolving Loan Commitments (or equivalent loan commitment), and (iii) the amortization of debt discount or premium)

Total Interest Expense (as calculated on the Compliance Certificate)

Restricted Distributions made in cash by Borrower and permitted under Section 5.4 of the Credit Agreement

Voluntary prepayments of the Term Loan but only to the extent the amount of such prepayments exceeds scheduled amortization payments

Cash payments constituting purchase price consideration for Permitted Acquisitions

Earnout and escrow payments paid in cash in connection with Permitted Acquisitions

Actual non-recurring sales force reduction expenses not to exceed $4,000,000 but only for the year ending December 31, 2013 (as calculated in the Compliance Certificate)

Actual non-recurring Cypress salary termination expenses not to exceed $1,500,000 but only for the year ending December 31, 2013 (as calculated in the Compliance Certificate)

Actual non-recurring Cypress salary reduction expenses not to exceed $850,000 but only for the year ending December 31, 2013 (as calculated in the Compliance Certificate)

*	If the sum of these three items is less than zero, each entry should be reflected, instead, as zero.

Exhibit B – Page 2

Actual amounts paid in respect of FDA PDUFA or GDUFA filing fees not to exceed $920,000 but only for the year ending December 31, 2013 (as calculated in the Compliance Certificate)		__________

Actual legal cost savings not to exceed $100,000 but only for the year ending December 31, 2013 (as calculated in the Compliance Certificate)		__________

Actual or projected insurance product liability insurance cost savings not to exceed $350,000 but only for the year ending December 31, 2013 (as calculated in the Compliance Certificate)		__________

Actual storage cost savings with respect to consolidation of DDN/Magnolia not to exceed $300,000 but only for the year ending December 31, 2013 (as calculated in the Compliance Certificate)		__________

Other non-recurring cash expenses (including transaction expenses related to the Somaxon Acquisition and transaction expenses with respect to uncompleted transactions) not to exceed $150,000 during the applicable year

__________

Extraordinary or non-recurring losses (or less gains) included in the determination of net income during the Defined Period, net of related tax effects, as and to the extent approved by Administrative Agent. For the purpose of the foregoing, the operating loss incurred during Q3 2012 related to the GSL Acquisition and the operating loss incurred for Q2 and Q3 2012 related to the launch of Omeclamox-Pak are considered non-recurring losses, but such losses, on a combined basis, shall not exceed $1,000,000.

__________

Non-recurring cash expenses incurred in the consummation of Permitted Acquisitions, as and to the extent approved by Administrative Agent		__________

Increase (or plus the decrease) in Working Capital (defined below)		__________

Increases (or plus the decreases) in long term deferred tax assets*		__________

Decreases (or plus the increases) in long term deferred tax liabilities*		__________

Excess Cash Flow	$	__________

Required prepayment percentage		[75%][50%]

Required prepayment amount	$	__________

*	If the sum of these three items is less than zero, each entry should be reflected, instead, as zero.
*	If the sum of these three items is less than zero, each entry should be reflected, instead, as zero.

Exhibit B – Page 3

Decrease (increase) in Working Capital, for the purposes of the calculation of Excess Cash Flow, means the following:

	Beg. of Period	End of Period

Current assets:

Less: Cash

Cash Equivalents

Amounts due from Affiliates

Adjusted current assets:

Current liabilities:

Less: Revolving Loans

Current portion of Debt

Amounts due to Affiliates

Adjusted current liabilities:

Working Capital:

Decrease (Increase) in Working Capital (calculated as the beginning of period Working Capital minus end of period Working Capital)

Exhibit B – Page 4

Exhibit C to Credit and Guaranty Agreement (Compliance Certificate)

COMPLIANCE CERTIFICATE

PERNIX THERAPEUTICS HOLDINGS, INC.

Date:             ,

This certificate is given by             , a Responsible Officer of Pernix Therapeutics Holdings, Inc. (“Borrower”), pursuant to Section 4.1(c) of that certain Credit and Guaranty Agreement dated as of December 31, 2012, among Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and MidCap Funding V, LLC, as Administrative Agent for Lenders (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The undersigned Responsible Officer hereby certifies to Administrative Agent and Lenders that:

the financial statements delivered with this certificate in accordance with Section 4.1(a) and/or 4.1(b) of the Credit Agreement fairly present in all material respects the results of operations and financial condition of Borrower and the Subsidiaries as of the dates of such financial statements;

I have reviewed the terms of the Credit Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of Borrower and the Subsidiaries during the accounting period covered by such financial statements;

such review has not disclosed the existence during or at the end of such accounting period, and I have no knowledge of the existence as of the date hereof, of any condition or event that constitutes a Default or an Event of Default, except as set forth in Schedule 1 hereto, which includes a description of the nature and period of existence of such Default or an Event of Default and what action Borrower has taken, is undertaking and proposes to take with respect thereto;

Borrower is in compliance with the covenants contained in Article 6 of the Credit Agreement, as demonstrated by the calculation of such covenants below, except as set forth below; and

No customer (together with its Affiliates) of Borrower or any of its Subsidiaries has accounted for greater than             % of the gross revenues of Borrower and its Consolidated Subsidiaries for the twelve-month period covered by the financial statements delivered herewith.

Exhibit C – Page 1

IN WITNESS WHEREOF, the undersigned officer has executed and delivered this certificate this              day of             ,             .

By:
Name:
Title:	of Borrower

Exhibit C – Page 2

CAPITAL EXPENDITURES

(Section 6.1)

Capital Expenditures for the applicable measurement period (the “Defined Period”) are defined as follows:

Amount capitalized during the Defined Period by Borrower and its Consolidated Subsidiaries as capital expenditures for property, plant, and equipment or similar fixed asset accounts, including any such expenditures by way of acquisition of a Person or by way of assumption of Debt or other obligations, to the extent reflected as plant, property and equipment, but in each case excluding the effect of any Permitted Acquisition

Plus:	deposits made in the Defined Period in connection with property, plant, and equipment; less deposits of a prior period included above

Less:	Net Cash Proceeds of Asset Dispositions received during the Defined Period which (i) Borrower or a Subsidiary is permitted to reinvest pursuant to the terms of the Credit Agreement and (ii) are included in capital expenditures above

Proceeds of Property Insurance Policies received during the Defined Period which (i) Borrower or a Subsidiary is permitted to reinvest pursuant to the terms of the Credit Agreement and (ii) are included in capital expenditures above

Capital Expenditures

Less:	Portion of Capital Expenditures financed during the Defined Period under Capital Leases or other Debt (Debt, for this purpose, does not include drawings under the Revolving Loan Commitments)

Unfinanced Capital Expenditures (used in calculation of Operating Cash Flow (defined in Section 6.3 of the Compliance Certificate))

Capital Expenditures (from above)

Permitted Capital Expenditures (including amount permitted to be rolled forward from prior fiscal year of $ )

In Compliance		Yes/No

Exhibit C – Page 3

EBITDA

(Section 6.2)

EBITDA for the applicable measurement period (the “Defined Period”) is defined as follows:

Net income (or loss) for the Defined Period of Borrower and its Consolidated Subsidiaries, but excluding: (a) the income (or loss) of any Person (other than Subsidiaries of Borrower) in which Borrower or any of its Subsidiaries has an ownership interest unless received by Borrower or its Subsidiary in a cash distribution; and (b) the income (or loss) of any Person accrued prior to the date it became a Subsidiary of Borrower or is merged into or consolidated with Borrower

Plus:	Any provision for (or less any benefit from) income and franchise taxes included in the determination of net income for the Defined Period

Interest expense, net of interest income, deducted in the determination of net income for the Defined Period

Amortization and depreciation deducted in the determination of net income for the Defined Period

Losses (or less gains) from Asset Dispositions included in the determination of net income for the Defined Period (excluding sales, expenses or losses related to current assets)

Non-cash charges for stock compensation expenses with respect to stock or stock options granted or issued by Borrower

Expenses and fees included in the determination of net income and incurred during the Defined Period to consummate the transactions contemplated by the Operative Documents, but solely to the extent disclosed to Administrative Agent prior to the Closing Date

Actual non-recurring sales force reduction expenses not to exceed $4,000,000 but only for Defined Periods through December 31, 2013

Actual non-recurring Cypress salary termination expenses not to exceed $1,500,000 but only for Defined Periods through December 31, 2013

Actual non-recurring Cypress salary reduction expenses not to exceed $850,000 but only for Defined Periods through December 31, 2013

Exhibit C – Page 4

Actual amounts paid in respect of FDA PDUFA or GDUFA filing fees not to exceed $920,000 but only for Defined Periods through December 31, 2013

Actual legal cost savings not to exceed $100,000 but only for Defined Periods through December 31, 2013

Actual or projected insurance product liability insurance cost savings not to exceed $350,000 but only for Defined Periods through December 31, 2013

Actual storage cost savings with respect to consolidation of DDN/Magnolia not to exceed $300,000 but only for Defined Periods through December 31, 2013

Other non-recurring expenses (including transaction expenses related to the Somaxon acquisition and transaction expenses with respect to uncompleted transactions) not to exceed $150,000 during any Defined Period

Extraordinary or non-recurring losses (or less gains) included in the determination of net income during the Defined Period, net of related tax effects, as and to the extent approved by Administrative Agent. For the purpose of the foregoing, the operating loss incurred during Q3 2012 related to the GSL Acquisition and the operating loss incurred for Q2 and Q3 2012 related to the launch of Omeclamox-Pak are considered non-recurring losses, but such losses, on a combined basis, shall not exceed $1,000,000.

Non-recurring expenses incurred in the consummation of Permitted Acquisitions, as and to the extent approved by Administrative Agent

One-time inventory adjustments and write-downs not to exceed $500,000 during any single year, as and to the extent approved by Administrative Agent

Less:	Expenditures made after the Closing Date, but during the Defined Period, in connection with the consummation of the transactions contemplated by the Operative Documents, but not reflected in the pro forma balance sheet referenced in Section 3.5(c) and not deducted in the determination of net income

FDA establishment fees of $672,000 for Defined Period ending September 30, 2012 to the extent not reflected in Borrower’s balance sheet

Exhibit C – Page 5

FDA establishment fees of $503,000 for Defined Period ending December 31, 2012 to the extent not reflected in Borrower’s balance sheet

FDA establishment fees of $335,000 for Defined Period ending March 31, 2013 to the extent not reflected in Borrower’s balance sheet

FDA establishment fees of $168,000 for Defined Period ending June 30, 2013 to the extent not reflected in Borrower’s balance sheet

EBITDA for the Defined Period

[Adjusted EBITDA:

EBITDA for the Defined Period (calculated in the manner required by Section 6.2 of the Compliance Certificate)

Plus:

Pro Forma Acquisition EBITDA (as defined below) for each Permitted Acquisition (and each proposed Permitted Acquisition for determining compliance with the requirement of Section 5.8(b))

Permitted Acquisition #1:

Permitted Acquisition #2:

Permitted Acquisition #3:

[additional line items, as applicable]

Adjusted EBITDA]

“Pro Forma Acquisition EBITDA” means (i) EBITDA (calculated in the same manner as EBITDA is calculated on this Exhibit C) attributable to each Permitted Acquisition (with such pro forma adjustments as are reasonably acceptable to Administrative Agent based upon data presented to Administrative Agent to its reasonable satisfaction) consummated during the one (1) year period preceding the date of determination calculated solely for a number of months immediately preceding the consummation of the applicable Permitted Acquisition, which number equals twelve (12) minus the number of months following the consummation of the applicable Permitted Acquisition for which financial statements of Borrower and its Subsidiaries have been delivered to Administrative Agent pursuant to Section 4.1, and (ii) for purposes of determining compliance with Section 5.8(b), EBITDA (calculated in the same manner as EBITDA is calculated on this Exhibit C) of the target of any proposed Permitted Acquisition (adjusted with such pro forma adjustments as are reasonably acceptable to Administrative Agent based upon data presented to Administrative Agent to its reasonable satisfaction) calculated for the twelve (12) months immediately preceding the consummation of the proposed Permitted Acquisition.

Exhibit C – Page 6

FIXED CHARGE COVERAGE RATIO

(Section 6.3)

Fixed Charge Coverage Ratio for the applicable measurement period (the “Defined Period”) is defined as follows:

Fixed Charges:

Interest expense ($ ), net of interest income ($ ),included in the determination of net income of Borrower and its Consolidated Subsidiaries for the Defined Period (“Total Interest Expense”)

Plus:	Any provision for (or less any benefit from) income or franchise taxes included in the determination of net income for the Defined Period*

Scheduled payments of principal for the Defined Period with respect to all Debt (including the portion of scheduled payments under Capital Leases allocable to principal but excluding mandatory prepayments required by Section 2.1(c) and excluding scheduled repayments of Revolving Loans and other Debt subject to reborrowing to the extent not accompanied by a concurrent and permanent reduction of the Revolving Loan Commitments (or equivalent loan commitment) and without giving effect to the direct order of application toward scheduled payments from any voluntary or mandatory prepayments)

Increases (or less the decreases) during the Defined Period in deferred tax assets*

Decreases (or less the increases) during the Defined Period in deferred tax liabilities*

Restricted Distributions made by Borrower in cash during the Defined Period

Fixed Charges

Operating Cash Flow:

*	If the sum of these three items is less than zero, each entry should be reflected, instead, as zero.

Exhibit C – Page 7

EBITDA for the Defined Period (calculated in the manner required by Section 6.2 of the Compliance Certificate)

Less:	Unfinanced Capital Expenditures for the Defined Period (calculated in the manner required by Section 6.1 of the Compliance Certificate)

To the extent not already reflected in the calculation of EBITDA, other capitalized costs, defined as the gross amount capitalized during the Defined Period, as long term assets, other than Capital Expenditures

Operating Cash Flow

Fixed Charge Coverage Ratio (Ratio of Operating Cash Flow to Fixed Charges) for the Defined Period		to 1.0

Minimum Fixed Charge Coverage for the Defined Period		to 1.0

In Compliance		Yes/No

Exhibit C – Page 8

1	TOTAL DEBT TO ADJUSTED EBITDA RATIO
(Section	6.4)

Total Debt:

Average daily principal balance of the Revolving Loans for the one month period ending on the last day of the applicable measurement period (the “Defined Period”)

Plus:	Outstanding principal balance of the Term Loan as of the last day of the Defined Period

Letter of Credit Liabilities as of the last day of the Defined Period

Outstanding principal balance of all other Debt of Borrower and its Consolidated Subsidiaries (excluding the amount of the mortgage Debt related to the GSL Acquisition not to exceed $2,200,000) as of the last day of the Defined Period

Total Debt

	Total Debt to Adjusted EBITDA Ratio for the Defined Period	to 1.0

	Maximum Permitted Total Debt to Adjusted EBITDA Ratio for the Defined Period	to 1.0

	In Compliance	Yes/No

Exhibit C – Page 9

Schedule 1 to

Compliance Certificate

[Borrower to list any existing Defaults or Events of Default, specifying the nature and period of existence of each, and the actions Borrower has taken, is undertaking and proposes to take in respect thereof. If no Defaults and no Events of Default are then in existence, such schedule should read “None”.]

Exhibit C – Page 10

Exhibit D to Credit and Guaranty Agreement (Borrowing Availability Certificate)

PERNIX THERAPEUTICS HOLDINGS, INC.

Date:                     ,

This certificate is given pursuant to Section 4.1(n) of that certain Credit and Guaranty Agreement dated as of December 31, 2012 among Pernix Therapeutics Holdings, Inc. (“Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and MidCap Funding V, LLC, as Administrative Agent (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The undersigned Responsible Officer hereby certifies, on behalf of Borrower and not in such Responsible Officer’s individual capacity, as of the date hereof that he/she is the             of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to Administrative Agent on the behalf of Borrower, and that:

(a) Attached hereto as Schedule 1 is a calculation of the Borrowing Availability for Borrower as of the above date;

(b) based on such schedule, the Borrowing Availability as of the above date is:

$

IN WITNESS WHEREOF, the undersigned Responsible Officer, on behalf of Borrower, has executed and delivered this certificate this              day of                         ,             .

By:
Name:
Title:	of Borrower

Exhibit D – Page 1

Schedule 1

BORROWING AVAILABILITY CALCULATION

PERNIX THERAPEUTICS HOLDINGS, INC.

Borrowing Availability:

(a) Adjusted EBITDA of Borrower and its Consolidated Subsidiaries reflected on Borrower’s most recent Compliance Certificate.

(b) Multiplied by the Applicable Multiple as of such date

(c) Less: Adjusted Total Debt (line (i) minus lines (ii) and (iii) below)

(i) Total Debt as of such date (calculated in accordance with the Compliance Certificate)

(ii) Less: Average daily principal balance of the Revolving Loans for the one month period ending on the last day of the Defined Period (calculated in accordance with the Compliance Certificate)

(iii) Less: Letter of Credit Liabilities as of the last day of the Defined Period (calculated in accordance with the Compliance Certificate)

(d) Borrowing Availability: (Line (b) minus Line (c))

Exhibit D – Page 2

Exhibit E to Credit and Guaranty Agreement (Notice of Borrowing)

PERNIX THERAPEUTICS HOLDINGS, INC.

Date:                     ,

This certificate is given by                             , a Responsible Officer of Pernix Therapeutics Holdings, Inc. (“Borrower”), pursuant to Section 2.2(b) of that certain Credit and Guaranty Agreement dated as of December 31, 2012, among Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and MidCap Funding V, LLC, as Administrative Agent for Lenders (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The undersigned Responsible Officer hereby gives notice to Administrative Agent of Borrower’s request to: [complete as appropriate]

(a) on [ date ] borrow $[                    ] of Revolving Loans

The undersigned officer hereby certifies that, both before and after giving effect to the request above (i) each of the conditions precedent set forth in Section 7.2(b), 7.2(c) and 7.2(d) have been satisfied, (ii) all of the representations and warranties contained in the Credit Agreement and the other Financing Documents are true, correct and complete as of the date hereof, except to the extent such representation or warranty relates to a specific date, in which case such representation or warranty is true, correct and complete as of such earlier date, and (iii) no Default or Event of Default has occurred and is continuing on the date hereof.

IN WITNESS WHEREOF, the undersigned officer has executed and delivered this certificate this              day of                     ,             .

By:
Name:
Title:	of Borrower

Exhibit E – Page 1

Exhibit F to Credit and Guaranty Agreement (Payment Notification)

PERNIX THERAPEUTICS HOLDINGS, INC.

Date:                     ,

Reference is hereby made to the Credit and Guaranty Agreement dated December 31, 2012, among the undersigned, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, MidCap Funding V, LLC, as Administrative Agent and the financial institutions party thereto. Capitalized terms used herein have the meanings ascribed thereto in the Credit Agreement.

Please be advised that funds in the amount of $                         will be wire transferred to Administrative Agent on                     , 20    .

Such funds shall constitute [an optional] [a mandatory] prepayment or repayment of the [Revolving Loans / Term Loan, as against the following installment amounts for the following dates:]

Term Loan

Date	Installment Amount

[To be provided]

[Such mandatory prepayment is being made pursuant to Section 2.1(c) [(i), (ii), (iii) or (iv)] of the Credit Agreement.]

Fax to MidCap Operations 301-941-1450 no later than noon Washington DC time

Note: Funds must be received no later than noon Washington DC time for same day application

Account Information:

[Bank Name and Address]
ABA #:
Account Name:
Account #:
Attention: Credit Facility

Exhibit F – Page 1

IN WITNESS WHEREOF, the undersigned officer has executed and delivered this certificate this              day of                     ,         .

By:
Name:
Title:	of Borrower

Exhibit F – Page 2